Exhibit 10.18

Confidential Materials omitted and filed separately with the

Securities and Exchange Commission. Double asterisks denote omissions.

CONFIDENTIAL

EXECUTION COPY

COLLABORATION AGREEMENT

THIS COLLABORATION AGREEMENT (the “Agreement”) is made as of the date the later- signing party signs this Agreement (“Signing Date”), to have effect retroactive to May 1, 2011 (the “Effective Date”), by and between ADIMAB, LLC, a Delaware limited liability company having an address at 16 Cavendish Court, Lebanon, NH 03766 (“Adimab”) and ARSANIS, INC., a Delaware corporation having an address at 16 Cavendish Court, Lebanon, NH 03766 (together with Arsanis Biosciences GmbH, an Austrian entity having an address at Helmut-Qualtinger-Gasse 2, Vienna, A-1030, Austria, collectively “Arsanis”).

BACKGROUND

1. Adimab is the leader in yeast-based, fully human antibody discovery using its proprietary core technology platform.

2. Arsanis is a newly formed biotechnology company focused on and having great expertise in infectious disease-related biological targets.

3. The Parties wish to collaborate to have Arsanis select infectious disease-related biological targets; Adimab discover antibodies directed against the selected targets; and Arsanis determine the activity of the antibodies delivered by Adimab and have the option to license certain of these antibodies for development and commercialization as biopharmaceutical product(s), all as more particularly set forth in this Agreement.

NOW, THEREFORE, in consideration of the foregoing premises and the mutual covenants set forth below, and for other good and valuable consideration, the receipt of which is hereby acknowledged, Adimab and Arsanis hereby agree as follows:

ARTICLE 1

DEFINITIONS.

The following initially capitalized terms have the following meanings (and derivative forms of them shall be interpreted accordingly):

1.1 “Accounting Standards” means United States generally accepted accounting principles, or International Financial Reporting Standards, whichever is used by the applicable Party in preparing its audited financial statements, in either case, consistently applied.

1.2 “Adimab Change of Control” shall have the same meaning as in the definition of Arsanis Trade Sale, applying such definition mutatis mutandis to Adimab in the same way that it applies to Arsanis.

1.3 “Adimab Materials” means any tangible biological or chemical materials (including all [**] and other [**] in the form of tangible biological or chemical materials) provided by Adimab to Arsanis under a Research Program, [**].

1.4 “Adimab Platform/Background Patents” means all Patents [**] the [**] that [**], not [**] the [**] on the basis of the [**] in which [**] under the [**].

1.5 “Adimab Platform/Core Technology” means [**] and [**] that [**] and [**] in the [**] and [**] of [**] of the [**].

1.6 “Adimab Platform/Core Technology Improvement” means all [**] and [**] (and Patents claiming them) [**], including any and all [**] or [**] to Adimab Platform/Core Technology as it is practiced by Adimab as of the Effective Date. Antibody Sequence Coverage shall not be deemed Adimab Platform/Core Technology Improvements. Adimab Platform/Core Technology Improvements do not include Broad Non-CDR Antibody Inventions (which, to avoid doubt, in accordance with the definition thereof, do not encompass any Program Inventions of which Adimab is an inventor in whole or in part).

1.7 “Adimab Program Antibody Know-How” means all Know-How Controlled by Adimab [**] that [**] for Arsanis [**] or [**] Program Antibodies as provided for in a Research Plan, (b) [**], or (c) [**]. The Adimab Program Antibody Know-How excludes [**] that is used [**] or [**] than the [**] of the foregoing sentence, but explicitly includes — to the extent actually disclosed by Adimab to Arsanis under this Agreement, and without implying any such disclosure obligation — any Know-How necessary for Arsanis to modify or create derivative forms of a Program Antibody as contemplated by the definition of “Product”. The Parties do not intend for Arsanis to obtain under this Agreement the ability or right to practice the Adimab Platform/Core Technology for antibody discovery purposes.

1.8 “Adimab Program Antibody Patents” means any and all Program Antibody Patents the invention of which is an Adimab Program Invention.

1.9 “Adimab Program Inventions” means all Program Inventions for which Adimab (or its Affiliate) has (meaning that it employs or has engaged as a consultant) at least one (1) person who would be a properly named inventor on the U.S. Patent claiming such invention, other than Joint Program Inventions. Inventorship for purposes of this definition, and all intellectual property-related definitions in this Agreement, shall be determined in accordance with United States patent law,

1.10 “Affiliate” means, as to a given entity, another entity that, directly or indirectly, through one or more intermediaries, controls, is controlled by or is under common control with a such first entity. For purposes of this definition, “control” means the ownership of fifty percent (50%) or more of the voting securities entitled to elect the directors or management of the entity, or the actual power to elect or direct the management of the entity. An Affiliate of Arsanis shall mean an entity that is an Affiliate of either (or both) of the entities collectively defined as

Arsanis (i.e., that is an Affiliate of either or both of Arsanis, Inc. and Arsanis Biosciences GmbH). Adimab and Arsanis shall not be deemed to be Affiliates of each other, nor shall Affiliates of Arsanis be deemed to be Affiliates of Adimab (due to a common control relationship), or vice versa. Moreover, notwithstanding anything in this Agreement to the contrary, any venture capital fund, private equity fund or other investor who is not primarily an operating biopharmaceutical, pharmaceutical, diagnostics, or medical device research and development and/or marketing company (a “Non-affiliate Investor”) shall not be considered an Affiliate of Arsanis, and any person or entity that directly or indirectly controls or is controlled by a Non-affiliate Investor (except for any entity directly or indirectly controlled by Arsanis, controlling Arsanis, or under common control with Arsanis, in each case other than through Non-affiliate Investor(s)) shall not be considered an Affiliate of Arsanis solely by reason of being controlled by the same Non-affiliate Investors. The foregoing sentence shall apply mutatis mutandis to Adimab.

1.11 “Antibody Sequence Coverage” means a Program Patent with respect to which all of the following clauses (a) through (c) apply: (a) includes independent claim(s) to the composition of matter of a Program Antibody, which claims recite as a claim limitation the sequence, in whole or in part, of the Program Antibody’s CDR (whether in amino acid or nucleic acid format), whether or not including a homology range or permitted level of substitution or variance (or specific substitutions, variations or positions for placement of substitutions or variations) from, to or within such sequence; (b) may also include other independent claim(s) reciting such a claim limitation and directed to the use or formulation of a Program Antibody; and (c) does not include any independent claim(s) not described by (a) or (b). Adimab shall be entitled to require separate filings in order to separate claims that standing alone would be Antibody Sequence Coverage from other claims that standing alone would be either Adimab Platform/Core Technology Improvements, Epitope Patents or Patents on Broad Non-CDR Antibody Inventions.

1.12 “Arsanis Materials” means any tangible biological or chemical materials (including antigen samples and other Know-How in the form of tangible biological or chemical materials) provided by Arsanis to Adimab under any Research Program.

1.13 “Arsanis Program Antibody Patent” means any Program Antibody Patent the invention of which is an Arsanis Program Invention.

1.14 “Arsanis Program Inventions” means all Program Inventions for which Arsanis (or its Affiliate) has (meaning that it employs or has engaged as a consultant) at least one (1) person who would be a properly named inventor on the U.S. Patent claiming such invention, other than Joint Program Inventions. Inventorship for purposes of this definition, and all intellectual property-related definitions in this Agreement, shall be determined in accordance with United States patent law.

1.15 “Arsanis Trade Sale” means any transaction, or series of related transactions, that is, or are, (x) an “Event” as defined in the Certificate of Incorporation of Arsanis as it exists as of the signing date, as reproduced in Exhibit G, except that no vote of any shareholder or class of shareholders shall be required for any transaction or series of transactions to qualify as an “Event;” or (y) other sale of Arsanis or an Affiliate holding rights under or to this Agreement to any Third Party(ies), regardless of the form of the transaction(s), and including sale of stock and sale of majority “control” (as described in the definition of Affiliate), whether or not involving the issuance of new shares, unless: (a) the business of Arsanis immediately prior to such transaction(s) is the primary business of Arsanis or the surviving entity immediately after such transaction(s); and (b) Arsanis or the surviving entity, immediately after such transaction(s), is controlled (as “control” is defined in the definition of Affiliate), directly or indirectly, through zero, one or more intermediaries, exclusively by any one or more venture capital funds, private equity funds or other investors each of whom is not primarily an operating biopharmaceutical, pharmaceutical, diagnostics, or medical device research and development and/or marketing company and is not controlled (as “control” is defined in the definition of Affiliate) by such an operating company. Notwithstanding anything express or implied in this definition, if Arsanis becomes Affiliated with any top-[**] (based on annual sales) pharmaceutical or top-[**] (based on annual sales) biopharmaceutical company, regardless of the form of the transaction(s) and which entity is the surviving entity, this shall be an Arsanis Trade Sale for purposes of this Agreement.

Notwithstanding anything express or implied in this definition, Arsanis Trade Sale excludes Subsidiary Trade Sales.

1.16 “Broad Non-CDR Antibody Invention” means any Arsanis Program Invention that (a) that has general application to antibodies regardless of CDR or relates solely to the constant region of antibodies, (b) is not in any way specific to the CDR of any Program Antibody or Program-Benefited Antibody, and (c) is not claimed in a Patent claim that recites the sequence of all or any portion of such CDR in an independent claim, whether or not including a homology range or permitted level of substitution or variance (or specific substitutions, variations or positions for placement of substitutions or variations) from, to or within such sequence.

As non-limiting examples, the following inventions would qualify as Broad Non-CDR Antibody Inventions if they were Arsanis Program Inventions: Fc modifications; chemistry or sequences for conjugating antibody constant regions to toxins or other drugs; sites, amino acid sequences and methods for creating fusion proteins of antibodies with other proteins, diagnostic assays (the non-pretextual independent claims of which are not limited by CDR in the manner described in clause (c) of the foregoing paragraph) and identification of biomarkers (the non- pretextual independent claims of which are not limited by CDR in the manner described in clause (c) of the foregoing paragraph).

Subject to the confidentiality and sequence non-disclosure provisions of this Agreement, a Patent claiming Broad Non-CDR Antibody Inventions may recite a Program Antibody or Program-Benefited Antibody as an example, and this fact alone shall not cause the claimed invention not to be a Broad Non-CDR Antibody Invention, as long as it meets the requirements of (a) - (c) in the first sentence of this definition.

1.17 “Business Day” means a day that is not a Saturday, Sunday or public holiday in Vienna, Austria or Lebanon, New Hampshire, USA.

1.18 “CDR” means the complementarity-determining region of an antibody.

1.19 “Collaboration” means each Party’s activities under or in connection with a Research Program at any time during the Collaboration Term.

1.20 “Collaboration Term” means the period starting on the Effective Date and continuing until the later of (a) expiration of the Tail Period or (b) completion of any Research Program activities continuing thereafter.

1.21 “Combination Product” means:

(a) a pharmaceutical composition that contains or is comprised of one or more Licensed Antibody(ies), and additionally contains or is comprised of one or more clinically active therapeutic or prophylactic ingredients that are not Licensed Antibody(ies) (“Drug Combination”);

(b) a therapeutic or prophylactic Product (whether or not a Drug Combination) that is delivered by a proprietary, patented delivery device licensed from a Third Party, where the therapeutic or prophylactic Product and the patented delivery device are sold together for a single sales price (“Drug-Device Combination”); or

(c) a diagnostic Product that contains or is comprised of one or more Licensed Antibody(ies), and additionally contains or is comprised of one or more other antibodies that are not Licensed Antibody(ies) and/or also includes one or more other patented technology(ies)that is or are royalty-bearing to any Third Party.

1.22 “Commercially Reasonable Efforts” has the meaning given in Section 3.4(a).

1.23 “Confidential Information” has the meaning given in Section 6.1.

1.24 “Control” means, with respect to any Know-How or Patent, [**]other than pursuant to this Agreement[**] of the [**] or other right as provided for in this Agreement without violating the terms of any written agreement with any Third Party.

1.25 “Cover” means, with respect to a particular item and a particular Patent, that such Patent claims or covers, in any of the countries of manufacture, use, and/or sale, [**] of [**] of [**] or [**] or [**] or [**] of [**] of [**] of the [**] and/or [**] or [**].

1.26 “Epitope Patent” means any Patent owned or Controlled by Arsanis or its Affiliate that is directed exclusively to any invention that relates to any epitope of a Target, including by being a method specifically involving such epitope (including any therapeutic, prophylactic or diagnostic use of such epitope), which invention is a Program Invention or is invented using (a) Program Know-How as to such epitope or (b) Program Antibodies or Program-Benefited Antibodies that bind to such epitope. Epitope Patents include Patents directed to inventions expressed in terms of claiming antibodies that bind to the applicable epitope, based on their binding characteristics defined functionally or by reference to their interaction with the epitope, rather than specifically by binding sequence. Epitope Patents exclude Antibody Sequence Coverage.

1.27 “Field” means all therapeutic, prophylactic and diagnostic uses in humans.

1.28 “First Commercial Sale” means, with respect to a Product in any country, the first sale, transfer or disposition for value or for end use or consumption of such Product in such country after Marketing Authorization has been received in such country.

1.29 “Full Time Equivalent” or “FTE” means the equivalent of a full-time scientist’s working days over a twelve (12) month period (taking account of normal vacations, sick days and holidays not being considered working days), which equates to a total of [**] hours per twelve (12) month period of scientific work performed by a fully qualified Adimab employee or consultant directly in the Collaboration. To provide an FTE over a given time period that is less than a year means to provide the proportionate share (corresponding to the proportion that such time period bears to a full year) during such time period of a full year’s FTE. In no event shall the work over the course of a year of one individual person account for more than one (1) FTE year.

1.30 “FTE Rate” means [**] dollars ($[**]) per FTE (or [**] dollars ($[**]) on a quarterly basis).

1.31 “Joint Inventions” means any and all Program Inventions for which Adimab (or its Affiliate) and Arsanis (or its Affiliate) each have (meaning that each employs or has engaged as a consultant) at least one (1) person who would be a properly named inventor on the U.S. patent claiming such invention. Inventorship for purposes of this definition, and all intellectual property-related definitions in this Agreement, shall be determined in accordance with United States patent law.

1.32 “Joint Program Antibody Patent” means any Program Antibody Patent the invention of which is a Joint Invention.

1.33 “Joint Serendipitous Inventions” means all Joint Inventions other than those claimed by Joint Program Antibody Patents or constituting Adimab Platform/Core Technology Improvements or inventions claimed in Antibody Sequence Coverage or Epitope Patents.

1.34 “Know-How” means all technical information and know-how, including inventions, discoveries, trade secrets, specifications, instructions, processes, formulae, materials (including cell lines, vectors, plasmids, nucleic acids and the like), methods, protocols, expertise and other technology applicable to formulations, compositions or products or to their manufacture, development, registration, use or marketing or to methods of assaying or testing them or processes for their manufacture, formulations containing them or compositions incorporating or comprising them, and including all biological, chemical, pharmacological, biochemical, toxicological, pharmaceutical, physical and analytical, safety, quality control, manufacturing, preclinical and clinical data, instructions, processes, formula, and expertise.

1.35 “Licensed Antibody” has the meaning given in Section 3.2.

1.36 “Licensed Program Antibody Patents” means those Program Antibody Patents that Cover Licensed Antibodies.

1.37 “Major Market” means any of the [**].

1.38 “Marketing Authorization” means all approvals from the relevant Regulatory Authority necessary to market and sell a product (including a Product) in any country, including a Biologics License Application (BLA) in the U.S.

1.39 “Multi-Product Deal” means a Program Transaction in which rights are granted to one or more Licensed Antibodies and/or Products, and one or more antibodies, drugs and/or products that (a) are not Licensed Antibodies and/or Products, (b) are not (and are not based on) Program-Benefited Antibodies, and (c) are directed against or involve one or more Targets that are not Unrelated Targets with respect to the particular Program Transaction. A Multi-Product Deal may or may not also be a Multi-Target Deal.

1.40 “Multi-Product Deal Program Transaction Revenue” means, in a Multi- Product Deal, the portion of the Program Transaction Revenue for that Multi-Product Deal that is allocated and designated as Multi-Product Deal Program Transaction Revenue as provided in Section 4.3(c) (including via its reference to Section 10.2(b)).

1.41 “Multi-Target Deal” means a Program Transaction that includes rights to products the only antibodies in which are antibodies to targets considered Unrelated Targets with respect to such Program Transaction (and are not Licensed Antibodies or Program-Benefited Antibodies), in addition to including rights to Products. A Program Transaction shall not be considered a Multi-Target Deal solely because it includes a Combination Product for which one active ingredient is targeted to a target that is considered an Unrelated Target in that Program Transaction. Instead, the intent of the Parties in the “Multi-Target Deal” definition is to capture the situation where Arsanis or its Affiliate grants rights to multiple programs to the same counterparty, and at least one of the programs does not relate to Targets or does not include Program Antibodies or Program-Benefited Antibodies.

1.42 “Multi-Target Deal Program Transaction Revenue” means, for a Multi-Target Deal, the portion of the Program Transaction Revenue for that Multi-Target Deal that is allocated and designated as Multi-Target Deal Program Transaction Revenue as provided in Section 4.3(d) (including via its reference to Section 10.2(b)).

1.43 “Net Sales” means the gross amount invoiced by Arsanis or its Affiliates, or their Program Transaction counterparties (or their Affiliates) in Program Transactions for which the Royalty Election is made, for the sale, transfer or other disposition of Product to other Third Parties (in final form for end use or in whatever form is sold to Third Parties who are not Program Transaction counterparties (or their Affiliates)), less any of the following applicable deductions to the extent actually granted and included in the invoiced amounts:

[**].

Even if there is overlap between any of deductions [**], each individual item shall only be deducted once in each Net Sales calculation.

Net Sales calculated as described above shall be adjusted for Combination Products, as provided in Section 4.5(c). The same adjustment shall be applied to product bundles (in the countries where bundling is permitted under anti-trust law, if any).

Net Sales excludes amounts from sales or other dispositions of Product between Arsanis and any of its Affiliates, and Program Transaction counterparties (and their Affiliates), solely to the extent that such entity purchasing a Product either (a) resells such Product to another Third Party not Affiliated with any of them and such resale is included in Net Sales, or (b) the quantities are for use to be provided free to patients in a Product clinical trial.

1.44 “Option” means, for each Target, Arsanis’ option for that Target as described in Section 3.2.

1.45 “Option Evaluation Period” means, with respect to a Target and the Program Antibodies to such Target, the period commencing with the first day of the applicable Option Term and ending on the earlier of (a) the date of Option exercise or (b) the expiration the Option Term.

1.46 “Option Term” means, for each Target, the time period beginning at the end of the Research Term for that Target, and continuing for [**] months thereafter.

1.47 “Party” means Adimab or Arsanis.

1.48 “Patent” means any patent application or patent anywhere in the world, including all of the following kinds: provisional, utility, divisional, continuation, continuation-in-part, and substitution applications; and utility, re-issue, re-examination, renewal and extended patents, and patents of addition, and any Supplementary Protection Certificates, restoration of patent terms and other similar rights.

1.49 “Payment Patent” means any (a) Licensed Program Antibody Patent (to avoid doubt, these by definition are not directed to Broad Non-CDR Antibody Invention(s)), and (b) Epitope Patents.

1.50 “Product” means any device, biologic or drug (or investigational device, biologic or drug) for use in the Field that [**], or (b) [**] or [**], (ii) [**], (iii) [**], and (iv) [**].

Products include Combination Products, however, this inclusion shall not be read to provide a license for any antibody or other active ingredient or component in a Combination Product that is not a Licensed Antibody (“Unlicensed Other Ingredient”), under independent intellectual property (including Patents and Know-How) of Adimab or its Affiliate Covering or with respect to the Unlicensed Other Ingredient on a stand-alone basis apart from its inclusion in the Combination Product. The same principle shall apply to exclude proprietary devices and diagnostic methods of Adimab and its Affiliates that do not constitute Adimab Platform/Background Patents and are not Program Inventions.

1.51 “Program Antibody” means each antibody [**] and [**] to Arsanis under a Research Program. For this purpose, [**] may occur through [**] of a Program Antibody refers interchangeably, and throughout this Agreement, to the [**].

1.52 “Program Antibody Patents” means Program Patents that [**] a Program Antibody or product containing a Program Antibody; [**] do not [**]; and [**] are not Epitope Patents.

1.53 “Program-Benefited Antibody” has the meaning given in Section 3.5(a).

1.54 “Program Inventions” means any patentable invention that is conceived and/or first reduced to practice in whole or in part by employees, contractors or agents of either Party or of both Parties in the course of the Collaboration or the evaluation of a Program Antibody during the applicable Option Evaluation Period.

1.55 “Program Know-How” means all Know-How made, developed, invented or discovered by employees, contractors or agents of either Party or of both Parties in the course of the Collaboration or the evaluation of a Program Antibody during the applicable Option Evaluation Period, excluding Program Inventions claimed in any Program Patent that has published or issued,

1.56 “Program Patent” means any Patent claiming a Program Invention.

1.57 “Program Trade Sale Proceeds” has the meaning given in Section 4.3(b).

1.58 “Program Transaction” means any and all agreements, transactions or arrangements that include a grant by Arsanis or its Affiliate(s) to any Third Party of rights of any kind with respect to any Payment Patent(s), Licensed Antibody(ies) and/or Product(s), regardless of the form of transaction, including asset sales, assignments, licenses, covenants not to sue, grants of distribution rights, Subsidiary Trade Sales and options for any of the foregoing. Program Transactions exclude, however, (a) an Arsanis Trade Sale and any such transactions entered into by Arsanis or its successor after, and that do not form any part of (i.e. do not form part of a series of transactions constituting), an Arsanis Trade Sale, and (b) agreements with contract manufacturing organizations (CMOs), contract research organizations (CROs), academic research organizations (AROs) and other contractors, or academic, non-profit or governmental entities, in each case where (1) the agreement counterparty is performing services for or collaborating with Arsanis or its Affiliates and the counterparty and its Affiliates are not granted any commercialization rights of any kind with respect to any Payment Patent(s), Licensed Antibody(ies) and/or Product(s) (including options for commercial rights) (whether pursuant to the same or under a different agreement) and (2) no revenue will be received by Arsanis or any of its Affiliates.

If multiple related or reasonably contemporaneous agreements, transactions or arrangements with any given Third Party (or set of related or affiliated Third Parties) are entered into by Arsanis or its Affiliate (or any combination of them), and one such agreement, transaction or arrangement would alone be a Program Transaction, then all such related or reasonably contemporaneous agreements, transactions or arrangements shall together be considered a single Program Transaction. As a non-limiting example, if Arsanis were to enter into one agreement with a Third Party for a commercialization license for a Licensed Antibody under Licensed Program Antibody Patents, another agreement with that Third Party with respect to clinical data generated by or for Arsanis with respect to a Licensed Antibody Covered by such Patents, a further agreement with such Third Party for other antibodies or small molecules acting via the same Target, and another agreement with an affiliate of that Third Party for Target-related intellectual property on that same Target, then all four agreements together constitute a single Program Transaction for purposes of this Agreement, including for purposes of the definition of Program Transaction Revenue associated with such Program Transaction. As another non-limiting example, this includes a Multi-Product Deal (but there is a special Program Transaction Revenue determination for Multi-Product Deals, set forth in Section 4.3(c)).

1.59 “Program Transaction Revenue” means all consideration (including monetary and non-monetary consideration in all forms other than not-readily-monetizable covenants that are customary in out-licensing deals in which the out-licensor is not obtaining rights to any unrelated intellectual property or products of the licensee, as further described in the last paragraph of this definition) actually received by Arsanis or its Affiliate or shareholders in either of them, from any Third Party in connection with a Program Transaction, excluding only:

(a) research and development reimbursement for research and development to be performed after the date of the Program Transaction, accounted for at reasonable and customary rates, on a full time equivalent basis (any excess over a reasonable and customary FTE rate is included in Program Transaction Revenue) or in the form of external costs billed through on a pass-through basis with no markup;

(b) reimbursement of patent expenses on a pass-through basis with no markup (to avoid doubt, this explicitly excludes payments to Adimab under Article 4);

(c) payments for equity of Arsanis to the extent at fair market value (the amount of any premium is included in Program Transaction Revenue);

(d) proceeds of repayable loans that are not forgiven (if later forgiven, the amount of the forgiven debt is included in Program Transaction Revenue);

(e) payments for supply of Product to the extent at Arsanis’ (or its Affiliate’s) fully burdened manufacturing cost (any excess over the fully burdened cost is included in Program Transaction Revenue); and

(f) research and development funding from governmental or non-profit entities to the extent required to be spent on research and development occurring after the date the Program Transaction is signed.

Other than in the case of a Multi-Target Deal or a Multi-Product Deal (which shall be handled as provided for in Section 4.3(c) or (d), as applicable), there shall be no adjustment, proportionality or scaling of any kind to or of Program Transaction Revenue for the inclusion, in addition to Program Know-How or Licensed Program Antibody Patents, of other intellectual property or rights in the Program Transaction (e.g., clinical data or trademarks in addition to Licensed Program Antibody Patents); provided, however, that in the case of a Combination Product, the allocation of Program Transaction Revenue shall be subject to further potential adjustment under Section 4.3(e).

If Arsanis receives Program Transaction Revenue in a form other than immediately available funds (for example, in equity of a Third Party), then Adimab shall receive its share of the Program Transaction Revenue in the same forms and in the same proportions as does Arsanis (i.e., Adimab will receive its share in the same mix of immediately available funds and in-kind consideration as Arsanis), or if the Parties agree on a case-by-case basis that such an in-kind distribution is not practical, then Arsanis shall pay Adimab’s share, calculated based on the fair market value of such in-kind consideration, in cash or wire transfer of immediately available funds. If the Parties do not agree that the in-kind distribution is not practical, then Adimab shall have the right to decline and forgo its share of in-kind consideration on a case-by-case basis. For clarity, if Program Transaction Revenue is subject to increase by contingent payments related to future events and/or release of escrowed amounts, such increased amounts shall be included as Program Transaction Revenue only as and when such payments are received by Arsanis (or its Affiliate or shareholders in Arsanis or its Affiliates).

The following types of consideration in a Program Transaction are not considered and shall be deemed excluded from Program Transaction Revenue: covenants of diligent development and commercialization; representations and warranties; confidentiality and non-use commitments; customary indemnification provisions; reversionary rights to the licensed products in case of agreement termination (in whole or in part); grantbacks of intellectual property with respect to the licensed product, for a retained territory or otherwise; operational commitments (e.g., to provide reports, to participate in joint committees, etc.); and similarly non-monetizable covenants that are customary in out-licensing transactions in which the out-licensor is not obtaining rights to any unrelated intellectual property or products of the licensee – and to avoid doubt explicitly excluding product quids.

1.60 “Regulatory Authority” means the FDA or any counterpart of the FDA outside the United States.

1.61 “Research Committee” has the meaning given in Section 2.1(a).

1.62 “Research Overview” means the diagram attached at Exhibit B.

1.63 “Research Plan” means the research plan set forth in Exhibit C, or any research plan providing for a program of research that the Research Committee may finalize and the Parties approve in writing as provided for in Section 2.2. It is anticipated that there may ultimately be [**] Research Plans under the Collaboration, but the final number of Research Plans is not currently known. The Research Plan of Exhibit C is “Research Plan 1.” All subsequent Research Plans will be numbered consecutively. All Research Plans shall comply with the applicable requirements stated in Section 2.2.

1.64 “Research Program” means a program of research conducted under this Agreement in accordance with a Research Plan. Research Program 1 is the program of research under Research Plan 1. Each Research Program shall have the same number as the Research Plan to which it corresponds.

1.65 “Research Term” means, for each Research Program, the period beginning when Arsanis first delivers Arsanis Materials under such Research Program to Adimab, and ending when Adimab completes the activities called for under the Research Plan for that Research Program.

1.66 “Revenue Election” has the meaning given in Section 4.3(a).

1.67 “Royalty Election” has the meaning given in Section 4.3(a).

1.68 “Royalty Term” has the meaning given in Section 4.5(b),

1.69 “Senior Executives Discussions” has the meaning given in Section 10.2(a).

1.70 “Start Date” means the date that Adimab designates in writing to Arsanis as the date upon which the Adimab campaign team will start the first Research Program under this Agreement. Adimab shall provide this written designation to Arsanis within [**] weeks after the Signing Date.

1.71 “Subsidiary Trade Sale” means, with regard to any subsidiary Affiliate of Arsanis that does not hold or have the right to obtain all or substantially all of the Undesignated Rights under this Agreement, any transaction, or series of related transactions, that would constitute an Arsanis Trade Sale if the name of the subsidiary Affiliate was substituted for the name of Arsanis in the definition of Arsanis Trade Sale.

1.72 “Success Criteria” shall mean, for each Research Program, the criteria set forth in the applicable Research Plan for the characteristics that are being sought in the Program Antibodies to the corresponding Target, as a group. Success Criteria may be defined with respect to a population of antibodies, such that some specified number (less than all) of the Program Antibodies delivered by Adimab may be required to meet different criteria, and in that case if the population of Program Antibodies collectively meet those criteria (by the minimum numbers of individual antibodies meeting different of the articulated criteria set forth in the applicable Research Plan), then the Success Criteria shall be deemed met.

1.73 “Tail Period” means the [**] months beginning at the end of the Target Nomination Period.

1.74 “Target” means the disease-related biological target of interest to Arsanis that is specifically identified in Research Plan 1, or the disease-related biological target of interest to Arsanis that is specifically identified in any subsequent Research Plan. Different epitopes on or serotypes of the same molecule that is a biological target of interest will not be deemed to be different Targets, and Target shall be defined by reference to entire molecules rather than individual serotypes/epitopes (although activities may be focused on specific serotype/epitopes).

1.75 “Target Nomination Period” means the period beginning on the Start Date and ending on December 31, 2012.

1.76 “Third Party” means an entity other than a Party or the Affiliate of a Party.

1.77 “Undesignated Rights” means those commercial rights in and to a Licensed Antibody (and/or the Products comprised of such Licensed Antibody) as to which a Revenue Election or Royalty Election has not previously been made (e.g., with respect to particular jurisdictions, indications and/or fields of use).

1.78 “Unrelated Target” means, in any given Program Transaction, any biological target (a) that is not a Target, or (b) that is a Target, but for which Target no Licensed Antibodies, Program-Benefited Antibodies or Epitope Patents are included in the given Program Transaction.

1.79 References in the body of this Agreement to “Sections” refer to the sections of this Agreement. The terms “include,” “includes,” “including” and derivative forms of them shall be deemed followed by the phrase “without limitation” regardless of whether such phrase appears there (and with no implication being drawn from its inconsistent inclusion or non-inclusion).

1.80 To avoid doubt, the term “antibody” as used everywhere else in this Agreement includes both full-length antibodies, fragments thereof, and chemically modified versions thereof (including pegylated versions and regardless of whether containing amino acid substitutions), all of the foregoing whether naturally occurring, artificially produced, raised in an artificial system, or created through modification of an antibody produced in any of the foregoing ways or otherwise.

ARTICLE 2

PROGRAM.

2.1 Scientific Research Committee.

(a) Research Committee. Promptly after the Signing Date, the Parties shall form a steering committee consisting of [**] representatives from each Party (the “Research Committee”). Adimab’s initial members of the Research Committee shall be [**]. Arsanis’ initial such members shall be [**]. Either Party may change its Research Committee members upon written notice to the other Party.

(b) Meetings. The Research Committee shall hold its first meeting within [**] days after the Signing Date. Thereafter, it shall meet from time to time promptly after the date of a written request by either Party, and in any event no less frequently than [**] during the Collaboration Term. The Research Committee may meet in person or by teleconference or videoconference. Each Party shall designate one of its Research Committee members as co-chair. The co-chairs shall be responsible to circulate a written agenda in advance of each Research Committee meeting. The co-chairs shall be responsible to circulate, finalize and agree in writing on minutes of each meeting within [**] days after the meeting date. Each Party shall be entitled to have a reasonable number of its employees and consultants who are not Research Committee members attend Research Committee meetings from time to time; provided, that such employees and consultants are subject to written confidentiality and non-use obligations that are no less stringent than the confidentiality obligations and restrictions on use set forth in Article 6.

(c) Responsibilities. The Research Committee’s role is to (i) facilitate communication regarding progress and results under the Collaboration and as to individual Research Programs; (ii) review and discuss reports provided by each Party; (iii) be the working group that will prepare and finalize new proposed research plans for approval by each Party; (iv) prioritize among Research Programs (including terminating or postponing Research Programs); (v) discuss and approve any research to be performed by or in collaboration with a Third Party that is primarily in the commercial antibody discovery business (as described in Section 2.8(c)), if approved by Adimab in its sole discretion; (vi) recommend to Arsanis additional research activities not described in a Research Plan that Arsanis may, in its sole discretion, authorize Adimab to perform in the event that there is additional capacity in the Adimab FTE commitment described in Section 2.4 that is not being utilized; and (vii) perform such other activities as the Parties agree in writing shall be the responsibility of the Research Committee.

(d) Decision-Making. Day-to-day Research Program management and implementation shall be the responsibility of the Parties’ respective technical teams as regards each Party’s Research Program responsibilities. The Research Committee shall have the limited authority to (i) amend each Research Plan in a manner not substantially affecting resources required to perform such Research Plan or Success Criteria or altering timing for performance in a way that consumes fewer FTEs than scheduled unless Adimab consents in writing in its sole discretion or receives no less than [**] days notice prior to the FTE reduction (in the latter case, subject always to and without altering the minimum FTE funding requirements in Section 4.2), and (ii) prioritize among Research Programs (including terminating or delaying Research Programs, subject always to the same notice requirements prior to reducing FTEs as set forth in subsection (i) and subject always to and without altering the minimum FTE funding requirements in Section 4.2). Except for the limited authority set forth in the foregoing sentence, the Research Committee shall not have any decision-making authority and the Research Committee shall have no power to amend or waive compliance with this Agreement or any Research Plan. Decisions within the purview of the Research Committee shall be made by the Research Committee by consensus, with the representatives of each Party collectively having one vote on behalf of such Party. For each meeting of the Research Committee, at least one (1) representative of each Party shall constitute a quorum. If the Research Committee is unable to reach a consensus with respect to a dispute within its purview (to avoid doubt, general contractual disputes and disputes as to any decisions reserved to a Party shall not be deemed to be within the Research Committee’s purview), then the dispute resolution provisions of Section 10.2(a) shall apply; provided, however, that (x) disputes regarding new research plans shall be resolved as set forth in Sections 2.2(e) and (1); (y) [**] shall have final decision-making authority regarding the prioritization of Research Programs (including terminating or postponing Research Programs (subject to the notice and FTE funding qualifications described in clauses (i) and (ii) above in this paragraph); and (z) other than a dispute as to whether each Party has acted in good faith and in accordance with this Agreement in its participation in the Research Committee, disputes of the Research Committee not resolved by the Senior Executives Discussions under Section 10.2(a) shall not be justiciable and (absent such a failure to act in good faith and in accordance with this Agreement) shall not be litigated, and the disputed Research Committee decision not falling within (x) or (y) and not resolved under (z) shall simply not be taken.

2.2 Addition of New Targets and Research Plans/Programs.

(a) One Target/Program at Signing But Likelihood of More. The Parties wish to engage in the Collaboration, consisting of multiple Research Programs. The complete details have been agreed as to only one Research Plan and Research Program as of signing, and only the Target for this first Research Program has been determined. However, it is anticipated that additional Targets will be added by Arsanis to the Collaboration, consistent with the Research Overview and the procedures provided in this Section. For clarity, Arsanis may select additional Targets that are not listed in the Research Overview.

(b) Selection/Notice by Arsanis. During the Target Nomination Period, Arsanis shall have the right to select and designate new biological targets that it wishes to add to the Collaboration as Targets, by written notice to Adimab. Such written notice may be (but is not required to be) included in one of Arsanis’ regular reports under Section 2.5(b) or in a written request for a Research Committee meeting. Adimab has no right to reject proposed Targets.

(c) Questionnaire and Drafting Process. Promptly after Arsanis’ notice, Arsanis shall fill out and send to Adimab the Research Program Questionnaire (the form of which is attached as Exhibit D), as well as a draft research plan (or, if the notice does not include a draft research plan, then Adimab shall provide the first draft of the research plan based on the input from the Research Program Questionnaire). Promptly after Adimab receives the completed Research Program Questionnaire and draft research plan from Arsanis (within [**] days), Adimab shall review the Research Program Questionnaire and draft research plan and shall provide Arsanis with any comments or questions, which will form the basis for a Research Committee meeting. If the Research Committee approves the general research plan concept, the Research Committee shall designate a working group consisting of the technical teams of both Parties that shall finalize the Research Plan within a period of no longer than [**] weeks. The Parties shall work together collaboratively (through the Research Committee and otherwise) to revise and reach consensus on the plan.

(d) Required Content in Each Proposed Research Plan. Each proposed research plan shall comply with all of the following:

(i) The plan shall clearly identify the Target for which Arsanis provided its notice, in a manner consistent with the definition of Target.

(ii) The plan shall clearly identify Success Criteria for the applicable Target. If applicable, it shall additionally distinguish the criteria that serve contractually as requirements to meet the Success Criteria for purposes of this Agreement, from other criteria (if any) that are desired characteristics but are not required to be met in order for the Success Criteria to be achieved in the applicable Research Program for purposes of this Agreement (i.e., required versus preferred characteristics).

(iii) The plan shall describe the Arsanis Materials to be provided.

(iv) The plan shall describe the Adimab deliverables in reasonable detail.

(v) The plan shall describe a timeline for (w) delivery of the Arsanis Materials to Adimab, (x) commencement of Adimab’s work under the plan, (y) delivery by Adimab of Adimab’s deliverables under the plan, and (z) if applicable, any “optional” research activities of Adimab under the plan, described below.

(vi) The plan shall describe any research to be performed by or in collaboration with a Third Party that is approved as described in Section 2.8(c).

The plan may also include additional research activities that Arsanis may, in its sole discretion, authorize Adimab to perform in the event that there is additional capacity in the Adimab FTE commitment described in Section 2.4 that is not being utilized. Such additional research activities shall be identified as “optional” in the Research Plan, and shall only be performed by Adimab if so authorized by Arsanis in writing. For example, if a Research Plan stage is delayed because required Arsanis Materials are not available, Arsanis may authorize Adimab to undertake some or all of the “optional” research activities described in one or more Research Plans.

(e) Process Timeline and Approval Process. The process at the Research Committee level is intended to take about [**] days. Once consensus has been reached at the Research Committee level, the proposed research plan, along with a written estimate of the FTEs required to perform Adimab’s responsibilities under each stage of the plan, shall be sent by the Research Committee for formal approval within each Party. Each Party shall respond in writing with its approval of the plan, or with any concerns, within [**] days. Neither Party shall unreasonably withhold, delay or condition its approval to a proposed plan that is consistent with the standards above (at either the Research Committee consensus or the approval-by-the-Parties stage). If a Party does not approve the proposed final plan, it shall provide a reason in writing and the Research Committee shall seek in good faith to find a solution, revise the plan, and resubmit for formal approval within [**] days. The plan shall become a Research Plan under this Agreement, and if applicable, the target that it identifies shall become a Target under this Agreement, when an officer for each Party signs an approval letter approving the final plan.

(i) Escalation in Case of Failure to Reach Consensus. If the Research Committee is unable to reach consensus on a new research plan (either initially or after an initial plan is sent for approval but rejected by either Party), then either Party may refer the matter for further discussions by an officer or director of each Party, who is not an officer or director of and does not have (or represent a fund that has) an equity or debt interest in the other Party, directly or indirectly. Each Party shall be entitled to select its representative and shall make such representative reasonably available for discussions and seek in good faith to resolve the dispute over a period not longer than [**] days. In the absence of consensus, the proposed plan shall not be a Research Plan under this Agreement, but a Party shall be entitled to proceed to further escalation and dispute resolution under Section 10.2(a) regarding the issue of whether the other Party has unreasonably withheld, delayed or conditioned its approval of the proposed research plan as a Research Plan.

2.3 Research Program Performance. Each Party shall use its reasonable efforts to carry out the Research Program activities assigned to such Party in each Research Plan, on the applicable timeline set forth in such Research Plan. Adimab shall deliver to Arsanis the Program Antibodies and all other deliverables described in each Research Plan in accordance with the timetable set forth therein, but no later than the end of the applicable Research Term, unless an Arsanis re-prioritization of Research Programs results in a different timeline. Adimab’s performance obligations under each Research Plan shall be contingent upon Arsanis providing the Arsanis Materials set forth in such Research Plan and the FTE funding as provided in this Agreement, and shall expire at the end of the Research Term. Arsanis’ performance obligations relating to testing of Program Antibodies under a Research Plan are contingent upon Adimab providing the Program Antibodies as detailed in the Research Plan that collectively meet the applicable Success Criteria.

2.4 Collaboration FTE Commitments.

(a) FTE Commitment. Throughout the Target Nomination Period Adimab will make available to dedicate to the Collaboration a minimum of one (1) campaign team consisting of [**] FTEs (to avoid doubt, individual scientific personnel may rotate on and off the campaign team and any given FTE may consist of the time of more than one person (for non-limiting example, two half-time people)). During the Target Nomination Period Adimab will devote such FTEs to performing Research Programs to the extent there are Research Programs (and applicable Arsanis Materials received to enable Adimab performance). During the Target Nomination Period more than [**] FTEs may be performing activities under the Research Programs at any given time, however, the total number of FTEs performing such activities shall not exceed [**] FTEs on average in any [**] month period without the prior written consent of both Parties. No later than [**] months prior to the expiration of the Target Nomination Period, Arsanis shall notify Adimab in writing of those Research Programs that Arsanis elects (in its sole discretion) to pursue during the Tail Period (or any portion thereof) and Adimab will provide Arsanis with a schedule of the FTE usage required by Adimab to complete such Research Programs. During the Tail Period Adimab will devote the number of FTEs required to complete such Research Programs, however, Adimab’s aggregate FTE commitment during the Tail Period shall not exceed [**] FTEs per year over such period taken as a whole unless agreed by the Parties in writing. Adimab shall not be required during the Target Nomination Period or during the Tail Period to devote any FTEs to performing Research Programs, other than FTEs funded by Arsanis under Section 4.2.

(b) Funding. Arsanis is responsible to fund the FTEs devoted by Adimab to the Collaboration as set forth in Section 4.2.

(c) Exclusive Use of Campaign Manager. During the applicable Research Term, and for a period of [**] thereafter, the person whom Adimab has designated as the “Campaign Manager” for a given Research Program shall not perform, or supervise the performance of, research relating to the corresponding Target using Adimab Platform/Core Technology for Adimab or its Affiliates (whether for their own account or on behalf of any Third Party). It is understood and agreed that if such a person is no longer in Adimab’s or its Affiliate’s employ, then such person’s activities for another employer are beyond the scope of (and are not Adimab’s responsibility to prevent under) the foregoing sentence.

2.5 Records and Reports.

(a) Records. Each Party shall maintain scientific records, in sufficient detail and in good scientific manner appropriate for patent and regulatory purposes, which shall fully and properly reflect all work done and results achieved in the performance of the Collaboration. All such records and the information disclosed therein shall be maintained in confidence in accordance with Article 6 to the extent reflecting Confidential Information of the other Party. Adimab shall not be required to disclose [**] to Arsanis, even if reflected in such records.

(b) Reports By Adimab. At the junctures specified in each Research Plan, Adimab shall provide written reports to Arsanis of the Program Antibodies Adimab has identified under that Research Plan, and any information with respect to them that such Research Plan provides for Adimab to disclose. Adimab shall not be required to disclose any [**] to Arsanis.

(c) Reports By Arsanis. During the Research Term at the junctures set forth in the Research Plan, and then [**] throughout the term of the applicable Option and for so long as Arsanis or any of its Affiliates, successors, licensees or sublicensees continue to generate or test any Program-Benefited Antibodies, Arsanis shall provide written reports to Adimab. Arsanis’ reports shall provide any Program Know-How developed by Arsanis in the applicable Research Program that Arsanis is required to provide under the Research Plan, and shall disclose all Program-Benefited Antibodies since the date of the last report. Such reports and their contents are Confidential Information of Arsanis (except to the extent that Arsanis includes any Adimab Confidential Information in the reports).

2.6 Use of Adimab Materials. Arsanis shall not use Adimab Materials in any way outside of the Research Program or other than pursuant to the licenses granted under this Agreement while such licenses are in effect. Among other things, this means that, except under the applicable Research Program as outlined in the applicable Research Plan or pursuant to such licenses, Arsanis shall not: (a) provide Adimab Materials to any Third Party (except permitted Third Party contractors and collaborators as described in Section 2.8), (b) sequence or modify the Adimab Materials, or (c) use sequence information regarding, or quantities of, Program Antibodies or Adimab Materials for any purpose other than to research, develop and commercialize Program-Benefited Antibodies pursuant to Section 3.5.

Adimab retains title to the Adimab Materials, including all quantities of Program Antibodies that it provides under the Collaboration. Unless Arsanis exercises an Option with respect to such Program Antibodies, such quantities of Program Antibodies are for use solely in assessing whether to exercise the Options. Such quantities shall not be [**]; provided, however, that Arsanis may use such quantities to compare the performance of Program Antibodies in various assays against other Program Antibodies, and against benchmark research antibodies, benchmark commercial antibodies or any other benchmark agent, including small molecules and biological agents, all of which prior to the comparison to Program Antibodies have previously been identified as having activity against, binding to, agonizing, antagonizing or inhibiting the applicable Target (provided, that negative controls already identified as such are permitted to be used). Unless Arsanis exercises the applicable Option, on expiry of the applicable Option Term, or earlier termination of this Agreement, Arsanis shall return to Adimab or destroy the remaining quantities of Program Antibodies provided by Adimab for each Target, if Adimab requests in writing. Without limiting the generality of the foregoing, Arsanis shall not provide Program Antibodies to Third Parties who are in the commercial antibody discovery business, except as provided in Section 2.8(b) or the last sentence of Section 2.8(c).

2.7 Use of Arsanis Materials. Adimab shall not use Arsanis Materials in any way other than to perform Adimab’s obligations under a Research Program or pursuant to the license granted under this Agreement while such license is in effect. Adimab shall not transfer the Arsanis Materials to any Third Parties or outside of Adimab.

Arsanis retains title to the Arsanis Materials, including all quantities of antigens that it provides under the Collaboration. Upon expiration of the Research Term for each Research Program, or earlier termination of this Agreement, Adimab shall return to Arsanis or, if requested by Arsanis in writing, destroy the remaining quantities of Arsanis Materials provided for use in such Research Program.

2.8 Third Party Contractors and Collaborations.

(a) Contractors. Arsanis may utilize the services of Third Parties that are not in the commercial antibody discovery business to perform its obligations under the Collaboration and to perform research in order to evaluate Program Antibodies in order to determine whether to exercise one or more Options under this Agreement, Arsanis’ agreement with any such Third Party shall be consistent with the applicable terms of this Agreement (including Section 2.6), provide Adimab the same rights under this Agreement as if Arsanis had done the work itself, and include confidentiality and non-use provisions that are no less stringent than those set forth in Article 6 of this Agreement.

(b) Collaborators. The Parties agree that it may be necessary or useful for Arsanis to enter into collaborations with Third Parties that are academic or non-profit institutions and not fee-for-service contractors (as described in Section 2.8(a) above), are not primarily in the commercial antibody discovery business, and provide Know-How and other intellectual property that are necessary or useful for Arsanis to perform its obligations under the Collaboration and to evaluate Program Antibodies in order to determine whether to exercise one or more Options under this Agreement. Arsanis’ agreement with any such Third Party shall contain (i) restrictions on the use of Adimab Materials consistent with Section 2.6 (including the prohibition on using Program Antibodies in screening), (ii) confidentiality and non-use provisions that are no less stringent than those set forth in Article 6 of this Agreement, and (iii) provisions that ensure that any and all data and results arising out of the Third Party collaboration may be provided to Adimab as and to the extent contemplated under this Agreement. Arsanis shall use commercially reasonable efforts to ensure that it obtains the right to assign, license or sublicense to Adimab any intellectual property rights arising out of the Third Party collaboration that constitutes an Adimab Platform/Core Technology Improvement, or, if it believes it will not be practicable to obtain such right to assign, license or sublicense to Adimab, then Arsanis shall not disclose or transfer to the applicable Third Party (x) any Adimab Confidential Information other than Program Antibody sequences or (y) any Adimab Materials other than Program Antibody samples.

(c) Commercial Antibody Discovery Businesses. In the event that a research arrangement is contemplated by Arsanis, that would be with a Third Party that is in the commercial antibody discovery business but not a collaborator as described in Section 2.8(b) above, in connection with the Collaboration or to evaluate Program Antibodies in order to determine whether to exercise one or more Options under this Agreement, the Research Committee shall discuss the matter. If the Research Committee agrees to recommend to Adimab approval of such research arrangement, then Arsanis shall request Adimab’s approval of such research arrangement in writing and Adimab shall either approve or veto such research arrangement within [**] days after such written request. If Adimab in its sole discretion approves of such research arrangement in writing, with or without specific terms and restrictions as a condition of Adimab’s approval, and Arsanis once notified in writing of any such condition continues to wish in its sole discretion to proceed with the research arrangement, then the

Research Plan shall be amended by mutual agreement of the Parties to include such research arrangement (together with any such conditions). However, this Section 2.8(c) shall not apply to prohibit Arsanis from providing Program Antibody samples to contract research organizations for use solely in testing that does not involve using the Program Antibodies in screening for the activity or interaction of other antibodies via or with the applicable Target, even if in unrelated work for Third Parties the contract research organization may perform antibody discovery activities; provided that the arrangements with the contract research organization are otherwise fully in compliance with Section 2.8(a).

2.9 Non-Exploitation of Program Antibodies by Adimab (Unless Independently Discovered) At All Times. Unless independently rediscovered in full compliance with Section 2.4(c) and without the use of (a) Arsanis Materials, (b) Confidential Information of Arsanis (subject to Section 6.2(e) regarding independent development of such information), or (c) Program Inventions or Program Know-How (other than Adimab Platform/Core Technology Improvements and subject to Section 6.2(e)), Adimab and its Affiliates shall not (i) provide the Program Antibodies or their sequences to any Third Party at any time, or (ii) use the Program Antibodies or their sequences to research, develop, manufacture or commercialize biologic or drug products in the Field for Adimab, its Affiliates or for any Third Parties. This clause is in no way intended to limit Adimab’s ability to transfer (including licensing) its Adimab Platform/Core Technology (including antibody libraries) to other entities or for those entities to use the Adimab Platform Technology (including antibody libraries). Adimab is not under any circumstances required by this Agreement to remove or screen out any antibodies (or coding sequences) from its antibody (or coding sequence) libraries. Adimab may independently regenerate such coding sequences without use or reference to the Program Inventions and/or Program Know-How, other than any Adimab Platform/Core Technology Improvements (which nothing in this Agreement shall be read to restrict Adimab from using). In the case of independent rediscovery as provided in the first sentence of this Section, Adimab shall be unrestricted in its use of and ability to provide the applicable independently rediscovered and/or independently regenerated antibodies to others.

ARTICLE 3

LICENSES; OPTION; DEVELOPMENT & COMMERCIALIZATION

3.1 Mutual Research Program Licenses.

(a) To Arsanis. Adimab and its Affiliates hereby grant Arsanis a non-exclusive license under the Adimab Platform/Background Patents, Adimab Program Patents, Adimab Program Antibody Know-How and Program Know-How made by Adimab, for Arsanis to perform Arsanis’ responsibilities as provided for in the Research Plan as part of the Research Program during the Research Term, and for Arsanis to perform research (but excluding human clinical trials) of the Program Antibodies to each Target during the Option Term for that Target in order to evaluate whether to exercise the Option with respect to that Target and one (1) or more of such Program Antibodies directed to that Target. The foregoing license excludes the right to discover antibodies and excludes the right to use Program Antibodies to screen for other antibodies’ activity vis-à-vis the Target (such exclusion including the right to use the Program Antibodies as a control to test, screen for or design other antibodies), except that Arsanis may use such quantities to compare the performance of Program Antibodies in various assays against other Program Antibodies, and against benchmark research antibodies, benchmark commercial antibodies or any other benchmark agent, including small molecules and biological agents, all of which prior to the comparison to Program Antibodies have previously been identified as having activity against, binding to, agonizing, antagonizing or inhibiting the applicable Target (provided that negative controls already identified as such are permitted to be used). The foregoing license is subject to Arsanis’ compliance with the restrictions on use of Adimab Materials set forth in Section 2.6.

(b) To Adimab. Arsanis and its Affiliates hereby grant to Adimab a non-exclusive license under all Patents and Know-How Controlled by Arsanis (or its Affiliate) and relating in any way to the Target for each Research Program (including any that so relate by claiming antibodies directed to that Target or a mechanism of action via that Target) or any Arsanis Materials, for Adimab to perform Adimab’s responsibilities as provided for in the applicable Research Plan as part of the applicable Research Program during the applicable Research Term. The foregoing license is subject to Adimab’s compliance with the restrictions on use of Arsanis Materials set forth in Section 2.7.

3.2 Arsanis Option. Adimab hereby grants Arsanis the exclusive option to obtain the licenses of Section 3.3 and assignment of corresponding Antibody Sequence Coverage for the corresponding Licensed Antibodies, exercisable in relation to each Target by Arsanis in its sole discretion upon written notice to Adimab on or before the expiry of the Option Term for such Target. Arsanis shall, in its written notice to exercise the Option, specify up to [**] Program Antibodies as the “Licensed Antibodies” for that Target. Once the Licensed Antibodies have been identified through such Option Exercise notice, the assignment to Arsanis of the Antibody Sequence Coverage on such Licensed Antibodies shall become effective.

3.3 Development/Commercialization License. Adimab and its Affiliates hereby grant to Arsanis for each Target, effective on Option exercise for that Target, a worldwide, royalty-bearing, sublicenseable (solely as provided in this Section) license under the relevant Adimab Platform/Background Patents, Licensed Program Antibody Patents, Adimab Program Antibody Know-How and Program Know-How made by Adimab, in the Field, to research, develop, make, have made, use, sell, offer to sell, import and export Licensed Antibodies to such Target and Products based on Licensed Antibodies to such Target during the term of this Agreement. Such license shall be exclusive (even as to Adimab, except as regards the retained library rights of Section 5.2(c)) under the Licensed Program Antibody Patents) and subject to Section 6.2(e) shall be exclusive even as to Adimab under the Adimab Program Antibody Know-How. Such license shall be non-exclusive under the Adimab Platform/Background Patents. Such license shall be sublicensable through one (1) or more tiers of sublicensees without the need to obtain consent; provided, that the sublicense agreement (a) is consistent with and subject to this Agreement, contains provisions that enable Arsanis to comply with its reporting obligations under this Agreement (e.g., reporting and audit provisions), (b) requires the sublicensee(s) at each tier to indemnify Adimab on the same basis as provided for in Article 8 (and the sublicense shall provide that Adimab is a third-party beneficiary of such indemnification obligation) and (c) shall provide that if Arsanis makes the Royalty Election under this Agreement with respect to the sublicense, then (i) such sublicense shall contain royalty payment obligations of the sublicensee that are sufficient to cover the royalty payment obligations pursuant to Section

4.5 to Adimab of [**] percent ([**]%) of Net Sales made within the scope of such sublicense and (ii) Adimab shall be an intended third-party beneficiary of such royalty payment obligations of the sublicensee under such sublicense (without imposing any greater obligation on the sublicensee than imposed on Arsanis under this Agreement) and of the indemnification obligation required under clause (b). The requirements of the foregoing sentence as to sublicensees shall also apply to all Program Transaction counterparties.

3.4 Diligent Development and Commercialization.

(a) Diligent Efforts. “Commercially Reasonable Efforts” means, with respect to a Product, the level of efforts required to carry out a task in a diligent and sustained manner without undue interruption, pause or delay; which level is at least commensurate with the level of efforts that a similarly situated biopharmaceutical company would devote to a product of similar market potential at a similar stage in development or product life, taking into account the following factors: issues of safety and efficacy; the competitiveness of alternative products; the patent or other proprietary position of the Product; pricing and reimbursement; product profile, difficulty in and costs of developing or manufacturing the Product, competitiveness of the Product and alternative Third Party products in the marketplace; the regulatory structure involved in developing and commercializing the product; the potential profitability of the Product marketed or to be marketed; and all other relevant scientific, technical and commercial factors. Commercially Reasonable Efforts shall be determined on a country-by-country basis, and it is anticipated that the level of effort will change over time reflecting changes in the status of the Product and the market involved. Arsanis shall, for each Target for which the Option is exercised, devote Commercially Reasonable Efforts to preclinically and clinically develop, seek Marketing Authorization for, and launch and actively commercialize at least one (1) Product containing a Licensed Antibody to such Target, for the Major Markets.

(b) Reports. [**], Arsanis will provide Adimab with a written report summarizing Product progress in development and commercialization, and Arsanis’ and its Affiliates’ significant activities in that regard, on a Target-by-Target basis. If requested by Adimab, Arsanis shall meet with Adimab to discuss such report at least [**]. Arsanis shall make the following personnel available for such meetings: the [**] (or equivalent) for Product development, and another person at [**] or above. These meetings are not required of Third Party sublicensees or Program Transaction counterparties of Arsanis or its Affiliates, or of Arsanis with respect to any Target for which all rights of Arsanis under this Agreement with respect to Licensed Antibodies to such Target have been out-licensed or transferred to Third Parties.

3.5 Commitments Regarding Program-Benefited Antibodies.

(a) Program-Benefited Antibodies. The Parties intend that if Arsanis or its Affiliates pursue any antibody that benefits from the antibody discovery work performed by Adimab under this Agreement, they shall do so under this Agreement paying fees to Adimab as provided in Article 4 (and complying with all other provisions of Article 4, including notice requirements, in the same way as such provisions apply to Program Antibodies). This Agreement gives Arsanis and its Affiliates the right to modify the Licensed Antibodies, by including modified versions of them and derivatives of them in the definition of “Product”

provided above. Arsanis and its Affiliates shall also be entitled to use sequence-related information obtained under this Agreement to research, develop and commercialize antibody products in the Field that are not Products. However, the Parties intend that Arsanis and its Affiliates shall not ever develop or commercialize an antibody product using, or that is based on, (a) a Program Antibody, (b) a derivative or modified version (as described above in this Section 3.5 or in the definition of Product) of a Program Antibody, or (c) sequence information as to any Program Antibody or the nucleic acid coding for it (each of the foregoing in this sentence, a “Program-Benefited Antibody”), without exercising the applicable Option and paying Adimab fees pursuant to Article 4 with respect to such Program-Benefited Antibody and/or product containing such Program-Benefited Antibody as if such Program-Benefited Antibody were deemed a Licensed Antibody and such Program-Benefited Antibody product were deemed a Product under this Agreement. A Program-Benefited Antibody shall not include any antibody that is independently discovered or developed without the use of (i) Adimab Materials, (ii) Confidential Information of Adimab (subject to Section 6.2(e) regarding independent development of such information), (iii) sequence information as to Program Antibodies unless published by Adimab or its Affiliate (and excluding publications of patents prosecuted under this Agreement by Arsanis, whether or not consented to by Adimab) or any Third Party that did not obtain such sequence information directly or indirectly from Arsanis or its Affiliates (with indirect receipt including the situation in which a Third Party obtains the sequence from a publication of a patent application filed by or scientific article of Arsanis or its Affiliate), (iv) Adimab Program Antibody Inventions, (v) Program Know-How made or developed by Adimab (subject to Section 6.2(e)), or (vi) Joint Program Antibody Inventions (i.e., if any of (i)-(vi) is used, the antibody is a Program-Benefited Antibody). For clarity, an antibody product will not be deemed a Program-Benefited Antibody solely through the application or use of a Broad Non-CDR Antibody Invention in the discovery, research, development, manufacture or commercialization of such antibody product. Arsanis shall comply with its regular reporting obligations as to Program-Benefited Antibodies as in Section 2.5(c). An antibody product will not be deemed a Program-Benefited Antibody solely because covered by an Epitope Patent; provided that Arsanis makes the payments to Adimab provided for in this Agreement in relation to transactions involving Epitope Patents.

Notwithstanding the definition of “Program-Benefited Antibody” stated in the foregoing paragraph, the following shall not be deemed Program-Benefited Antibodies for any purpose under this Agreement: (x) antibodies first discovered after the date of an Arsanis Trade Sale for which the Revenue Election was made if there were substantial Undesignated Rights at the time of the Arsanis Trade Sale; and (y) antibodies first discovered more than [**] years after the date of an Arsanis Trade Sale.

(b) Covenant Not to Sue. Except as provided in the last sentence of this Section, so long as Arsanis and its Affiliates are in compliance with Section 3.5(a) with respect to a Program-Benefited Antibody, Adimab shall not, directly or indirectly, assert any claim against Arsanis or its Affiliates, successors in interest, acquirers (whether of Arsanis or of all or substantially all of the assets of Arsanis relating to the subject matter of this Agreement), licensees, or sublicensees, distributors or end users, with respect to the research, development, manufacture, sale, offering for sale, import or export of any product containing such Program-Benefited Antibody, for infringement of any Licensed Program Antibody Patents and/or Adimab Platform/Background Patents or misappropriation of Adimab Program Know-How with respect to Licensed Antibody(ies). The foregoing covenant shall be binding on all of Adimab’s Affiliates and successors in interest under this Agreement, and any exclusive licensees, exclusive sublicensees, and assignees of any Licensed Program Antibody Patents, Adimab Platform/Background Patents and Adimab Program Know-How regarding Licensed Antibody(ies), and Adimab shall as a condition of assigning this Agreement, or providing the applicable exclusive license, exclusive sublicense or assignment, obtain a contractual commitment from the applicable entity receiving rights to comply with such covenant. Such covenant does not apply to any Patent other than a Licensed Program Antibody Patent or Adimab Platform/Background Patent. For purposes of this Section 3.5(b), Adimab Platform/Background Patents and Licensed Program Antibody Patents shall be interpreted as if the Program-Benefited Antibodies were Licensed Antibodies. The covenant of this Section 3.5(b) shall not apply to activities after a termination of this Agreement in its entirety or surrounding the Target to which the Program-Benefited Antibody relates, in each case for Arsanis uncured material breach. This Section 3.5(b) shall not be read to allow, or prevent a suit by Adimab with respect to, Arsanis’s practice of Adimab Platform/Core Technology for antibody discovery purposes.

ARTICLE 4

FINANCIAL TERMS.

4.1 Technology Access Fee. Arsanis shall pay Adimab a technology access fee equal to [**] dollars ($[**]), within [**] Business Days after the Signing Date.

4.2 Research Funding.

(a) Funding Amounts. Arsanis shall pay Adimab for the FTEs actually performing scientific work in each Research Program under the Collaboration during the Collaboration Term at the FTE Rate; provided, however, that Arsanis will not be responsible to fund any Adimab FTEs in excess of an average of [**] per month during any [**]-month period of the Collaboration Term without Arsanis’ prior written consent. Adimab acknowledges and agrees that the FTE Rate reflects Adimab’s fully-loaded costs and expenses in performing its Research Program obligations under the Collaboration, and that Adimab is solely responsible for its internal and external costs and expenses in performing its obligations thereunder (provided that Adimab shall not be required to devote FTEs to the Research Programs which FTEs are not funded by Arsanis under this Section). During all accounting periods of the Target Nomination Period, Arsanis is required to pay Adimab for a minimum of [**] FTEs in such accounting period, even if Arsanis does not provide Targets such that there are Target Research Programs for such FTEs to work on or authorize Adimab to perform any “optional” research activities under a Research Plan as described in the last paragraph of Section 2.2(d).

(b) Invoicing and Payments. Payments under this Section shall be due quarterly in advance based on scheduled FTE usage, subject to true-up each quarter at the end of the quarter. If Arsanis has paid for more FTEs than are actually used in any calendar quarter, then any such overpayment shall be promptly refunded to Arsanis or deducted from future calendar quarter advance payments under this Section, in Arsanis’ sole discretion, At least [**] days prior to the Start Date, and at least [**] days prior to the commencement of each calendar quarter during the Collaboration Term thereafter, Adimab shall deliver to Arsanis a detailed invoice stating the number of FTEs that are scheduled to perform activities under the Collaboration during such calendar quarter. The first advance payment under this Section 4.2 shall be on or prior to the Start Date (or [**] days after receipt of the applicable invoice, if later) and shall be calculated on the scheduled FTE usage for the period commencing on the Start Date and ending on September 30, 2011. Thereafter, each quarterly advance payment will be due on or prior to the first Business Day of each calendar quarter during the Collaboration Term (or [**] days after receipt of the applicable invoice, if later) and shall be calculated on the scheduled FTE usage for the upcoming calendar quarter. Within [**] days after the end of each calendar quarter during the Collaboration Term Adimab shall deliver to Arsanis a detailed invoice stating the number of FTEs that actually performed activities under the Collaboration during the prior calendar quarter, the amount of any advance payments made by Arsanis (or credits due to Arsanis) in respect of such activities, and any true-up amount due. All payments shall be due within [**] days of Arsanis’ receipt of the invoice.

4.3 Election Between Program Transaction Revenue Payments and Royalty Payments.

(a) General Case. Within [**] days after a Program Transaction is entered into, Arsanis shall inform Adimab in writing whether Arsanis elects to pay a share of Program Transaction Revenue with respect to such Program Transaction as in Section 4.4, or instead elects to pay a Net Sales royalty on Products sold pursuant to rights included in such Program Transaction as in Section 4.5. Arsanis is entitled to make such election on a Program Transaction-by-Program Transaction basis. If Arsanis elects the former, then it has made the “Revenue Election” with respect to the particular Program Transaction and shall simultaneously with such notice disclose to Adimab a copy of all documents governing such Program Transaction, but shall be entitled to redact from the copy shared with Adimab reasonable amounts of information not relevant to the determination of Program Transaction Revenue or any allocation thereof pursuant to Section 4.3(c), (d) or (e) hereunder or confirmation that the agreements comply with this Agreement (e.g., the requirement that sublicensees provide appropriate indemnification of Adimab). If Arsanis elects the latter, then it has made the “Royalty Election” with respect to the particular Program Transaction, and shall disclose simultaneously with such notice a copy of all documents governing such Program Transaction, but shall in this case be entitled to redact from the copy shared with Adimab reasonable amounts of information not relevant to the calculation of royalties hereunder or confirmation that the agreements comply with this Agreement (e.g., the requirement that sublicensees provide appropriate indemnification of Adimab). All Program Transaction documents provided by Arsanis to Adimab and the terms and information contained therein shall be Confidential Information of Arsanis subject to the provisions of Article 6.

If Arsanis fails timely to elect either the Revenue Election or the Royalty Election, then the Royalty Election shall automatically be deemed made for that Program Transaction. Once Arsanis makes either the Revenue Election or the Royalty Election with respect to a particular Program Transaction (or the Royalty Election is deemed made as provided for in the immediately preceding sentence), this election is irrevocable as to the particular Program Transaction. If no election under this Section has been made as of the date of First Commercial Sale of any given Product in any given country, then the Royalty Election shall automatically be made as to such Product in such country (and the Revenue Election shall not be an option as to such Product in such country). Moreover, at any time that is prior to the closing of an Arsanis Trade Sale, upon written notice to Adimab, Arsanis may make an irrevocable Royalty Election with respect to a Product in any jurisdiction, indication and/or field of use as to which no Revenue Election has previously been made; provided, however, that Arsanis’ right to do so prior to an Adimab Change of Control shall not be read to imply any right for Arsanis to require revenue allocation or baseball arbitration in connection with an Arsanis Trade Sale occurring prior to an Adimab Change of Control, even if Arsanis makes Royalty Elections under this sentence prior to such time.

(b) Arsanis Trade Sale. Unless the Parties agree otherwise in writing prior to the closing of an Arsanis Trade Sale, then for all Undesignated Rights transferred pursuant to such Arsanis Trade Sale, the “Royalty Election” shall automatically be made.

At any time prior to an Arsanis Trade Sale Arsanis may notify Adimab in writing of its desire to elect to pay Adimab [**] percent ([**]%) of the proceeds of an Arsanis Trade Sale that are agreed by the Parties to be reasonably attributable to Undesignated Rights and/or Epitope Patents, in lieu of the Royalty Election automatically applying with respect to such Undesignated Rights. Adimab and Arsanis shall each be reasonably available to negotiate in good faith such allocation of Arsanis Trade Sale proceeds within [**] days after the date of such Arsanis notice.

If despite good faith efforts the Parties are unable to agree upon such allocation within such [**] day period, and:

(i) Adimab has not undergone an Adimab Change of Control, then Arsanis shall either (1) accept the Royalty Election as applied to all Undesignated Rights at the time of the Arsanis Trade Sale, or (2) choose instead to deem the Arsanis Trade Sale a Program Transaction and pay to Adimab [**] percent ([**]%) of all associated Program Transaction Revenue; Arsanis shall notify Adimab in writing within [**] days after the Arsanis Trade Sale which alternative Arsanis has elected; or

(ii) Adimab has undergone an Adimab Change of Control, then Arsanis may request that a Third Party determine an amount to be allocated to Program Transaction Revenue for the particular Arsanis Trade Sale, by baseball arbitration pursuant to Section 10.2(b). Any allocation determined by such baseball arbitration shall only be valid as to an Arsanis Trade Sale transaction on the terms disclosed in writing by Arsanis to Adimab and the Arbitrator pursuant to such baseball arbitration; if an Arsanis Trade Sale ultimately occurs on different terms, then the allocation must either be agreed by the Parties or re-arbitrated by baseball arbitration in accordance with Section 10.2(b).

The amount allocated by written agreement of the Parties or by such arbitration after an Adimab Change of Control shall be the “Program Trade Sale Proceeds.” If the Parties did not reach written agreement, and Adimab has not at that time undergone an Adimab Change of Control prior to the Arsanis Trade Sale, then Program Trade Sale Proceeds shall be equal to all Program Transaction Revenue associated with the Arsanis Trade Sale, treating the Arsanis Trade Sale as a Program Transaction.

After an Arsanis Trade Sale, Revenue Elections for pre-existing (prior to the Arsanis Trade Sale) Program Transactions with a Third Party will continue to apply only for so long as such rights remain with the Third Party (and if such rights ultimately revert to Arsanis or its successor then they shall be subject to the Royalty Election) and there shall be no offset of payments already made to Adimab in respect of such pre-existing Program Transaction against royalties due to Arsanis under such Royalty Election, Furthermore, if the counterparty to the Arsanis Trade Sale was (or its Affiliate was) a counterparty to a Program Transaction for which a Revenue Election or Royalty Election was previously made, and such Program Transaction is terminated or amended in connection with the Arsanis Trade Sale prior to an Adimab Change of Control, then Arsanis shall be required to make the same election for the Arsanis Trade Sale as was made for such Program Transaction unless Adimab agrees otherwise in writing in its sole discretion. To avoid doubt, the foregoing sentence does not apply to similar situations occurring after an Adimab Change of Control.

For clarity, if the proceeds of an Arsanis Trade Sale are subject to increase by contingent payments related to future events and/or release of escrowed amounts, such increased amounts shall be included as proceeds of an Arsanis Trade Sale only as and when such payments are received by Arsanis, its Affiliate(s), or shareholder(s) or former shar eh older (s) of any of them (but in this last case only if they are receiving payments due to their shareholding prior to the Arsanis Trade Sale).

Once the Royalty Election applies to any rights under this Section 4.3(b), it is irrevocable. To avoid doubt, this means that if the surviving or acquiring entity later licenses rights to Licensed Antibodies transferred pursuant to the Arsanis Trade Sale to a Third Party, the Royalty Election shall continue to apply to such Licensed Antibodies, and the surviving or acquiring entity will not have the opportunity to elect otherwise under Section 4.3(a).

(c) Multi-Product Deals. (i) At any time during the term of this Agreement Arsanis may, in its sole discretion, notify Adimab in writing that it is interested in making a Revenue Election with respect to a particular proposed Multi-Product Deal. Arsanis will promptly provide Adimab the relevant Program Transaction documents as described in Section 4.3(a) and Adimab and Arsanis will negotiate and endeavor to agree in good faith the allocation of Program Transaction Revenue to Multi-Product Deal Program Transaction Revenue in such Multi-Product Deal within [**] days after the date of such Arsanis notice. If despite good faith efforts the Parties are unable to agree upon such allocation within such [**] day period, and Adimab has undergone an Adimab Change of Control prior to the Multi-Product Deal, then Arsanis may request that a Third Party determine such allocation by baseball arbitration pursuant to Section 10.2(b). If despite good faith efforts the Parties are unable to agree upon such allocation within such [**] day period, and Adimab has not undergone an Adimab Change of Control prior to the Multi-Product Deal, then Arsanis shall not have any right to refer the matter for dispute resolution or baseball arbitration under Section 10.2(b), and there shall be no reduction or adjustment to Program Transaction Revenue for other products in the applicable Multi-Product Deal (if Arsanis makes the Revenue Election for such Program Transaction).

(ii) For each Program Transaction that is part of a Multi-Product Deal, the Royalty Election shall be deemed made automatically if Arsanis does not (in its discretion) within [**] days after the date of such Program Transaction notify Adimab in writing that Arsanis makes the Revenue Election with respect thereto and either (A) confirm (accurately) its agreement to an allocation of Program Transaction Revenue to Multi-Product Deal Program Transaction Revenue with respect to such Multi-Product Deal (which shall be mere confirmation of an allocation previously negotiated in good faith and agreed to in writing by the Parties or (if the matter initially arose after an Adimab Change of Control) determined by the arbitrator pursuant to Section 10.2(b) (in those cases where arbitration is available because Adimab has undergone an Adimab Change of Control prior to the Multi-Product Deal), and the notice shall only be effective if merely confirmatory), or (B) if the Parties have not previously agreed on such allocation or submitted the allocation dispute to arbitration pursuant to Section 10.2(b) below, and Adimab has previously undergone an Adimab Change of Control, then request that a Third Party determine such allocation by baseball arbitration as set forth in Section 10.2(b). If Adimab has not undergone an Adimab Change of Control prior to the Multi-Product Deal, then Arsanis shall not have any right to refer the matter for dispute resolution or baseball arbitration under Section 10.2(b), and there shall be [**] to Program Transaction Revenue in the applicable Multi-Product Deal based on Multi-Product Deal status (i.e., Multi-Product Deal Program Transaction Revenue for the particular Multi-Product Deal shall be equal to [**]% of the Program Transaction Revenue associated with such Multi-Product Deal).

(d) Multi-Target Deals. Section 4.3(c) shall apply mutatis mutandis to Multi-Target Deals in order to allocate Program Transaction Revenue to Multi-Target Deal Revenue.

(e) Program Revenue Transactions Involving Combination Products. If the lead and/or any actively developed backup Product candidate or Product in a Program Transaction is a Combination Product, then Section 4.3(c) shall apply mutatis mutandis to allow for proportional reduction of Program Transaction Revenue by mutual written agreement of the Parties, or, if (and only if) Adimab has undergone an Adimab Change of Control prior to the applicable Program Transaction, by baseball arbitration under Section 10.2(b).

(f) Program Transactions Involving Only Epitope Patents. For Program Transactions that are only Program Transactions because of the inclusion of Epitope Patents in the transaction (i.e., that do not otherwise include Licensed Antibodies, Program-Benefited Antibodies or intellectual property arising out of the Collaboration or with respect to the foregoing other than Epitope Patents and Broad Non-CDR Antibody Inventions) (an “Epitope- IP-Only Transaction,” but only if both (i) not entered into contemporaneously with, and (ii) regardless of timing, not entered into with the same counterparty as, any other transaction that itself would be a Program Transaction relating to the same Target; “same counterparty as” for the purpose of this Section 4.3(f) shall refer to the contracting entity and all Affiliates of such contracting entity), Arsanis may pay to Adimab an amount equal to [**] Dollars ($[**]); such payment being due within [**] days after such Epitope- IP-Only Transaction (“Epitope IP Compensation”), and if Arsanis does so, then Arsanis shall not owe any share of Program Transaction Revenue with respect to such Epitope-IP-Only Transaction, and shall not owe any Net Sales royalties with respect to Net Sales within the scope of such Epitope-IP-Only Transaction, Notwithstanding anything express or implied in the foregoing, paying the Epitope IP Compensation shall not result in any reduction in Program Transaction Revenue payable in case of another Program Transaction relating to the same Target with the same counterparty (including an Affiliate of the contracting entity). If Arsanis does not timely pay the Epitope IP

Compensation for any Epitope-IP-Only Transaction, then such Epitope-IP-Only Transaction shall be treated as any other Program Transaction for purposes of this Agreement and there shall be no reduction of any kind to Program Transaction Revenue associated therewith if Arsanis makes the Revenue Election with respect to such Program Transaction. To avoid doubt, if a Program Transaction includes Epitope Patents (including the situation in which an Epitope Patent transaction is deemed part of a Program Transaction because entered into contemporaneously with, or regardless of timing, with the same counterparty (with counterparty having the same meaning as provided above) and relating to the same Target as, other elements of the Program Transaction), there shall be no adjustment or reduction of Program Transaction Revenue in relation to the Epitope Patents.

4.4 Program Transaction Revenue Payments. Arsanis shall pay to Adimab [**] percent ([**]%) of all Program Transaction Revenue in connection with Program Transactions for which the Revenue Election is made (other than Multi-Product Deals or Multi-Target Deals); [**] percent ([**]%) of Multi-Product Deal Program Transaction Revenue for all Multi-Product Deals for which the Revenue Election is made; and [**] percent ([**]%) of Multi-Target Deal Program Transaction Revenue for all Multi-Target Deals for which the Revenue Election is made. Each of the foregoing shall be subject to adjustment (if any) under Section 4.3(e) in the Combination Product circumstances in which it applies. The amounts due under this Section shall be payable on an ongoing basis within [**] days after the calendar month in which Program Transaction Revenue, Multi-Target Deal Program Transaction Revenue or Multi-Product Deal Program Transaction Revenue, as the case may be, is received.

4.5 Royalty Payments. If the Royalty Election applies, then:

(a) Royalty Rate for Products. Arsanis shall pay Adimab royalties at the rate of [**] percent ([**]%) of Net Sales of each Product during the applicable Royalty Term, determined on a country-by-country and Product-by-Product basis in accordance with Section 4.5(b).

(b) Royalty Term. “Royalty Term” means, on a Product-by-Product and country-by-country basis, the time from the First Commercial Sale of such Product in such country until the twelve (12) year anniversary of the First Commercial Sale of such Product in such country.

(c) Combination Products Adjustment. If Arsanis, its Affiliate, their successors or the Product marketer of any of them under a Program Transaction for which the Royalty Election has been made sells a Combination Product, then Net Sales for such Combination Product shall be calculated as (i) [**] percent ([**]%) of actual Net Sales if neither (ii) nor (iii) applies; (ii) the percentage of Net Sales (or formula to calculate such percentage) mutually agreed in writing by the Parties in advance of First Commercial Sale, if the Parties mutually agree in writing to such percentage (or formula to calculate such percentage); and (iii) if the Parties have failed to agree on such percentage in writing within [**] days after Arsanis in writing requests discussions, and Adimab has prior to such time undergone an Adimab Change of Control, then the percentage of Net Sales determined in baseball arbitration under Section 10.2(b). Arsanis shall have no right to refer the matter for dispute resolution or baseball arbitration under Section 10.2(b) unless Adimab has undergone an Adimab Change of Control prior to the First Commercial Sale of the applicable Product in the applicable country.

(d) Adjustment for Compulsory License. If a compulsory license is granted to a Third Party with respect to any Product in any country in the Territory with a royalty rate lower than the applicable royalty rate set forth in this Section 4.5, and this results in a sublicense by Arsanis or its Affiliate to the compulsory licensee in a country and with respect to a Product for which the Royalty Election has been made, then the royalty rate to be paid by Arsanis on Net Sales in that country by the compulsory licensee will be reduced to the rate paid by the compulsory licensee. The royalty rate on Net Sales of such Product by entities other than the compulsory licensee in such country shall be unaffected by the compulsory license.

(e) Other Royalty Provisions. Only one royalty will be due with respect to the same unit of Product, even if such Product unit is comprised of more than one Licensed Antibody or any modified or derivative forms thereof. No royalties will accrue on the sale or other disposition of the Product by Arsanis or its Affiliates, licensees or sublicensees for use in a clinical study sponsored or funded by Arsanis or its Affiliates, licensees or sublicensees or on the disposition of a Product in reasonable quantities by Arsanis or its Affiliates, licensees or sublicensees as free samples (for promotion or otherwise) or as charitable donations (for example, to non-profit institutions or government agencies for no monetary consideration for a non-commercial purpose).

4.6 Payment Timings. All Net Sales royalties due under Section 4.5 shall be paid quarterly, on a country-by-country basis, within [**] days after the end of the relevant calendar quarter for which royalties are due.

4.7 Royalty Payment Reports. With respect to each calendar quarter, within [**] days after the end of the calendar quarter, Arsanis shall provide to Adimab a written report stating the number and description of all Products sold during the relevant calendar quarter; the gross sales associated with such sales; and the calculation of Net Sales on such sales, including the amount of any deduction provided for in the definition of Net Sales in Article 1. The report shall provide all such information on a country-by-country and Product-by-Product basis. If applicable Arsanis shall also include in these reports a statement of all Program Transaction Revenue share payments due for the quarter, showing the calculation of the total consideration received in connection with Program Transactions for which the Revenue Election has been made, any and all deductions in accordance with the definition of Program Transaction Revenue (with supporting detail), net Program Transaction Revenue, and Adimab’s share. Program Trade Sale Proceeds from Arsanis Trade Sales, and the calculation of such Program Trade Sale Proceeds, shall similarly be included in these reports.

4.8 Payment Method. All payments due under this Agreement to Adimab shall be made by bank wire transfer in immediately available funds to an account designated by Adimab. All payments hereunder shall be made in the legal currency of the United States of America, and all references to “$” or “dollars” shall refer to United States dollars (i.e., the legal currency of the United States).

4.9 Taxes. Arsanis shall be responsible to pay and may withhold from payments made to Adimab under this Agreement any taxes required to be withheld by Arsanis under applicable law. Accordingly, if any such taxes are levied on such payments due hereunder (“Withholding Taxes”), Arsanis shall (a) deduct the Withholding Taxes from the payment amount, (b) pay all applicable Withholding Taxes to the proper taxing authority, and (c) send evidence of the obligation together with proof of tax payment to Adimab within [**] days following that tax payment.

4.10 Records; Inspection.

(a) Each Party and its relevant Affiliates, licensees and sublicensees (“Related Parties”) shall keep and maintain (in conformity with the Accounting Standards), for a period of [**] calendar years following the end of each calendar year during the term of this Agreement, complete and accurate records to enable amounts payable under this Agreement to be determined. Each Party (the “Auditing Party”) shall have the right, [**] and [**] with respect to the records for any given accounting period, to have an independent, certified public accounting firm reasonably acceptable to the other Party (the “Audited Party”) review any such records in the location(s) where such records are maintained by the Audited Party or any of its relevant Related Parties upon reasonable notice (which shall be no less than [**] days prior written notice) and during regular business hours for the sole purpose of verifying the basis and accuracy of payments under this Agreement within the [**] most recent calendar years as of the date of the request for review. Prior to any review, the independent certified public accounting firm shall have entered into a written agreement with the Audited Party or its relevant Related Parties limiting the use of such records to verification of the accuracy of payments due under this Agreement and prohibiting the disclosure of any information contained in such records to a Third Party for any purpose and to the Auditing Party for a purpose other than as set forth in this Section 4.10. The report of such accounting firm shall be limited to a certificate stating whether any report made or invoice or payment submitted by the Audited Party during such period is accurate or inaccurate and the actual amounts owed by or due under this Agreement to the Auditing Party for such period. After review of the certified public accounting firm’s report, the Audited Party shall promptly pay any understated amounts due to the Auditing Party, together with any interest owed thereon pursuant to Section 4.14. Any overpayment made by a Party shall be fully creditable against amounts payable in subsequent payment periods or promptly refunded, at the overpaid Party’s election. Any review or audit by an independent certified public accounting firm under this Section 4.10 is to be made at the expense of the Auditing Party, except that if the results of the review reveal that the Audited Party has underpaid (or in the case where Adimab is the Audited Party, overbilled) by [**] percent ([**]%) or more for the period under review, then the reasonable costs of such audit shall be paid promptly by the Audited Party.

(b) The Parties agree that, as between Adimab and Arsanis, (x) all information provided in a royalty payment report, all records kept by Arsanis or any relevant Related Party of Arsanis under Section 4.10, and any information provided by the independent certified public accounting firm to Adimab arc Confidential Information of Arsanis, and (y) vice versa for Adimab regarding the records kept by it and its Related Parties and the information reported by the independent certified public accounting firm to Arsanis.

(c) Notwithstanding subsection (a), any audit of Adimab FTE records shall occur within [**] after the end of the calendar year to which the records relate or shall be deemed irrevocably waived.

4.11 Licensee/Sublicensee Reports, Records and Audits. If Arsanis grants any Product licenses or sublicenses, the agreements for such licenses and sublicenses shall include an obligation for the sublicensee to (a) maintain records adequate to document and verify the proper payments (including milestones and royalties) to be paid to Adimab; (b) provide reports with sufficient information to allow such verification; and (c) allow Adimab (or Arsanis if requested by Adimab) to verify the payments due (however, such audit right is not required to be any stronger than that of Section 4.10).

4.12 Foreign Exchange. If any currency conversion shall be required in connection with the calculation of amounts payable hereunder, such conversion shall be made using the rate of exchange (a) used by Arsanis (or the selling entity) for its own financial reporting purposes in its worldwide accounting system (which shall be consistent with Accounting Standards) prevailing on the third to the last Business Day of the month preceding the month in which such sales are recorded, if Arsanis (or the selling entity) is a public company; or (b) if Arsanis is not a public company, then shall be determined the same way except that the rates shall be the average of the purchase and sale rates for U.S. Dollars for such day as reported by The Wall Street Journal, Eastern Edition. With any payment in relation to which a currency conversion is performed to calculate the amount of payment due, Arsanis shall provide to Adimab a true, accurate and complete copy of the exchange rates used in the calculation.

4.13 Non-refundable, non-creditable payments. Each payment that is required under this Agreement is non-refundable and non-creditable.

4.14 Late Payments. Any amount owed by a Party to the other Party under this Agreement that is not paid within the applicable time period set forth herein will accrue interest at the rate of [**] percent ([**]%) per month compounded monthly, or, if lower, the highest rate permitted under applicable law.

ARTICLE 5

INTELLECTUAL PROPERTY

5.1 Program Patent Ownership. Other than (a) Program Patents that claim Adimab Platform/Core Technology Improvements, (b) Antibody Sequence Coverage, and (c) Epitope Patents, Program Patents shall be owned based on inventorship. Adimab shall solely own, regardless of inventorship, all Program Patents that claim Adimab Platform/Core Technology Improvements and, until and unless Arsanis exercises the Option for a given Target, the Antibody Sequence Coverage on all Program Antibodies to such Target {provided, however, that Arsanis shall not practice the Antibody Sequence Coverage in activities that are outside the scope of the license to Arsanis in Section 3.3). Arsanis shall solely own, regardless of inventorship, the Epitope Patents, Patents on Broad Non-CDR Antibody Inventions, and from and after the date that Arsanis exercises the Option for a given Target, the Antibody Sequence Coverage on the Licensed Antibodies to such Target (but, to be clear, not the Antibody Sequence

Coverage on the other Program Antibodies to such Target). Program Know-How that constitutes Adimab Platform/Core Technology Improvements shall be owned by Adimab and all other Program Know-How shall be owned by the Party that created it. Notwithstanding Arsanis’ ownership of the Epitope Patents and the Patents on Broad Non-CDR Antibody Inventions (these are owned by Arsanis under the foregoing in this Section because by definition these are Arsanis sole inventions), and without modifying the definition of Epitope Patents or Patents of Broad Non-CDR Antibody Inventions in case independent claims are filed that would take a given Patent outside the definitions of the foregoing terms, Arsanis (and those deriving rights from Arsanis) shall not include in any Patent on a Broad Non-CDR Antibody Invention or Epitope Patent any independent claim that is Program Antibody CDR-specific (i.e., that is described by clause (a) of the definition of Antibody Sequence Coverage), without Adimab’s advance written withholdable consent, but shall—subject to the non-disclosure requirements of Section 5.4(b)(ii) — be entitled to include dependent Program Antibody CDR-specific claims.

5.2 Implementation.

(a) Assignments. Each Party hereby assigns to the other Party Program Inventions, associated Patents, and Program Know-How as necessary to achieve ownership as provided in Section 5.1. Each assigning Party shall execute and deliver all documents and instruments reasonably requested by the other Party to evidence or record such assignment or to file for, perfect or enforce the assigned rights. Each assigning Party hereby appoints the other Party as attorney-in-fact solely to execute and deliver the foregoing documents and instruments if such other Party after making reasonable inquiry does not obtain them from the assigning Party. Each Party (and its Affiliates) shall perform its activities under this Agreement through personnel who have made a similar assignment and appointment to and of such Party or its Affiliate. Each assigning Party shall make its relevant personnel (and their assignments and signatures on such documents and instruments) reasonably available to the other Party for assistance in accordance with this Article at no charge.

(b) Provisions Relating to Program Antibody Patents; Joint Ownership Implementation.

(i) Program Antibody Patents. Subject to Adimab’s rights under Section 5.2(c), neither Party is entitled to practice or license any Program Antibody Patent that is not a Licensed Program Antibody Patent without consent of and without a duty of accounting to the other Party; except that (x) Adimab may practice such Program Antibody Patents within the scope of its license under Section 3.1(b) and (y) Arsanis may practice such Program Antibody Patents within the scope of its license under Section 3.1(a).

(ii) Licensed Program Antibody Patents. Subject to Adimab’s rights under Section 5.2(c) and the financial obligations set forth in this Agreement, neither Party is entitled to practice or license any Licensed Program Antibody Patent without consent of and without a duty of accounting to the other Party; except that Arsanis is free to practice or license all Licensed Program Antibody Patents within the scope of its license for the applicable Licensed Antibodies and Products under Section 3.3 while such license is in effect with respect to such Licensed Antibodies and Products.

(iii) Joint Serendipitous Inventions. As regards Joint Serendipitous Inventions and the Program Patents to the extent claiming them, each Party is entitled to practice and license them without consent of and without a duty of accounting to the other Party in accordance with the co-ownership rights of co-inventors under U.S. law. Each Party hereby grants all permissions, consents and waivers with respect to, and all licenses under, the Joint Serendipitous Inventions and the Program Patents claiming them, as necessary to achieve throughout the world the nature of joint ownership rights of the foregoing as described in the foregoing sentence. To avoid doubt, this Section does not imply any permission, consent or waiver with respect to, or license under, any Patent or item of Know-How other than the Joint Serendipitous Inventions and the Program Patents to the extent claiming them.

(c) Reserved Rights for Adimab Antibody Library. Without limiting any licenses or other rights granted to Arsanis under this Agreement with respect to any Program Antibodies, it is understood and agreed that Adimab is not required to physically remove from its libraries, or to prevent from being included in future libraries, any Program Antibodies whatsoever, and, accordingly, Arsanis hereby recognizes that Adimab reserves a non-exclusive, worldwide, royalty-free, freely sublicenseable right under Program Antibody Patents: (i) for Program Antibodies to be included in antibody library(ies) transferred or licensed by Adimab to Third Parties, even recognizing that in such transactions Adimab may transfer physical possession of, knowingly or unknowingly, samples of Program Antibodies (other than samples of Program Antibodies generated under this Agreement) in conjunction with an antibody library to a Third Party as part of such transactions (and without implying any license from Arsanis to cover clinical development or commercialization of the Licensed Antibodies of this Agreement by library licensees); and (ii) to conduct any activity with respect to Program Antibodies and Program-Benefited Antibodies that are not Licensed Antibodies; provided, that Adimab complies with, and arrives at such non-Licensed Antibodies in a manner fully compliant with, Adimab’s covenants and obligations in this Agreement with respect to the independent discovery of antibodies by Adimab.

5.3 Disclosure. During the term of the Agreement, each Party shall promptly disclose to the other Party the making, conception or reduction to practice of any Program Inventions that would be Covered by Program Antibody Patents, or in Arsanis’ case that are Adimab Platform/Core Technology Improvements (which, to avoid doubt, are assigned to Adimab by this Agreement) or in Adimab’s case that are Program Inventions that would properly be claimed in an Epitope Patent (which, to avoid doubt, are assigned to Arsanis by this Agreement). Such disclosure shall occur as soon as possible, but in any case within [**] days after the Party determines such Program Inventions have been invented. To avoid doubt, this Section shall not be read to require Adimab to disclose Program Inventions constituting Adimab Platform/Core Technology Improvements to Arsanis or to require Arsanis to disclose Program Inventions constituting Broad Non-CDR Antibody Inventions to Adimab.

5.4 Patent Prosecution and Maintenance.

(a) Adimab Platform/Core Technology and Epitope Patents. Adimab shall have the sole right (but not the obligation) to file, prosecute, maintain, defend and enforce all Program Patents that claim Adimab Platform/Core Technology Improvements and all Adimab Platform/Background Patents, all at its own expense. Arsanis shall have the sole right (but not the obligation) to file, prosecute, maintain, defend and enforce all Epitope Patents and Patents on Broad Non-CDR Antibody Inventions, all at its own expense.

(b) Program Antibody Patents.

(i) Arsanis shall have the sole right (but not the obligation) to file and prosecute all Program Antibody Patents, all at Arsanis’ expense, including the costs of all foreign and PCT filings. Adimab will have the opportunity to review and comment upon any patent applications and correspondence related to preparing and prosecuting such Program Antibody Patents. Arsanis shall incorporate Adimab’s reasonable comments and shall confer and reasonably discuss with Adimab any concerns Arsanis has with Adimab’s comments and seek to resolve the concerns by mutual agreement. Arsanis shall give Adimab no less than [**] days to comment on each draft filing or patent office correspondence in connection with the foregoing prosecution. If additional documentation is required in order for Arsanis to exercise its rights under this paragraph, then the Parties’ respective patent counsel shall reasonably cooperate as to the form of such additional documentation and Adimab shall provide such required additional documentation (which may include a power of attorney).

(ii) Prior to applicable Option exercise, Arsanis shall not file any Program Antibody Patent that cannot be prevented from publishing, but shall have the right to file Patents on Broad Non-CDR Antibody Inventions and Epitope Patents regardless of whether or not they can be prevented from publishing; provided, in the case of Patents on Broad Non-CDR Antibody Inventions and Epitope Patents, that if they cannot be prevented from publishing, they do not disclose Program Antibody sequences. If Arsanis pursuant to the foregoing sentence files any Patents on Broad Non-CDR Antibody Inventions or any Epitope Patents that in either case contain Program Antibody sequences, then until and unless Arsanis exercises the applicable Option, Arsanis shall timely prevent such Patents from publishing, and after Option exercise Arsanis shall only allow them to publish to the extent that the Program Antibody sequences that they contain are Licensed Antibody sequences.

(iii) If the Option Term for a Target expires without Arsanis exercising the applicable Option, then to the extent any claims in any Program Antibody Patents Cover Program Antibodies to such Target (and no other Program Antibodies that may become Licensed Antibodies), such claims shall be abandoned, Arsanis shall no longer have the right to file, prosecute or maintain such claims, and without Arsanis’ prior written consent Adimab may not use any Confidential Information or Program Know-How of Arsanis, or any Arsanis Program Inventions, or (unless independently developed) any Program Know-How of Adimab, to seek any claims in any Patents directed to Program Antibodies.

(c) Licensed Program Antibody Patents. If Arsanis exercises the Option as to any Target then the following applies to all Licensed Program Antibody Patents that Cover Program Antibodies to such Target:

(i) Arsanis will use Commercially Reasonable Efforts to prepare, file and prosecute the Licensed Program Antibody Patents. Arsanis shall not be entitled, in the Licensed Program Antibody Patents, to seek claims directed to Program Antibodies other than Licensed Antibodies. Adimab will have the opportunity to review and comment upon any patent applications and correspondence related to preparing and prosecuting such Licensed Program Antibody Patents. Arsanis shall use Commercially Reasonable Efforts to prepare and prosecute with the goal of obtaining issued valid coverage for the Licensed Antibodies through the Licensed Program Antibody Patents to the extent reasonably possible to obtain. Arsanis shall incorporate Adimab’s comments to the extent they are reasonable and reasonably consistent with such goal and shall confer and reasonably discuss with Adimab any concerns Arsanis has with Adimab’s comments and seek to resolve the concerns by mutual agreement. Arsanis shall give Adimab no less than [**] days to comment on each draft filing or patent office correspondence in connection with the foregoing prosecution.

(ii) Arsanis shall cause to be filed and shall maintain at least one (1) Licensed Program Antibody Patent in the Major Markets and all other countries where consistent with Commercially Reasonable Efforts to do so.

(iii) It is understood and agreed that searching for, identification and evaluation of Third Party Patents that may apply to any Program Antibodies based on sequence, Target or the like is the responsibility of Arsanis and Adimab shall have no responsibility for the foregoing nor liability if any such Third Party Patents exist. However, Adimab shall be fully responsible and liable for any breach of any representation and warranty by it with respect to Third Party Patents as set forth in Article 7, without implying any representation or warranty not set forth in such Article 7.

(d) Serendipitous Program Inventions.

(i) Adimab Program Inventions. As between the Parties, Adimab shall have the sole right, at its sole expense and in its sole discretion, to prepare, file, prosecute, enforce and maintain (including conducting or participating in interferences and oppositions) all Program Patents claiming Adimab Program Inventions but not falling within the Program Antibody Patents, the Adimab Platform/Core Technology Improvements or Epitope Patents (which, to avoid doubt, are all addressed above).

(ii) Arsanis Program Inventions. As between the Parties, Arsanis shall be responsible, at its sole expense and in its sole discretion, to prepare, file, prosecute, enforce and maintain (including conducting or participating in interferences and oppositions) all Program Patents claiming Arsanis Program Inventions, but not falling within the Program Antibody Patents, Adimab Platform/Core Technology Improvements or Epitope Patents (which, to avoid doubt, are all addressed above).

(iii) Serendipitous Joint Program Inventions. The Parties shall mutually agree which of them shall be responsible for either using its in-house patent attorneys or through mutually agreed upon outside counsel to prepare, file, prosecute, enforce and maintain Program Patents on Joint Serendipitous Inventions, and how the costs of such activities will be shared.

5.5 Patent Term Restoration. The Parties shall cooperate with each other, including by providing necessary information and assistance as the other Party may reasonably request, to obtain patent term restoration or supplemental protection certificates or their equivalents in any country where applicable to Licensed Program Antibody Patents. After Option exercise, if elections with respect to obtaining such patent term restoration are to be made with respect to Licensed Program Antibody Patents and the Parties do not agree, [**].

5.6 Cooperation of the Parties. At the reasonable request of the responsible (as provided for in this Article 5) Party, the other Party agrees to cooperate fully in the preparation, filing, prosecution, enforcement and maintenance of any Program Patents under this Agreement. Such cooperation includes executing all papers and instruments (or causing its personnel to do so) reasonably useful to enable the other Party to apply for and to prosecute patent applications in any country; and promptly informing the other Party of any matters coming to such Party’s attention that may affect the preparation, filing, prosecution, enforcement or maintenance of any such Patents.

5.7 Infringement of Patents by Third Parties.

(a) Notification. Each Party shall promptly notify the other Party in writing if the notifying Party reasonably believes that any Licensed Program Antibody Patent is being or has been infringed or misappropriated by a Third Party (such infringement, together with any that may be imminently threatened to occur by any potential generic version of a Product arising under the implementing procedures of 35 U.S.C. 271(e)(2) or ex-U.S. equivalent, “Infringement”, and “Infringe” shall be interpreted accordingly).

(b) License-Competitive Infringement of Licensed Program Antibody Patents.

(i) First Right. Arsanis shall have the first right, but not the obligation, to enforce the Licensed Program Antibody Patents against Infringement through [**] (“License-Competitive Infringement”). Arsanis shall reasonably consider Adimab’s comments on any such enforcement activities. Except as provided in subsection (d) or in Section 5.8, Arsanis shall bear all costs and expenses for enforcement under this Section 5.7(b)(i) (including the reasonable costs of Adimab’s cooperation as required under subsection (d)).

(ii) Back-up Right for License-Competitive Infringement of Licensed Program Antibody Patents. If Arsanis does not bring action to prevent or abate License-Competitive Infringement within [**] after notification thereof to or by Arsanis pursuant to Section 5.7(a), then Adimab shall have the right, but not the obligation, to bring, at its own expense, an appropriate action against any person or entity engaged in such License-Competitive Infringement directly or contributorily. [**].

(iii) Proceeds. Recoveries on suits under this Section 5.7(b) will be handled as provided in Section 5.8.

(c) Non-License-Competitive Infringement. With respect to any Infringement of Licensed Program Antibody Patents anywhere in the world to the extent relevant to the development, making, using, selling or offering for sale of products containing Program Antibodies or Program-Benefited Antibodies that are in each case not Licensed Antibodies and involving a competing product (and provided that Adimab complies with, and arrives at such non-Licensed Antibodies in a manner fully compliant with, Adimab’s covenants and obligations in this Agreement with respect to the independent discovery of antibodies by Adimab), Adimab shall have the exclusive right (but not the obligation) to prevent or abate such Infringement, and as between the Parties shall bear all related expenses and retain all related recoveries. In that case, Adimab shall notify Arsanis of such Infringement and keep Arsanis reasonably informed with respect to the disposition of any action taken in connection with them.

(d) Participation of the other Party with Respect to Infringement Suits. If a Party brings an action against Infringement under this Section 5.7, the other Party shall be entitled to separate representation in such matter by counsel of its own choice and at its own expense, and such Party shall cooperate fully with the Party bringing such action including by being joined as a party plaintiff if necessary to obtain standing for such action (all at the expense on a pass-through basis of the prosecuting Party).

(e) Settlement. Adimab shall not settle a claim brought under this Section 5.7 involving Licensed Program Antibody Patents in a manner that would limit or restrict the ability of Arsanis to develop, make or sell Products for use in the Field, or impair the exclusivity of Arsanis’ license rights, under this Agreement, in each case without the prior written consent of Arsanis (which consent shall not be unreasonably withheld, conditioned or delayed). Arsanis shall not settle a claim brought under this Section 5.7 involving Licensed Program Antibody Patents in a manner that would limit or restrict the ability of Adimab to sell, practice, license and fully enjoy the benefits of Adimab’s rights in and to the Licensed Program Antibody Patents as provided in this Agreement or that shortens the life of the Licensed Program Antibody Patents or that would narrow their scope, in each case without the prior written consent of Adimab (which consent shall not be unreasonably withheld, conditioned or delayed).

5.8 Allocation of Proceeds. If monetary damages are recovered from any Third Party in an action brought by a Party under Section 5.7(b), such recovery shall be allocated first to the reimbursement of any costs and expenses incurred by the Party controlling such litigation (including, for this purpose, a reasonable allocation of expenses of internal counsel or other personnel acting in such capacity (i.e., coordination of litigation matters and the like)), to the extent not previously reimbursed, and then the same costs and expenses of the non-controlling Party, and any remaining amounts shall be split as follows:

(i) if any portion of any such remaining amounts represents recoveries in relation to Infringement other than License-Competitive Infringement, such portion shall be allocated to Adimab.

(ii) if Arsanis exercised its first right to bring the suit, then the rest of the remaining recovery shall be allocated [**] percent ([**]%) to Adimab and [**] percent ([**]%) to Arsanis; and

(iii) if instead Adimab exercised its back-up right to enforce, then the rest of the remaining recovery shall be allocated [**] percent ([**]%) to Adimab and [**] percent ([**]%) to Arsanis.

5.9 Patent Challenges. [**] the [**] or [**] or [**], then: [**]; and [**] shall [**] basis [**] for [**] in connection with [**].

ARTICLE 6

CONFIDENTIALITY; PUBLICITY.

6.1 General. Any and all information disclosed or submitted in writing or in other tangible form — or if disclosed orally, that is indicated to be confidential at the time of disclosure and confirmed in writing as such within [**] days after initial disclosure — to one Party by the other Party under this Agreement or that certain Mutual Confidential Disclosure Agreement between them dated 8 March 2011, or disclosed between the Parties in the course of negotiating this Agreement or the term sheet for this Agreement whether or not reduced to writing if disclosed orally, is the “Confidential Information” of the disclosing Party. In addition, information embodied in Adimab Materials is Adimab’s Confidential Information, and information embodied in the Arsanis Materials is Arsanis’ Confidential Information. Sequence data (whether as to amino acid sequence or nucleic acid sequence) as to Program Antibodies shall be deemed the Confidential Information of Adimab, except that (a) sequence data and data generated in the Collaboration by Adimab relating to Program Antibodies shall also be the Confidential Information of Arsanis prior to the expiration of the Option Term for the Target to which such Program Antibodies are directed and (b) sequence data and data generated in the Collaboration by Adimab relating to Licensed Antibodies shall be the Confidential Information of Arsanis and not the Confidential Information of Adimab. Each Party shall receive and maintain the other Party’s Confidential Information in strict confidence. Neither Party shall disclose any Confidential Information of the other Party to any Third Party. Neither Party shall use the Confidential Information of the other Party for any purpose other than as required to perform its obligations or in the reasonable exercise of its rights hereunder. Each Party may disclose the other Party’s Confidential Information to the receiving Party’s directors, employees, consultants and contractors requiring access thereto for the purposes of this Agreement, provided, however, that prior to making any such disclosures, each such person shall be bound by written agreement to maintain Confidential Information in confidence and not to use such information for any purpose other than in accordance with the terms and conditions of this Agreement. [**] (the “Purpose”). Each Party agrees to take all steps necessary to ensure that the other Party’s Confidential Information shall be maintained in confidence including such steps as it takes to prevent the disclosure of its own proprietary and confidential information of like character. Each Party agrees that this Agreement shall be binding upon its Affiliates, and upon the employees and contractors involved in the Research Program of such Party and its Affiliates. Each Party shall take all steps necessary to ensure that its Affiliates and employees and contractors shall comply with the terms and conditions of this Agreement. The foregoing obligations of confidentiality and non-use shall survive, and remain in effect for a period of [**] years from, the termination or expiration of this Agreement in accordance with Article 9.

6.2 Exclusions from Nondisclosure Obligation. The nondisclosure and nonuse obligations in Section 6.1 shall not apply to any Confidential Information to the extent that the receiving Party can establish by competent written proof that it:

(a) at the time of disclosure is publicly known;

(b) after disclosure, becomes publicly known by publication or otherwise, except by breach of this Agreement by such Party;

(c) was in such Party’s possession in documentary form at the time of disclosure hereunder;

(d) is received by such Party from a Third Party who has the lawful right to disclose the Confidential Information and who shall not have obtained the Confidential Information either directly or indirectly from the disclosing Party; or

(e) is independently developed by such Party (i.e., without reference to Confidential Information of the disclosing Party).

6.3 Required Disclosures. If either Party is required to disclose any Confidential Information of the other Party, pursuant to a governmental law, regulation or order, an order of a court of competent jurisdiction; if strictly necessary to defend litigation (meaning that the defense would not be possible if the information were not disclosed); if necessary to prosecute a litigation under Section 5.7 or between the Parties to establish their rights under this Agreement; or to comply with the rules of the U.S. Securities and Exchange Commission or any stock exchange or listing entity, then the receiving Party may do so; provided, that the receiving Party shall (i) give advance written notice to the disclosing Party, (ii) make a reasonable effort to assist the disclosing Party to obtain a protective order requiring that the Confidential Information so disclosed be used only for the purposes for which the law or regulation required, and (iii) use and disclose the Confidential Information solely to the extent required by the law, regulation, order, or rule.

6.4 Terms of Agreement. The terms of this Agreement are the Confidential Information of both Parties. However, (a) each Party shall be entitled to disclose the terms of this Agreement to bona fide actual or prospective acquirers, underwriters, investors, lenders or other financing sources (and counsel for the foregoing), (b) Arsanis shall be entitled to disclose the terms of this Agreement to bona fide actual or prospective Program Transaction counterparties (and counsel for the foregoing), and (c) Adimab shall be entitled to disclose the terms of this Agreement, but excluding financial terms, the Exhibits to this Agreement and any Research Plan, to actual and prospective Adimab Platform/Core Technology licensees and/or acquirors (and counsel for the foregoing) who, in the case of each of clauses (a)—(c), are obligated to keep such information confidential and not to use it other than for the Purpose (with “Purpose” being as defined in Section 6.1, both as written there and as applied mutatis mutandis to Adimab as applicable). Moreover, each Party shall be entitled to disclose the terms of this Agreement to legal, financial and investment banking advisors to the Party, under legally binding obligations of confidentiality and non-use outside of their representation and/or advice to the Party. In addition, if legally required, a copy of this Agreement may be filed by either Party with the SEC (or relevant ex-U.S. counterpart). In that case, the filing Party will if requested by the other Party diligently seek confidential treatment for terms of this Agreement for which confidential treatment is reasonably available, and shall provide the non-filing Party reasonable advance notice of the terms proposed for redactions and a reasonable opportunity to request that the filing Party make additional redactions to the extent confidential treatment is reasonably available under the law.

6.5 Return of Confidential Information. Promptly after the termination or expiration of this Agreement for any reason, each Party shall return to the other Party all tangible manifestations of such other Party’s Confidential Information at that time in the possession of the receiving Party.

6.6 Publicity. The Parties have agreed to the joint press release regarding this Agreement attached as Exhibit E and shall release it after the signing of this Agreement on a timeline mutually agreed by the Parties. Each Party understands that this Agreement is likely to be of significant interest to investors, analysts and others and, therefore, that either Party has the right to make announcements of events or developments with respect to this Agreement that are material to such Party. The Parties agree that any such announcement will not contain Confidential Information or, if disclosure of Confidential Information is required by law or regulation or the rules of the U.S. Securities and Exchange Commission, any stock exchange or listing entity, will make reasonable efforts to minimize such disclosure and obtain confidential treatment for any such information that is disclosed to a government agency. Each Party agrees to provide the other Party with a copy of any public announcement as soon as reasonably practicable prior to its scheduled release. Except in the case of extraordinary circumstances, each Party will provide the other with an advance copy of any announcement at least [**] days prior to its scheduled release. Each Party has the right to expeditiously review and recommend changes to any announcement regarding this Agreement, provided that such right of review and recommendation will only apply for the first time that specific information is disclosed and will not apply to the subsequent disclosure of substantially similar information that has been previously disclosed. The Parties recognize the importance of announcing when antibodies discovered using the Adimab platform enter the clinic, and that Adimab shall entitled to disclose when Licensed Antibodies under this Agreement enter the clinic, in press releases mutually agreed by the Parties. Arsanis shall not unreasonably withhold its consent to the manner in which Adimab proposes to make disclosures that Licensed Antibodies have entered the clinic. Arsanis recognizes that Adimab at times has a practice of grouping announcements as to accomplishments in relation to multiple of its collaborations together into a single press release, and, if Arsanis-related accomplishments are being included in such a broader press release, Arsanis shall only have the right to approve the wording of those portions of the release that relate to Arsanis.

6.7 Certain Data. Notwithstanding this Article 6, without disclosing Arsanis’ identity, the identity, nature or class of any Target (other than the specific Target descriptions set forth on Exhibit F), or the potential indications or class of indications, Adimab shall be entitled to disclose the following Program Antibody attributes: [**].

6.8 Publication. Arsanis may publish or present the results of the Collaboration and/or the results of evaluation of Licensed Antibodies (including during the applicable Option Terms), in each case solely with respect to Licensed Antibodies and/or their Target(s), subject to the prior review and approval by Adimab for patentability and protection of Adimab’s Confidential Information as provided in this Section 6.8 and without disclosing sequence information that is Adimab’s Confidential Information (and subject to Section 6.2) unless approved of in advance in writing by Adimab in its sole discretion. Arsanis will provide to Adimab the opportunity to review any proposed abstracts, manuscripts or summaries of presentations that cover such results. Adimab will designate a person or persons who will be responsible for reviewing such publications. Such designated person will respond in writing promptly and in no event later than [**] days after receipt of the proposed material with either approval of the proposed material or a specific statement of concern, based upon either the need to seek patent protection or delete Adimab Confidential Information or concern regarding competitive disadvantage arising from the proposal. In the event of concern, Arsanis agrees not to submit such publication or to make such presentation that contains such information until Adimab is given a reasonable period of time (not to exceed [**] days) to seek patent protection for any material in such publication or presentation that it believes is patentable and that it has the right to patent, or to resolve any other issues, and Arsanis will remove from such proposed publication any Confidential Information of Adimab as requested by Adimab.

ARTICLE 7

REPRESENTATIONS AND WARRANTIES.

7.1 Mutual. Each of Adimab and Arsanis hereby represents and warrants to the other of them that the representing and warranting Party is duly organized in its jurisdiction of incorporation; that the representing and warranting Party has the full power and authority to enter into this Agreement; that this Agreement is binding upon the representing and warranting Party; that this Agreement has been duly authorized by all requisite corporate action within the representing and warranting Party; and that the execution, delivery and performance by the representing and warranting Party of this Agreement and its compliance with the terms and conditions hereof does not and shall not conflict with or result in a breach of any of the terms and conditions of or constitute a default under (a) any agreement or other instrument binding or affecting it or its Affiliate or the property of either of them, (b) the provisions of its bylaws or other governing documents or (c) any order, writ, injunction or decree of any governmental authority entered against it or by which any of its property is bound.

7.2 Adimab. Adimab hereby represents, warrants and covenants to Arsanis that:

Confidential Materials omitted and filed separately with the Securities and Exchange Commission. A total of 2 pages were omitted. [**].

7.3 Arsanis Covenant. [**] to [**] and [**] of [**], and the [**] as [**] in the [**] or [**] and [**], and [**] and [**] for the [**] in the [**] and [**] with [**].

7.4 DISCLAIMER OF WARRANTIES. OTHER THAN THE EXPRESS WARRANTIES OF SECTIONS 7.1, 7.2 AND 7.3, EACH PARTY DISCLAIMS ALL WARRANTIES OF ANY KIND, EXPRESS OR IMPLIED, INCLUDING ANY WARRANTY OF MERCHANTABILITY OR FITNESS FOR A PARTICULAR PURPOSE OR THAT ANY PRODUCTS DEVELOPED UNDER THIS AGREEMENT ARE FREE FROM THE RIGHTFUL CLAIM OF ANY THIRD PARTY, BY WAY OF INFRINGEMENT OR THE LIKE, OR THAT ANY PROGRAM PATENTS WILL ISSUE OR BE VALID OR ENFORCEABLE, OR THAT THE DEVELOPMENT, MANUFACTURE OR COMMERCIALIZATION OF ANY PRODUCT PURSUANT TO THIS AGREEMENT WILL BE SUCCESSFUL.

ARTICLE 8

INDEMNIFICATION

8.1 By Adimab. Adimab hereby agrees to indemnify, defend and hold harmless (collectively, “Indemnify”) Arsanis, its Affiliates and its and their directors, officers, agents and employees (collectively, “Arsanis Indemnitees”) from and against any and all liability, loss, damage or expense (including without limitation reasonable attorneys fees) (collectively, “Losses”) they may suffer as the result of Third Party claims, demands and actions (collectively, “Third-Party Claims”) to the extent arising out of or relating to both (x) activities under this Agreement or a grant or exercise of rights granted under this Agreement and (y) any of (a) any material breach of any of Adimab’s obligations under this Agreement or any breach (whether or not material) of a representation, warranty or covenant made by Adimab under Article 7; (b) the negligence or intentional misconduct of Adimab Indemnitees; or (c) research, testing, development, manufacture, use, sale, distribution, licensing and/or commercialization of any Program Antibodies and/or Products (or Program-Benefited Antibodies or products incorporating them) by Adimab, its Affiliates or any entity(ies) deriving rights from any of them after a reversion, transfer or grant of rights with respect to the foregoing from Arsanis under Article 9 or pursuant to the exercise of Adimab’s rights under Sections 2.9 and/or 5.2(c); except in each case to the extent of any Losses (i) [**].

8.2 By Arsanis. Arsanis hereby agrees that it, its Affiliates and all Program Transaction counterparties shall Indemnify Adimab, its Affiliates and its and their directors, officers, agents and employees (collectively, “Adimab Indemnitees”) from and against any and all Losses they may suffer as the result of Third-Party Claims to the extent arising out of or relating to both (x) activities under this Agreement or a grant or exercise of rights granted under this Agreement (but in the case of (c)–(g) excluding the grant or exercise of Adimab’s rights under Sections 2.9, 5.2(c) or 9.6) and (y) any of (a) any material breach of any of Arsanis’ obligations under this Agreement or any breach (whether or not material) of a representation, warranty or covenant made by Arsanis under Article 7; (b) the negligence or intentional misconduct of Arsanis Indemnitees; (c) research, testing, development, manufacture, use, sale, distribution, licensing and/or commercialization of Licensed Antibodies and/or Products (or Program-Benefited Antibodies or products incorporating them) by or for Arsanis, its Affiliate or any entity deriving rights from any of them; (d) Target-related intellectual property (including Patents directed to antibodies based on their interaction with any Target); (e) Target-related or Arsanis Materials-related contractual obligations of Arsanis and its Affiliates; (f) intellectual property applying to any Program Antibody or Program-Benefited Antibody based on its sequence or other characteristics (it being understood and agreed in accordance with Section 5.4(c)(vi) that Adimab does not perform intellectual property searches on Program Antibodies (including sequence-based searches) and this is the responsibility of Arsanis); or (g) intellectual property relevant to any “optional” (as described in the last paragraph of Section 2.2(d)) activities identified in the Research Plan(s) (including any and all antibody humanization-related Patents but excluding Adimab’s activities relating to affinity maturation or evolution of cross-reactivity); except in each case to the extent of any Losses (i) [**].

As regards Third Parties deriving rights from Arsanis or its Affiliate under this Agreement, it shall be sufficient that each such Third Party provide the foregoing indemnification solely with respect to the activities and scope of rights that are within the particular Third Party’s scope of rights received from Arsanis or its Affiliate, not the activities of others independently deriving rights from Arsanis or its Affiliate.

8.3 Procedures. Each of the foregoing agreements to Indemnify is conditioned on the relevant Adimab Indemnitees or Arsanis Indemnitees (a) providing prompt written notice of any Third-Party Claim giving rise to an indemnification obligation hereunder, (b) permitting the indemnifying Party to assume full responsibility to investigate, prepare for and defend against any such Third-Party Claim, (c) providing reasonable assistance in the defense of such claim at the indemnifying Party’s reasonable expense, and (d) not compromising or settling such Third-Party Claim without the indemnifying Party’s advance written consent. If the Parties cannot agree as to the application of the foregoing Sections 8.1 and 8.2, each may conduct separate defenses of the Third-Party Claim, and each Party reserves the right to claim indemnity from the other in accordance with this Article 8 upon the resolution of the underlying Third-Party Claim.

8.4 Limitation of Liability. EXCEPT TO THE EXTENT SUCH PARTY MAY BE REQUIRED TO INDEMNIFY THE OTHER PARTY UNDER THIS ARTICLE 8 (INDEMNIFICATION) OR AS REGARDS A BREACH OF A PARTY’S RESPONSIBILITIES PURSUANT TO ARTICLE 6 (CONFIDENTIALITY; PUBLICITY), NEITHER PARTY NOR ITS RESPECTIVE AFFILIATES SHALL BE LIABLE FOR ANY SPECIAL, INDIRECT, EXEMPLARY, CONSEQUENTIAL OR PUNITIVE DAMAGES ARISING OUT OF OR RELATED TO THIS AGREEMENT OR THE EXERCISE OF ITS RIGHTS HEREUNDER, WHETHER IN CONTRACT, WARRANTY, TORT, STRICT LIABILITY OR OTHERWISE.

ARTICLE 9

TERM.

9.1 Term. The term of this Agreement shall commence on the Effective Date and shall expire upon (a) the expiration of the last Option (if it expires unexercised), or (b) if later, on a country-by-country basis on the expiration of the last Royalty Term for a Product in the particular country, in each case, unless earlier terminated by a Party as set forth below in this Article 9. On expiration under (b) in the particular country, the license of Section 3.3 for the corresponding Product and its Licensed Antibody shall automatically convert to be perpetual, irrevocable, non-exclusive and fully-paid in such country.

9.2 Material Breach.

(a) Either Party may terminate this Agreement for the material breach of this Agreement by the other Party, if such breach remains uncured [**] days following notice from the nonbreaching Party to the breaching Party specifying such breach; provided, however, that if cure of such breach cannot reasonably be effected within such [**] day period, the breaching party may deliver to the nonbreaching Party a plan reasonably calculated to cure such breach within a timeframe that is reasonably prompt in light of the circumstances then prevailing but in no event longer than an additional [**] days. Following delivery of such a plan, the breaching Party will carry out the plan and cure the breach. If there is a good faith dispute as to the existence or cure of a breach or default pursuant to this Section 9.2, all applicable cure periods will be tolled during the existence of such good faith dispute and no termination for a breach which is disputed in good faith will become effective until such dispute is resolved.

(b) For Targets for which the Option has been exercised, the foregoing Section 9.2(a) applies on a Target basis if there is a material adverse effect of the breach on the rights and obligations under this Agreement with respect to such Target (and its associated Patents, Licensed Antibodies, and Products). Furthermore, if Arsanis is the breaching Party and the material adverse effect of the breach is limited to a given Target for which the corresponding Option has been exercised, then the termination shall be effective only as to the Target to which the uncured material breach relates (and its related Patents, Licensed Antibodies and Products). If the material breach has, or is reasonably likely to have, a material adverse effect only on the development, manufacture or commercialization of a Product in a particular jurisdiction or jurisdictions, then this Agreement shall not terminate with respect to such Product and associated Target in the Territory outside of such jurisdiction or jurisdictions, and the foregoing obligations shall only apply to the terminated jurisdiction or jurisdictions.

9.3 Elective Termination. Effective no sooner than the end of the Tail Period, Arsanis may terminate this Agreement in its entirety on three (3) months prior written notice to Adimab. Arsanis may also terminate this Agreement as to all Licensed Antibodies to a particular Target and all Products based on the terminated Licensed Antibodies by three (3) months prior written notice to Adimab. Such right to terminate on a Target basis shall be exercisable one (1) or more times (at different times for different Targets).

9.4 Survival in All Cases. Termination of this Agreement shall be without prejudice to or limitation on any other remedies available to nor any accrued obligations of either Party. In addition, Sections 2.4(c) (except that Section 2.4(c) shall not survive termination by Adimab under Section 9.2 for Arsanis’ uncured material breach), 2.5(a), 2.6, 2.7, 4.3 through 4.14 (with respect to payment obligations outstanding as the effective date of termination or expiration; and in the case of Section 4.3(f) payment obligations for Epitope-Only Transactions after the date of termination or expiration shall continue to accrue for the life of the Epitope Patents), 5.1, 5.2(a), 5.2(b)(iii), 5.2(c), 5.4(a) and (d)(iii), 7.3, and 7.4 and Articles 1 (to the extent the definitions in such Article are relevant to other surviving provisions of this Agreement or a covenant is contained in such Article), 6, 8, 9 and 10 shall survive any expiration or termination of this Agreement.

9.5 Certain Consequences of Termination. If this Agreement expires or terminates in its entirety (other than an expiration under Section 9.1 following an Option exercise after all Royalty Terms have expired or a termination by Arsanis pursuant to Section 9.2 for Adimab’s material breach (“Full Payment Term Expiration”)), or in part (e.g., only in certain jurisdictions or only in connection with certain Targets), Arsanis hereby covenants that unless Arsanis agrees in writing to pay Adimab payments as set forth in Article 4 with respect to products containing a Program-Benefited Antibody as if such products were Products (and as to related transactions as if they were Program Transactions), Arsanis and its Affiliates shall not (a) develop or commercialize such Program-Benefited Antibody or product containing such Program-Benefited Antibody, (b) license or otherwise grant rights to any entity to do the foregoing, or (c) practice, license or assign to a Third Party, option to a Third Party or covenant not to sue a Third Party under Licensed Program Antibody Patents with respect to such Program-

Benefited Antibody. In the event that Arsanis agrees to pay Adimab payments as set forth in Article 4 with respect to products containing a Program-Benefited Antibody as if such products were Products (and as to related transactions as if they were Program Transactions), then Adimab shall agree to a covenant not to sue Arsanis with respect to such products and transactions as set forth in Section 3.5(b). Other than after a Full Payment Term Expiration, if Arsanis has elected under Section 5.1 to include Program Antibody CDR-specific dependent claim(s) in any Epitope Patent or Patent on a Broad Non-CDR Antibody Invention (i.e., a patent claim that would be described by clause (a) of the definition of Antibody Sequence Coverage but for being a dependent claim (whereas such clause (a) requires an independent claim)), then Arsanis shall not include such dependent claim(s) in any license granted under such Epitope Patent or Patent on a Broad Non-CDR Antibody Invention.

9.6 Additional Effects of Termination for Arsanis Fault or Arsanis Elective Termination. If Adimab terminates this Agreement for Arsanis’ uncured material breach, or Arsanis terminates this Agreement at-will under Section 9.3, then, as to all Targets (and associated Patents, Licensed Antibodies and Products) in the jurisdiction(s) for which this Agreement has terminated: Arsanis and its Affiliates (a) hereby assign to Adimab, effective upon such termination, all right, title and interest in and to the Program Patents (other than Program Patents claiming Broad Non-CDR Antibody Inventions and Epitope Patents, provided that Arsanis, effective upon such termination, hereby grants to Adimab an exclusive, royalty-free, worldwide perpetual license under such Patents claiming Broad Non-CDR Antibody Inventions and Epitope Patents, to make, have made, use, sell offer to sell, import and export Program Antibodies, Products, Program-Benefitted Antibodies researched, developed or commercialized by Arsanis or its Affiliate prior to the time of termination, and pharmaceutical compositions containing the foregoing), Program Know-How, and all data with respect to the terminated Licensed Antibodies that are Controlled by Arsanis and its Affiliates; (b) shall transfer all producing cell lines for such Licensed Antibodies to Adimab (under conditions intended to ensure their viability) along with copies of master batch records and SOPs (if existing) for production of such antibodies; and (c) shall transfer all filings with Regulatory Authorities with respect to such Licensed Antibodies to Adimab if Adimab requests in writing. If Adimab engages in a Program Transaction (analogously defined) with respect to any of the rights transferred to it under this Section, or it or its Affiliate markets any Licensed Antibody or Product the rights to which returned to Adimab under this Section 9.6, in each case other than pursuant to any Program Transaction to which Adimab becomes a party under Section 9.8, then Article 4 (but excluding Sections 4.1-4.2) shall apply mutatis mutandis to require Adimab to make payments to Arsanis in the same amounts and in relation to the same elections, revenues and sales as such Article (excluding such Sections) provides for Arsanis to pay Adimab. Beyond these payments, Adimab shall not owe any monies to Arsanis in respect of Adimab’s rights under this Section 9.6. Notwithstanding the first sentence of this Section, clauses (a), (b) and (c) of this Section are subject to the terms of any then-in-effect Program Transactions.

9.7 Additional Effects of Termination for Adimab Fault. If Arsanis elects to terminate this Agreement pursuant to Section 9.2(a), then (a) any unexercised and unexpired Options shall survive, and the “Option Term” for each of these Options shall continue unaffected by the termination; (b) the licenses and rights granted to Arsanis under Sections 2.6 and 3.1 shall survive termination until the time that in the case of Section 3.1 they would have otherwise expired (and Arsanis’ rights under Section 2.8 shall survive to the extent necessary or useful to the determination whether to exercise any continuing Options); (c) the licenses granted under Section 3.3 shall survive with respect to each Target the Option for which was exercised by Arsanis prior to and after the effective date of termination; provided, that Arsanis complies with its diligence obligations under Section 3.4(a) with respect to such Target and pays all amounts due to Adimab pursuant to Article 4 that would otherwise be applicable to Licensed Antibodies and/or Products directed to such Target; provided that Arsanis may elect, in its sole discretion upon written notice to Adimab, to either (i) reduce such amounts by the amount of all damages attributable to Adimab’s breach of this Agreement (as mutually agreed by the Parties or determined by a court or arbitrator of competent jurisdiction) or (ii) change all references to “[**] percent ([**]%)” in Section 4.4 to “[**] percent ([**]%)” and the royalty rate referred to in Sections 3.3(c)(i) and 4.5 to [**] percent ([**]%), and apply, as a credit against any future payments Arsanis is required to make to Adimab under this Agreement, up to one hundred percent (100%) of the amount (“Arsanis True-up Amount”) equal to [**] percent ([**]%) of the total amount paid to Adimab under this Agreement with respect to the terminated Target(s) (and their associated Patents, Licensed Antibodies, and Products) prior to the effective date of such termination until such Arsanis True-up Amount has been applied in full; (d) Arsanis’ obligation to disclose data to Adimab pursuant to Section 6.7 shall terminate; and (e) Sections 2.9, 5.2(b)(i), 5.2(b)(ii), 5.3, 5.4(b), (d)(i) and (d)(ii), 5.5, 5.6, 5.7, 5.8, 7.1, 7.2, and 7.4 shall survive.

9.8 Survival of Sublicenses. In the event that the licenses granted to Arsanis under this Agreement are terminated, any granted sublicenses to Program Transaction counterparties (to avoid doubt, granted to Third Parties, not Arsanis Affiliates) will remain in full force and effect; provided, that the sublicensee is not then in breach of its Program Transaction agreement and the Program Transaction counterparty agrees to be bound to Adimab as a licensor under the terms and conditions of the Program Transaction agreement (including payment obligations), without imposing any greater obligation on Adimab than imposed on Adimab under this Agreement. Adimab will enter into appropriate agreements or amendments to the Program Transaction agreement to substitute itself for Arsanis as the licensor thereunder. Regardless of any prior Royalty Election or Revenue Election made by Arsanis, upon the effective date of such termination the Revenue Election shall apply to any Program Transaction to which Adimab becomes a party under this Section, and the provisions of Sections 4.3(c), (d), and (e) and Section 4.4 shall apply mutatis mutandis to require Adimab to make payments to Arsanis with respect to such Program Transaction in the same amounts and in relation to the same revenues and sales as such Sections of the Agreement provide for Arsanis to pay Adimab with respect to Program Transactions subject to the Revenue Election; provided, however, that Adimab may apply, as a credit against any future payments Adimab is required to make to Arsanis under this Agreement, up to one hundred percent (100%) of the amount (“Adimab True-up Amount”) equal to (i) [**] percent ([**]%) of the total amount of any Program Transaction Revenue, Multi-Product Deal Program Transaction Revenue or Multi-Target Deal Program Transaction Revenue, as the case may be, received by Arsanis in respect of such Program Transaction under this Agreement prior to the effective date of termination, less (ii) the total amount of any payments received by Adimab in respect of such Program Transaction under this Agreement prior to the effective date of termination, until such Adimab True-up Amount has been applied in full. To avoid doubt, Adimab is not required to assume any greater obligations to the Program Transaction counterparty than Adimab’s obligations to Arsanis under this Agreement, other than the obligation to provide a sublicense under the license to Adimab of Section 9.6 under any Patents on Broad Non-CDR Antibody Inventions and Epitope Patents.

9.9 Bankruptcy. All licenses and rights to licenses granted under or pursuant to this Agreement by Adimab to Arsanis are, and will otherwise be deemed to be, for purposes of Section 365(n) of the United States Bankruptcy Code (the “Bankruptcy Code”), licenses of rights to “intellectual property” as defined under Section 101(35A) of the Bankruptcy Code. The Parties agree that Arsanis, as a licensee of such rights under this Agreement, will retain and may fully exercise all of its rights and elections under the Bankruptcy Code. The parties further agree that that upon commencement of a bankruptcy proceeding by or against Adimab under the Bankruptcy Code, Arsanis will be entitled to a complete duplicate of, or complete access to (as Arsanis deems appropriate), all such intellectual property and all embodiments of such intellectual property. Such intellectual property and all embodiments of such intellectual property will be promptly delivered to Arsanis (a) upon any such commencement of a bankruptcy proceeding and upon written request by Arsanis, unless Adimab elects to continue to perform all of its obligations under this Agreement, or (b) if not delivered under (a) above, upon the rejection of this Agreement by or on behalf of Adimab and upon written request by the Arsanis. Adimab (in any capacity, including debtor-in-possession) and its successors and assigns (including any trustee) agrees not to interfere with the exercise by Arsanis or its Affiliates of its rights and licenses to such intellectual property and such embodiments of intellectual property in accordance with this Agreement, and agrees to assist Arsanis and its Affiliates in obtaining such intellectual property and such embodiments of intellectual property in the possession or control of Third Parties as reasonably necessary or desirable for Arsanis to exercise such rights and licenses in accordance with this Agreement. The foregoing provisions are without prejudice to any rights Arsanis may have arising under the Bankruptcy Code or other applicable law. Notwithstanding the foregoing in this Section 9.9, nothing in this Section 9.9 shall be read to entitle Arsanis to obtain disclosure of or access to Adimab Platform/Core Technology (including Adimab Platform/Core Technology Improvements), whether or not as an “embodiment,” “update,” or otherwise, at any time, and Arsanis shall not under any circumstances notwithstanding anything express or implied in this Agreement be entitled to disclosure of Adimab Platform/Core Technology (including Adimab Platform/Core Technology Improvements).

ARTICLE 10

MISCELLANEOUS.

10.1 Independent Contractors. The Parties shall perform their obligations under this Agreement as independent contractors. Nothing contained in this Agreement shall be construed to be inconsistent with such relationship or status. This Agreement and the Parties’ relationship in connection with it shall not constitute, create or in any way be interpreted as a joint venture, fiduciary relationship, partnership or agency of any kind.

10.2 Dispute Resolution.

(a) Escalation. Either Party may refer any dispute in connection with this Agreement to senior executives of the Parties (for Adimab, an Officer or Board member who is not an Officer, Board member or stockholder in Arsanis or representing a fund that is a stockholder in Arsanis and for Arsanis, an Officer or Board member who is not an Officer, Board member or stockholder in Adimab or representing a fund that is a stockholder in Adimab) for good-faith discussions over a period of not less than [**] days (the “Senior Executives Discussions”). Each Party will make its executives reasonably available for such discussions. If the Parties are unable to resolve the dispute through the Senior Executives Discussions within such [**] days, then either Party may proceed to seek a judicial resolution of the matter, except that in the case of a dispute or failure to agree over an allocation of Program Transaction Revenue that is provided in this Agreement not to be subject to baseball arbitration under Section 10.2(b) due to Adimab not having undergone a Change of Control by the applicable time for the matter to be referable to such baseball arbitration (“Adimab-Reserved Allocation Decisions”), notwithstanding anything express or implied in this Agreement, at law or in equity, the Adimab- Reserved Allocation Decisions shall not be referable for judicial resolution either, under any circumstance (including in the case of an allegation by Arsanis that Adimab has failed to negotiate in good faith).

(b) Baseball Arbitration for Selected Financial Allocations. Disputes over the allocation of value described in Sections 4.3 and 4.5(c) as referable for baseball arbitration under this Section shall be resolved by arbitration as provided in this Section 10.2(b). To avoid doubt, only certain allocation disputes are referable to this Section 10.2(b), and these are only those allocation disputes as to allocation decisions first arising after an Adimab Change of Control as described more particularly in Section 4.3 or 4.5(c). In the absence of such an Adimab Change of Control at the applicable time the allocation decision first arises (as described more particularly in Section 4.3 or Section 4.5(c)), Arsanis shall have no right to require baseball arbitration under this Section, notwithstanding anything express or implied in this Agreement, at law or in equity.

(i) The Parties shall jointly engage an arbitrator through JAMS (or its successor) (the “Arbitrator”). JAMS shall appoint the Arbitrator if the Parties do not agree on which one to select within [**] days. The Parties agree that the arbitrator shall be a lawyer with at least fifteen (15) years experience or a former judge of a court of general jurisdiction, and shall be experienced in matters regarding issues of a similar nature, and shall be neutral, independent, disinterested, and impartial.

(ii) If JAMS has any rules specific to baseball arbitration at the time a Party requests the baseball arbitration, then those rules shall apply. If JAMS does not have any such specific rules, then the most applicable procedural rules of JAMS shall apply. In each case, the applicable rules shall be modified to the extent in conflict with this Section 10.2(b). The place of arbitration shall be New York, New York or such other place as the parties may mutually agree.

(iii) In the case of a dispute under Section 4.3 or 4.5(c), Arsanis shall disclose to the Arbitrator and to Adimab (if it has not already done so) the texts of all documents governing the Multi-Target Deal, Multi-Product Deal or the Arsanis Trade Sale, as the case may be. Within [**] days after such disclosure, each Party shall make its detailed proposal as to its calculation of Multi-Product Deal Program Transaction Revenue, Multi-Target Deal Program Transaction Revenue or Program Trade Sale Proceeds, as the case may be, taking into account the portion of Arsanis Trade Sale proceeds attributable to Undesignated Rights and any Combination Product adjustment that the Party proposes under Section 4.3(e). In the case of a dispute under Section 4.5(c), each Party shall make a detailed proposal as to the portion of Net

Sales of the Combination Product that such Party proposes to be royalty-bearing under this Agreement. Each of the foregoing written proposals shall be provided by the Parties within [**] days after the appointment of the Arbitrator, and each shall not to exceed [**] pages (including supporting materials and explanation). Each Party shall be allowed [**] depositions as part of the discovery process not to exceed [**] hours in the aggregate (or more if the Arbitrator deems them reasonably necessary), and each Party may perform reasonable document discovery to the extent determined by the Arbitrator. Each Party shall disclose its proposal simultaneously to the other Party and to the Arbitrator. The Arbitrator may hold hearings including both Parties and in which each Party may make a presentation or present witnesses for no more than [**] hours. The Arbitrator may also question the Parties and hear the Parties’ answers to the Arbitrator’s questions for no more than an additional [**] hours. Neither Party shall engage in ex parte communications with the Arbitrator. The Arbitrator shall choose one of the Parties’ proposals to become the arbitral award, and shall render his or her decision within [**] days after the Arbitrator is selected.

(iv) The Arbitrator’s selection shall be binding on the Parties with respect to the particular Multi-Product Deal, Multi-Target Deal, Arsanis Trade Sale, or Combination Product adjustment to Net Sales or to Program Transaction Revenue, as the case may be, absent proven fraud. Each Party shall bear its own costs of arbitration, and the Parties shall share equally the costs for the Arbitrator and the arbitration process, unless the Arbitrator chooses to award costs and attorneys’ fees to either Party in whole or in part, which the Arbitrator is hereby fully empowered to do. All information disclosed to the Arbitrator or to the other Party by a Party shall be Confidential Information of the disclosing Party (except to the extent containing Confidential Information previously disclosed hereunder by the other Party).

(v) The standards that the Arbitrator shall apply to the different allocation decisions that are decided by arbitration under this Section are:

(1) In the case of a Multi-Target Deal, the Arbitrator is instructed to choose the proposal that more fairly and reasonably allocates Program Transaction Revenue to the elements of the Multi-Target Deal other than the Unrelated Target component (i.e., to (a) the Target(s) that are not Unrelated Targets in the particular Program Transaction, (b) antibodies and other drugs against such Target(s), (c) products containing any of the foregoing, (d) Epitope Patents relating to such Targets, and/or (e) anything (including rights, data, activities and materials) relating to any of the foregoing, all of the foregoing as opposed to and contrasted with (v) the Unrelated Targets in the Multi-Target Deal; (w) antibodies to such Unrelated Target(s), (x) small molecules or non-antibody drugs (in each case not co-formulated with any of (a)-(c)), (y) products containing any of the foregoing in (v)—(x); and/or (z) anything (including rights, data, activities and materials) relating to any of the foregoing in (v)—(y)).

Multi-Target Deal Program Transaction Revenue shall be subject to further adjustment applying the standard of subsection (2) if elements (a)—(d) in the foregoing paragraph include rights to antibodies that are neither Licensed Antibodies nor Program-Benefited Antibodies nor products based exclusively on either or both of the foregoing (i.e., if the deal is, additionally, a Multi-Product Deal).

Multi-Target Deal Program Transaction Revenue shall be subject to further adjustment applying the standard of subsection (3) if the lead Product or any back-up Product in active development in the Multi-Target Deal is a Combination Product.

The Program Transaction Revenue fairly and reasonably attributable to Epitope Patents shall in any event be included in Multi-Target Deal Program Transaction Revenue.

(2) In the case of a Multi-Product Deal, the Arbitrator is instructed to choose the proposal that more fairly and reasonably allocates Program Transaction Revenue to the Licensed Antibody, Product, Program-Benefited Antibody, product containing the foregoing, and Epitope Patents components of the Multi-Product Deal, taking into account all of the following factors:

(a) Whether a Licensed Antibody, Program-Benefited Antibody, Product, or product containing a Program-Benefited Antibody is the lead product candidate in the program;

(b) Which antibodies and products in the deal are the most advanced;

(c) With respect to which antibodies and products in the deal significant data have been generated, and how advanced and favorable such data are;

(d) Which antibodies and products in the deal would require further adjustment prior to being a viable candidate for development (e.g., in the case of antibodies, whether or not they require humanization prior to being considered a product candidate);

(e) Levels of affinity or other desirable properties vis-à- vis the Target(s) and data as to efficacy;

(f) Safety characteristics;

(g) What candidates are planned to have what level of resource put into their development going forward after the Program Transaction (if such plans are known at that time);

(h) Proprietary positions on the different product candidates;

(i) If not grouped together in a single transaction, and instead sold in separate, unrelated, arms’-length transactions in which the counterparties are unrelated to each other, which elements included in the Program Transaction would garner the highest prices (and what relative prices would the different elements garner); and

(j) All other relevant commercial factors.

The Arbitrator is instructed that the allocation should not be made purely based on the number of antibodies, drugs, product candidates and products in the deal that are and are not Licensed Antibodies, Program-Benefited Antibodies, Products and products containing the foregoing. Rather, it should be based upon a qualitative inquiry into which antibodies, drugs, product candidates and candidates are responsible for the value being realized and monetized in the Program Transaction, and in what proportions. It is anticipated that antibodies, drugs, product candidates and products that are most advanced in development shall receive allocation of the majority or in some cases all of the Program Transaction Revenue. The Arbitrator shall, in assessing the Parties’ proposed allocations, take into account that it is not necessarily fair or reasonable to allocate any value to antibodies, drugs, product candidates and products for which no data have been generated.

The Program Transaction Revenue reasonably attributable to Epitope Patents shall in any event be included in Multi-Product Deal Program Transaction Revenue and shall not be subject to reduction or allocation under this subsection (2).

Where this subsection (2) is being applied as a further adjustment to Multi-Target Deal Program Transaction Revenue, it shall be applied solely to Multi-Target Deal Program Transaction Revenue (not to all Program Transaction Revenue).

(3) If the lead Product(s) and other Products having undergone active development or that are advanced back-ups in active development in the Program Transaction are Combination Products, then the Arbitrator shall pick the proposal for the formula A/(A+B) that more fairly and reasonably attributes value to Licensed Antibody components in the Combination Product(s), where “A” is the value contributed by the Licensed Antibody and Program-Benefited Antibody components, and “B” is the value contributed, in the case of Drug Combinations, by the other active ingredients; in the case of Drug-Device Combinations, by the other active ingredients (if any) and patented delivery device; and in the case of Diagnostic Combinations by the other antibodies in the Diagnostic Combination (the components listed out here being the “recognized components;” the recognized components shall in any event always exclude inert ingredients and excipients in Drug Combinations and Drug-Device Combinations, as well as unpatented technology in Drug-Device Combinations). The Arbitrator shall take into account all of the following:

(a) Sales prices of each component when sold separately shall be considered the most reliable indicator of value, if available for each recognized component (as indicated above) in the Combination Product.

(b) Any active ingredient that is a generic drug or generic biologic shall in general be considered to contribute significantly less value than proprietary active ingredients.

Where this subsection (3) is being applied as a further adjustment to Multi-Target Deal Program Transaction Revenue, it shall be applied solely to Multi-Target Deal Program Transaction Revenue (not to all Program Transaction Revenue).

Where this subsection (3) is being applied as a further adjustment to Multi-Product Deal Program Transaction Revenue, it shall be applied solely to Multi-Product Deal Program Transaction Revenue (not to all Program Transaction Revenue).

This sub-section (3) shall not be applied to further adjust any value that was attributed to Epitope Patents in an allocation under subsection (1).

(4) In the case of an allocation in an Arsanis Trade Sale, the Arbitrator shall apply the same standards to allocate revenue to the Undesignated Rights as used first in Multi-Target Deals, and with further adjustment under subsections (2) and (3) as warranted by the facts.

(5) In the case of a Combination Product adjustment to Net Sales, the Arbitrator shall select the proposal that more fairly and reasonably allocates Net Sales of a Combination Product to the Licensed Antibody component(s) of such Combination Product, on the formula A/(A+B), with the remainder of the standard being as described in subsection (3) but applied to Net Sales rather than Program Transaction Revenue.

The page limits and presentation time limits stated in this Section 10.2(b) apply to all allocations being made with respect to a given Program Transaction or Arsanis Trade Sale, on an aggregate basis.

10.3 Governing Law and Venue. This Agreement shall be governed by and interpreted in accordance with the laws of the State of New York without giving effect to principles of conflicts of laws that would require the application of any other law; provided, that matters of intellectual property law will be determined in accordance with the United States federal law. Any and all judicial resolutions of disputes in connection with this Agreement shall be in federal court located within any of the boroughs of New York City, New York, and each Party hereby consents to the jurisdiction and venue of such courts, and waives all defenses it may have to such jurisdiction and venue, including that the court cannot assert personal jurisdiction over the defendant and forum non conveniens.

10.4 Entire Agreement. This Agreement (including its Exhibits) sets forth all the covenants, promises, agreements, warranties, representations, conditions and understandings between the Parties with respect to the subject matter hereof and supersedes and terminates all prior agreements and understandings between the Parties with respect to such subject matter (including that certain Mutual Confidential Disclosure Agreement between the Parties dated 8 March 2011). No subsequent alteration, amendment, change or addition to this Agreement shall be binding upon the Parties unless reduced to writing and signed by the respective authorized officers of the Parties.

10.5 Assignment. Neither Party may assign in whole or in part this Agreement without the advance written consent of the other Party, except as set forth in the following sentence. Either Party may assign this Agreement in its entirety to the successor to all or substantially all of its stock or assets to which this Agreement relates in connection with its merger with, or the sale of all or substantially all of its stock or assets to which this Agreement relates, to another entity, regardless of the form of the transaction. In addition, Adimab may assign this Agreement, or any of its rights under this Agreement, in connection with the sale of, monetization of, transfer of, or obtaining financing on the basis of the payments due to Adimab under this Agreement or debt or project financing in connection with this Agreement. Also, Arsanis may assign its rights and obligations under this Agreement on a Target-by-Target basis, at any time after Option exercise for the particular Target, to any entity to which Arsanis assigns all or substantially all of its assets with respect to such Target (and its related Patents, Licensed Antibodies and Products); provided that, to avoid any ambiguity as to what rights and obligations are being assigned, Adimab shall be entitled to require before the closing of such transaction that a separate document be created and signed between the Parties addressing solely the rights and obligations in relation to such Target (and its related Patents, Licensed Antibodies and Products) and it shall be only the rights and obligations set forth in such separate document that shall be assigned in the transaction. Subject to the foregoing, this Agreement shall be binding upon and shall inure to the benefit of the Parties and their respective successors and permitted assigns. Any assignment of this Agreement not made in accordance with this Agreement is prohibited hereunder and shall be null and void.

10.6 Severability. If one or more of the provisions in this Agreement are deemed unenforceable by law, then such provision shall be deemed stricken from this Agreement and the remaining provisions shall continue in full force and effect.

10.7 Force Majeure. Both Parties shall be excused from the performance of their obligations under this Agreement to the extent that such performance is prevented by a Force Majeure (defined below) and the nonperforming Party promptly provides notice of the prevention to the other Party. Such excuse shall be continued so long as the condition constituting Force Majeure continues and the nonperforming Party takes reasonable efforts to remove the condition, but no longer than six (6) months. For purposes of this Agreement, “Force Majeure” means conditions beyond a Party’s reasonable control or ability to plan for, including acts of God, war, terrorism, civil commotion, labor strike or lock-out; epidemic; failure or default of public utilities or common carriers; and destruction of production facilities or materials by fire, earthquake, storm or like catastrophe; provided, however, the payment of invoices due and owing under this Agreement shall not be excused by reason of a Force Majeure affecting the payor.

10.8 Notices. Any notice required or permitted to be given under this Agreement shall be in writing, shall specifically refer to this Agreement and shall be deemed to have been sufficiently given for all purposes if (a) mailed by first class certified or registered mail, postage prepaid, (b) delivered by express delivery service, (c) personally delivered, or (d) transmitted by facsimile with proof of completed transmission and which notice by facsimile shall be followed reasonably promptly by an additional notice pursuant to one of clause (a), (b) or (c) above. Unless otherwise specified in writing, the mailing addresses of the Parties shall be as described below. Arsanis will provide its facsimile number by written notice within 60 days after the Signing Date.

If to Adimab:

Adimab, Inc.

16 Cavendish Court

Lebanon, NH 03766

Attention: CEO

Facsimile: [**]

with a required copy to each of:

Attention: Head, Business Development at the same address and fax.

and

Laura O. Spiegelman

Spiegelman Life Sciences

1459 Eighteenth Street – PMB 309

San Francisco, CA 94107

Facsimile: [**]

In the case of Arsanis:

Arsanis, Inc.

16 Cavendish Court

Lebanon, NH

Attention: Chief Scientific Officer

with a copy to:

Sumy C. Daeufer

Faber Daeufer & Rosenberg PC

950 Winter Street, Suite 4500

Waltham, MA 02451

Facsimile: [**]

10.9 Construction. This Agreement has been prepared jointly and shall not be strictly construed against either Party. Ambiguities, if any, in this Agreement shall not be construed against any Party, irrespective of which Party may be deemed to have authored the ambiguous provision.

10.10 Headings. The headings for each article and section in this Agreement have been inserted for convenience of reference only and are not intended to limit or expand on, nor to be used to interpret, the meaning of the language contained in the particular article or section.

10.11 No Waiver. Any delay in enforcing a Party’s rights under this Agreement or any waiver as to a particular default or other matter shall not constitute a waiver of such Party’s rights to the subsequent enforcement of its rights under this Agreement, excepting only as to an express written and signed waiver as to a particular matter for a particular period of time executed by an authorized officer of the waiving Party.

10.12 Performance by Affiliates. A Party may perform some or all of its obligations under this Agreement through Affiliate(s) or may exercise some or all of its rights under this Agreement through Affiliates. However, each Party shall remain responsible and be guarantor of the performance by its Affiliates and shall cause its Affiliates to comply with the provisions of this Agreement in connection with such performance. In particular and without limitation, all Affiliates of a Party that receive Confidential Information of the other Party pursuant to this Agreement shall be governed and bound by all obligations set forth in Article 6, and shall (to avoid doubt) be subject to the intellectual property assignment and other intellectual property provisions of Article 5 as if they were the original Party to this Agreement (and be deemed included in the actual Party to this Agreement for purposes of all intellectual property-related definitions). A Party and its Affiliates shall be jointly and severally liable for their performance under this Agreement.

10.13 Counterparts. This Agreement may be executed in one or more identical counterparts, each of which shall be deemed to be an original, and which collectively shall be deemed to be one and the same instrument. In addition, signatures may be exchanged by facsimile or PDF.

[remainder of page intentionally blank]

IN WITNESS WHEREOF, the Parties have by duly authorized persons executed this Agreement as of the date first written above.

ARSANIS, INC.:		ADIMAB, LLC:

Sign:	/s/ Eszter Nagy	Sign:	/s/ Errik Anderson
Print Name: Eszter Nagy		Print name: Errik Anderson
Title: CSO		Title: COO
Date: 9/20/2011		Date: 9/20/2011

CONFIDENTIAL

EXECUTION COPY

EXHIBITS LIST

A – ADIMAB PLATFORM/BACKGROUND PATENTS

B – RESEARCH OVERVIEW

C – RESEARCH PLAN

D – FORM OF QUESTIONNAIRE

E – JOINT PRESS RELEASE

F – PERMITTED TARGET DESCRIPTIONS

G – EXCERPT FROM ARSANIS ARTICLES

A-1

EXHIBIT A

BACKGROUND PATENTS

Adimab Platform / Background Patents

Publication Number	Title

[**]

A-2

EXHIBIT B

RESEARCH OVERVIEW

[**]

B-1

EXHIBIT C

RESEARCH PLAN 1

Adimab—Arsanis workplan #1

Confidential Materials omitted and filed separately with the Securities and Exchange Commission. A total of 26 pages were omitted.

[**]

D-1

EXHIBIT D

FORM OF QUESTIONNAIRE

Partner Completed Target Questionnaire

Information you are able to provide about your target will help Adimab design a customized selection strategy and detailed work plan. This will ultimately allow Adimab to deliver antibodies that fit your desired properties.

Confidential Materials omitted and filed separately with the Securities and Exchange Commission. A total of 4 pages were omitted.

D-2

EXHIBIT E

JOINT PRESS RELEASE

Joint Press Release has not been agreed at this time and is subject to mutual written agreement between authorized officers of both parties.

E-1

EXHIBIT F

PERMITTED TARGET DESCRIPTIONS

The following target descriptions may be used with no further description of the identity, nature or class of target:

bacterial target

F-1

EXHIBIT G

EXCERPT FROM ARSANIS ARTICLES

[SEE ATTACHED PAGES.]

Delaware	PAGE 1

The First State

I, JEFFREY W. BULLOCK, SECRETARY OF STATE OF THE STATE OF DELAWARE, DO HEREBY CERTIFY THE ATTACHED IS A TRUE AND CORRECT COPY OF THE CERTIFICATE OF AMENDMENT OF “ARSANIS, INC.”, FILED IN THIS OFFICE ON THE FIFTEENTH DAY OF SEPTEMBER, A.D. 2010, AT 11:06 O’CLOCK A.M.

A FILED COPY OF THIS CERTIFICATE HAS BEEN FORWARDED TO THE NEW CASTLE COUNTY RECORDER OF DEEDS.

4851982 8100 100909108
You may verify this certificate online at corp.delaware.gov/authver.shtml	AUTHENTICATION: 8227827 DATE: 09-15-10

State of Delaware Secretary of State Division of Corporations Delivered 11:14 AM 09/15/2010 FILED 11:06 AM 09/15/2010 SRV 100909108 - 4851982 FILE

Arsanis, Inc.

CERTIFICATE OF AMENDMENT

OF

CERTIFICATE OF INCORPORATION

Arsanis, Inc., a corporation organized and existing under the General Corporation Law of Delaware (the “Corporation”) DOES HEREBY CERTIFY:

FIRST:	That the Board of Directors of the Corporation by unanimous written consent adopted resolutions proposing and declaring advisable that the Certificate of Incorporation of said corporation, filed with the Secretary of State of Delaware, be amended as follows:

RESOLVED:	That the Board of Directors of this Corporation recommends and deems it advisable that the Certificate of Incorporation of this Corporation be amended by deleting Article FOURTH thereof and substituting for said Article FOURTH the new Article FOURTH set forth on Exhibit A attached hereto;

RESOLVED:	That the aforesaid proposed amendment be submitted to the stockholders of this Corporation for their consideration.

RESOLVED:	That following the approval by the stockholders of the aforesaid amendment as required by law, the officers of this Corporation be, and they hereby are, and each of them hereby is, authorized and directed (i) to prepare, execute and file with the Secretary of State of the State of Delaware a Certificate of Amendment setting forth the aforesaid amendment in the form approved by the stockholders and (ii) to take any and all other actions necessary, desirable or convenient to give effect to the aforesaid amendment or otherwise to carry out the purposes of the foregoing resolutions.

SECOND:	That in lieu of a meeting and vote of stockholders, the stockholders have given written consent to said amendment in accordance with the provisions of Section 228 of the General Corporation Law of the State of Delaware.

THIRD:	That the aforesaid amendments were duly adopted in accordance with the applicable provisions of Sections 242 of the General Corporation Law of the State of Delaware.

IN WITNESS WHEREOF, the Corporation has caused this Certificate of Amendment to be signed by Robert L. Birnbaum, its Secretary, this 15th day of September, 2010.

/s/ Robert L. Birnbaum
Robert L. Birnbaum

Exhibit A

Article Fourth of Certificate of Incorporation of Arsanis, Inc.

FOURTH: The total number of shares of all classes of capital stock which the Corporation shall have authority to issue shall be 6,779,078 shares divided into two classes, as follows: 4,464,539 shares of common stock, par value $0.001 per share (the “Common Stock”) and 2,314,539 shares of Preferred Stock, par value $0.001 per share (the “Preferred Stock”).

A description of the respective classes of stock and a statement of the designations, preferences, voting powers, relative, participating, optional or other special rights and privileges and the qualifications, limitations and restrictions of the Preferred Stock and Common Stock are as follows:

A. Common Stock.

1. Relative Rights of Preferred Stock and Common Stock. All preferences, voting powers, relative, participating, optional or other special rights and privileges, and qualifications, limitations or restrictions, of the Common Stock are expressly made subject and subordinate to those that may be fixed with respect to any shares of the Preferred Stock.

2. Voting Rights. Except as otherwise required by law or this Certificate of Incorporation, the holders of Common Stock will be entitled to one vote per share on all matters to be voted on by the stockholders of the Corporation.

3. Increase/Decrease of Common Stock. Notwithstanding the provisions of Section 242(b)(2) of the Delaware General Corporation Law, the number of authorized shares of Common Stock may be increased or decreased (but not below the number of shares then outstanding) by (in addition to any vote of the holders of one or more series of Preferred Stock that may be required by the terms of this Certificate of Incorporation) the affirmative vote of the holders of a majority of the outstanding shares of capital stock of the Corporation, voting as a single class, with each such share being entitled to such number of votes per share as is provided in this Article FOURTH.

4. Dividends. Dividends may be paid on the Common Stock out of funds legally available therefor it, as and when determined by the Board of Directors of the Corporation subject to the restrictions of Section B(2) below.

5. Dissolution, Liquidation or Winding-Up. In the event of any dissolution, liquidation or winding-up of the affairs of the Corporation, after distribution in full of the preferential amounts, if any, to be distributed to the holders of shares of the Preferred Stock, holders of Common Stock shall be entitled, unless otherwise provided by law or this Certificate of Incorporation, to receive all of the remaining assets of the Corporation of whatever kind available for distribution to stockholders ratably in proportion to the number of shares of Common Stock held by them.

B. Preferred Stock.

1. Designation. Of the class of 2,314,539 shares of Preferred Stock which the Corporation has the authority to issue: (i) 200,001 shares shall be a series designated and known as “Series A-1 Convertible Preferred Stock” (“Series A-1 Preferred Stock”) and (ii) 2,114,538 shares shall be a series designated and known as the “Series A-2 Convertible Preferred Stock” (“Series A-2 Preferred Stock”).

2. Dividends. Dividends may be declared and paid on Preferred Stock from funds lawfully available therefor if, as and when, determined by the Board of Directors of the Corporation; provided, that the holders of the Preferred Stock shall be entitled to receive, out of funds legally available therefor, dividends at the same rate and same time as dividends (other than dividends paid in additional shares of Common Stock) are paid with respect to the Common Stock (treating each share of Preferred Stock as being equal to the number of shares of Common Stock (including fractions of a share) into which each share of Preferred Stock is then convertible).

3. Liquidation, Dissolution or Winding-Up; Certain Mergers, Consolidations and Asset Sales.

(a) Payment to Preferred Stock Upon Liquidation.

(i) Preferred Stock. Upon any liquidation, dissolution or winding-up of the Corporation, whether voluntary or involuntary, the holders of each share of Preferred Stock then outstanding shall be entitled to receive an amount, to be paid first out of the assets of the Corporation available for distribution to holders of the capital stock of all classes, equal to the greater of the following:

(l) In the case of the Series A-1 Preferred Stock, $2.00 per share (which amount shall be subject to equitable adjustment whenever there shall occur a stock dividend, distribution, combination of shares, reclassification or other similar event affecting such shares) plus all declared and unpaid dividends thereon to and including the date full payment shall be tendered to the holders of Preferred Stock with respect to such liquidation, dissolution or winding-up;

(2) In the case of the Series A-2 Preferred Stock, $4.54 per share (which amount shall be subject to equitable adjustment whenever there shall occur a stock dividend, distribution, combination of shares, reclassification or other similar event affecting such shares) plus all declared and unpaid dividends thereon to and including the date full payment shall be tendered to the holders of Preferred Stock with respect to such liquidation, dissolution or winding-up; or

(3) Such amount per share of Preferred Stock as would have been payable had all shares of Preferred Stock been converted to Common Stock immediately prior to such event of liquidation, dissolution or winding-up pursuant to the provisions of Section 5.

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If the assets of the Corporation shall be insufficient to permit the payment in full to the holders of the Preferred Stock of all amounts distributable to them under subsection (a)(i), then the entire assets of the Corporation available for such distribution shall be distributed ratably among the holders of the Preferred Stock on a pari passu basis in proportion to the full preferential amount each such holder is otherwise entitled to receive.

(ii) Common Stock. After such payments shall have been made in full to the holders of the Preferred Stock or funds necessary for such payments shall have been set aside by the Corporation in trust for the account of holders of Preferred Stock so as to be available for such payments, the remaining assets available for distribution shall be distributed among the holders of the Common Stock ratably in proportion to the number of shares of Common Stock held by them.

Upon conversion of shares of Preferred Stock into shares of Common Stock pursuant to Section 5 below, the holder of such Common Stock shall not be entitled to any preferential payment or distribution in case of any liquidation, dissolution or winding-up of the Corporation, but shall share ratably in any distribution of the assets of the Corporation to all the holders of Common Stock.

(b) Distributions Other than Cash. Whenever the distribution provided for in this Section 3 shall be payable in property other than cash, the value of such distribution shall be the fair market value of such property as determined in good faith by the Board of Directors of the Corporation.

(c) Merger as Liquidation, etc. The holders of the Preferred Stock at the time of (i) a consolidation or merger of the Corporation into or with any other entity or entities that results in the exchange of outstanding shares of the Corporation for securities or other consideration issued or paid or caused to be issued or paid by any such entity or affiliate thereof (except a consolidation or merger in which the holders of the Corporation’s voting stock outstanding immediately prior to the transaction constitute a majority of the holders of voting stock of the surviving entity outstanding immediately following the transaction), (ii) the sale or transfer by the Corporation of all or substantially all its assets in a single transaction or series of related transactions, (iii) the granting by the Corporation of an exclusive license in all fields with respect to all or substantially all of the Corporation’s intellectual property in a single transaction or series of related transactions, or (iv) the sale or transfer by the Corporation’s stockholders of capital stock representing a majority of the voting power at elections of directors of the Corporation (each, an “Event”), may deem such Event to be a liquidation within the meaning of the provisions of this Section 3 by a vote of at a majority of the then outstanding shares of all series of Preferred Stock (voting as a single class on an as-converted to Common Stock basis) and by giving written notice thereof to the Corporation at least three days before the effective date of the Event. Any cash, property, rights or securities distributed to such holders by the acquiring person, firm or other entity upon such Event shall be deemed to be applied toward, and all consideration received by the Corporation in such asset sale together with all other available assets of the Corporation shall be distributed toward the liquidation payments attributable to the shares of Preferred Stock. The value of such property, rights or other securities shall be determined in good faith by the Board of Directors of the Corporation.

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(d) Notice and Opportunity to Exercise Conversion Rights. Notwithstanding anything to the contrary that may be inferred from the provisions of this Section 3, each holder of shares of Preferred Stock shall be entitled to receive notice from the Corporation pursuant to Section 5(k) hereof of any proposed Event, liquidation, dissolution or winding-up of the Corporation at least ten (10) days prior to the date on which any such Event, liquidation, dissolution or winding-up of the Corporation is scheduled to occur and, at any time prior to any such Event, liquidation, dissolution or winding-up of the Corporation, to convert any or all of such holder’s shares of Preferred Stock into shares of Common Stock pursuant to Section 5 hereof.

(e) Effecting an Event.

(1) The Corporation shall not have the power to effect an Event unless the agreement or plan of merger or consolidation for such transaction (the “Merger Agreement”) provides that the consideration payable to the stockholders of the Corporation shall be allocated among the holders of capital stock of the Corporation in accordance with Section 3 above.

(2) In the event of an Event, if the Corporation does not effect a dissolution of the Corporation under the General Corporation Law of the State of Delaeare within 30 days after such Deemed Liquidation Event, then (i) the Corporation shall send a written notice to each holder of Preferred Stock no later than the 30th day after Event advising such holders of their right (and the requirements to be met to secure such right) pursuant to the terms of the following clause (ii) to require the redemption of such shares of Preferred Stock, and (ii) (x) the holders of at least a majority of the then-outstanding shares of Series A-1 Preferred Stock and (y) the holders of at least a majority of the then-outstanding shares of Series A-2 Preferred Stock so request in a written instrument delivered to the Corporation not later than 60 days after such Event, the Corporation shall use the consideration received by the Corporation for such Event (net of any retained liabilities associated with the assets sold or technology licensed, as determined in good faith by the Board of Directors of the Corporation) (the “Net Proceeds”), to the extent legally available therefor, on the 90th day after such Event, to redeem, on a pari passu basis, all (i) outstanding shares of Series A-1 Preferred Stock at a price per share equal to the greater of (x) $2.00 per share (which amount shall be subject to equitable adjustment whenever there shall occur a stock dividend, distribution, combination of shares, reclassification or other similar event affecting such shares) plus all declared and unpaid dividends thereon and (y) such amount per share of Series A-1 Preferred Stock as would have been payable had all shares of Series A-1 Preferred Stock been converted to Common Stock immediately prior to such Event and all such Net Proceeds distributed in accordance with Section 3(a)(i)(3) and (ii) outstanding shares of Series A-2 Preferred Stock at a price per share equal to the greater of (x) $4.54 per share (which amount shall be subject to equitable adjustment whenever there shall occur a stock dividend, distribution, combination of shares, reclassification or other similar event affecting such shares) plus all declared and unpaid dividends thereon and (y) such amount per share of Series A-2 Preferred Stock as would have been payable had all shares of Series A-2 Preferred Stock been converted to Common Stock immediately prior to such Event and all such Net Proceeds distributed in accordance with Section 3(a)(i)(3). Notwithstanding the foregoing, in the event of a redemption pursuant to the preceding sentence, if the Net Proceeds are not sufficient to redeem all outstanding shares of

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Preferred Stock, or if the Corporation does not have sufficient lawfully available funds to effect such redemption, the Corporation shall redeem a pro rata portion of each holder’s shares of Preferred Stock to the fullest extent of such Net Proceeds or such lawfully available funds, as the case may be, based on the respective amounts which would otherwise be payable in respect of the shares to be redeemed if the legally available funds were sufficient to redeem all such shares, and shall redeem the remaining shares to have been redeemed as soon as practicable after the Corporation has funds legally available therefor. The provisions of Section 7 shall apply, with such necessary changes in the details thereof as are necessitated by the context, to the redemption of the Preferred Stock pursuant to this Section 3(e). Prior to the distribution or redemption provided for in this Section 3(e), the Corporation shall not expend or dissipate the consideration received for such Event, except to discharge expenses incurred in connection with such Event or in the ordinary course of business.

(ii) Amount Deemed Paid or Distributed. lf the amount deemed paid or distributed under this Section 3(e) is made in property other than in cash, the value of such distribution shall be the fair market value of such property, determined as follows:

(1) For securities not subject to investment letters or other similar restrictions on free marketability,

(2) if traded on a securities exchange, unless otherwise specified in a Merger Agreement, the value shall be deemed to be the average of the closing prices of the securities on such exchange or market over the 30-day period ending three days prior to the closing of such transaction;

(3) if actively traded over-the-counter, unless otherwise specified in a Merger Agreement, the value shall be deemed to be the average of the closing bid prices over the 30-day period ending three days prior to the closing of such transaction; or

(4) if there is no active public market, the value shall be the fair market value thereof, as determined in good faith by the Board of Directors of the Corporation (including a majority of the directors designated by holders of Preferred Stock).

(5) The method of valuation of securities subject to investment letters or other similar restrictions on free marketability (other than restrictions arising solely by virtue of a stockholder’s status as an affiliate or former affiliate) shall take into account an appropriate discount (as determined in good faith by the Board of Directors of the Corporation (including a majority of the directors designated by holders of Preferred Stock)) from the market value as determined above so as to reflect the approximate fair market value thereof.

(f) Allocation of Escrow or Contingent Payments. In the case of an Event, if any portion of the consideration payable to the stockholders of the Corporation is placed into escrow and/or is payable to the stockholders of the Corporation subject to contingencies, the Merger Agreement shall provide that (a) the portion of such consideration that is not placed in

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escrow and not subject to any contingencies (the “Initial Consideration”) shall be allocated among the holders of capital stock of the Corporation in accordance with Section 3(a) above as if the Initial Consideration were the only consideration payable in connection with such Event and (b) any additional consideration which becomes payable to the stockholders of the Corporation upon release from escrow or satisfaction of contingencies shall be allocated among the holders of capital stock of the Corporation in accordance with Section 3(e) above above after taking into account the previous payment of the Initial Consideration as part of the same transaction.

4. Voting.

(a) Each holder of outstanding shares of Preferred Stock shall be entitled to the number of votes equal to the number of whole shares of Common Stock into which the shares of Preferred Stock held by such holder are then convertible (as adjusted from time to time pursuant to Section 5 hereof), at each meeting of stockholders of the Corporation (and written actions of stockholders in lieu of meetings) with respect to any and all matters presented to the stockholders of the Corporation for their action or consideration. Except as provided by law or by the provisions establishing any other series of Preferred Stock, holders of Preferred Stock shall vote together with the holders of Common Stock as a single class on all actions to be taken by the stockholders of the Corporation, including, but not limited to actions amending the Certificate of Incorporation of the Corporation to increase the number of authorized shares of Common Stock.

(b) In addition to any other rights provided by law, for so long as not less than twenty percent (20%) of the shares of Preferred Stock that have been issued remain outstanding (appropriately adjusted to take account of any stock split, stock dividend, combination of shares or the like), the Corporation shall not, without first obtaining the affirmative vote or written consent of the holders of at least a majority of the then outstanding shares of Preferred Stock voting together as a single class on an as-converted to Common Stock basis:

(i) amend, alter or repeal any provision of, or add any provision to, the Corporation’s Certificate of Incorporation or By-laws, including amendment by or incident to a merger;

(ii) incur any obligation to issue shares of, or authorize or designate any class or series of capital stock having any rights senior to or on a parity with the Preferred Stock as to redemption, dividends, liquidation or otherwise;

(iii) amend, alter or repeal the preferences, rights or privileges of the Preferred Stock including, without limitation the Series A-1 Preferred Stock and/or the Series A-2 Preferred Stock;

(iv) pay or declare any dividend or distribution on any shares of its capital stock (except dividends payable solely in shares of Common Stock), or apply any of its assets to the redemption, retirement, purchase or acquisition, directly or indirectly, through subsidiaries or otherwise, of any shares of its capital stock (other than repurchase of Common Stock upon termination of employment or service pursuant to written agreements in effect on the date hereof or written agreements approved by the Corporation’s Board of Directors);

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(v) voluntarily liquidate, dissolve or wind-up or consent to any of the foregoing;

(vi) effect a change of control, liquidation, merger, reincorporation, recapitalization, or sale or other transfer of a substantial part of the Corporation’s assets other than in the ordinary course of business, including without limitation an Event, or consent to the any of the foregoing;

(vii) effect any acquisition of the capital stock of another entity which results in the consolidation of that entity into the results of operations of the Corporation or acquisition of all or substantially all of the assets of another entity;

(viii) incur indebtedness for borrowed funds, in a single or related series of transactions, in principal amount at any time outstanding in excess of $500,000;

(ix) except as contemplated by Section 5(d)(i)(C)(IV), create a new plan or arrangement for the grant of stock options, stock appreciation rights, restricted stock or other similar stock-based compensation, or increase the number of shares or other rights available under such existing plan or arrangement; or

(x) form a subsidiary, or acquire any equity interest in any other entity, other than a wholly-owned subsidiary, the composition of who’s board of directors, managers or other similar governing body is identical to the composition of the Board of Directors of the Corporation.

5. Optional Conversion. The holders of the Preferred Stock shall have conversion rights as follows (the “Conversion Rights”):

(a) Right to Convert. Each share of Preferred Stock shall be convertible, at the option of the holder thereof, at any time and from time to time, and without the payment of additional consideration by the holder threreof, into such number of fully paid and nonassessable shares of Common Stock as is determined by dividing $2.00 (in the case of the Series A-1 Preferred Stock) or $4.54 (in the case of the Series A-2 Preferred Stock) by the Conversion Price (as defined below) in effect at the time of conversion. The “Series A-1 Conversion Price” shall initially be $2.00 and the “Series A-2 Conversion Price” shall initially be $4.54. The Series A-1 Conversion Price and the Series A-2 Conversion Price shall collectivelly be referred to herein as the “Conversion Prices”. Such initial Conversion Prices, and the rate at which shares of Series A-1 Preferred Stock and Series A-2 Preferred Stock may be converted into shares of Common Stock, shall be subject to adjustment as provided below.

(b) Fractional Shares. No fractional shares of Common Stock shall be issued upon conversion of the Preferred Stock. In lieu of any fractional shares to which the holder would otherwise be entitled, the Corporation shall pay cash equal to such fraction multiplied by the then effective applicable Conversion Price. Whether or not fractional shares would be issuable upon such conversion shall be determined on the basis of the total number of shares of Preferred Stock the holder is at the time converting into Common Stock and the aggregate number of shares of Common Stock issueable upon such conversion.

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(c) Mechanics of Conversion.

(i) In order for a holder of Preferred Stock to convert shares of Preferred Stock into shares of Common Stock, such holder shall surrender the certificate or certificates for such shares of Preferred Stock (or, if such holder alleges that such certificate has been lost, stolen or destroyed, a lost certificate affidavit and agreement reasonably acceptable to the Corporation to indemnify the Corporation against any claim that may be made against the Corporation on account of the alleged loss, theft or destruction of such certificate), at the office of the transfer agent for the Preferred Stock (or at the principal office of the Corporation if the Corporation serves as its own transfer agent), together with written notice that such holder elects to convert all or any number of the shares of Preferred Stock represented by such certificate or certificates. If required by the Corporation, certificates surrendered for conversion shall be endorsed or accompanied by a written instrument or instruments of transfer, in form satisfactory to the Corporation, duly executed by the registered holder or his, her or its attorney duly authorized in writing. The date of receipt of such certificates (or lost certificate affidavit and agreement) and notice by the transfer agent (or by the Corporation if the Corporation serves as its own transfer agent) shall be the conversion date (“Conversion Date”), and the shares of Common Stock issuable upon conversion of the shares represented by such certificate shall be deemed to be outstanding of record as of such date. The Corporation shall, as soon as practicable after the Conversion Date, issue and deliver at such office to such holder of Preferred Stock a certificate or certificates for the number of shares of Common Stock to which such holder shall be entitled, together with cash in lieu of any fraction of a share.

(ii) The Corporation shall at all times when any Preferred Stock shall be outstanding, reserve and keep available out of its authorized but unissued stock, for the purpose of effecting the conversion of the Preferred Stock, such number of its duly authorized shares of Common Stock as shall from time to time be sufficient to effect the conversion of all outstanding Preferred Stock. Before taking any action which would cause an adjustment reducing either of the Conversion Prices below the then par value of the shares of Common Stock issuable upon conversion of the Preferred Stock, the Corporation will take any corporate action which may, in the opinion of its counsel, be necessary in order that the Corporation may validly and legally issue fully paid and nonassessable shares of Common Stock at such adjusted Conversion Prices.

(iii) Upon any such conversion, no adjustment to the Conversion Prices shall be made for any declared but unpaid dividends on the Preferred Stock surrendered for conversion or on the Common Stock delivered upon conversion.

(iv) All shares of Preferred Stock which shall have been surrendered for conversion as herein provided shall no longer be deemed to be outstanding and all rights with respect to such shares, including the rights, if any, to receive notices and to vote such shares of Preferred Stock, shall immediately cease and terminate on the Conversion Date, except only the right of the holders thereof to receive shares of Common Stock in exchange therefor and payment of any dividends declared but unpaid thereon. Any shares of Preferred Stock so converted shall be retired and cancelled and

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shall not be reissued, and the Corporation (without the need for stockholder action) may from time to time take such appropriate action as may be necessary to reduce the authorized number of shares of Preferred Stock and the number of shares of Series A-1 Preferred Stock and/or Series A-2 Preferred Stock, accordingly.

(v) The Corporation shall pay any and all issue and other taxes that may be payable in respect of any issuance or delivery of shares of Common Stock upon conversion of shares of Preferred Stock pursuant to this Section 5. The Corporation shall not, however, be required to pay any tax which may be payable in respect of any transfer involved in the issuance and delivery of shares of Common Stock in a name other than that in which the shares of Preferred Stock so converted were registered, and no such issuance or delivery shall be made unless and until the person or entity requesting such issuance has paid to the Corporation the amount of any such tax or has established, to the satisfaction of the Corporation, that such tax has been paid.

(d) Adjustments to Conversion Price for Diluting Issues:

(i) Special Definitions. For purposes of this Section 5, the following definitions shall apply:

(A) “Option” shall mean rights, options or warrants to subscribe for, purchase or otherwise acquire Common Stock or Convertible Securities.

(B) “Convertible Securities” shall mean any evidences of indebtedness, shares or other securities directly or indirectly convertible into or exchangeable for Common Stock, but excluding Options.

(C) “Additional Shares of Common Stock” shall mean all shares of Common Stock issued (or, pursuant to Subsection 5(d)(iii) below, deemed to be issued) by the Corporation after the date hereof other than:

(I)	shares of Common Stock issued or issuable upon conversion of shares of Preferred Stock;

(II)	shares of Common Stock issued or issuable as a dividend or distribution on Preferred Stock;

(III)	shares of Common Stock issued or issuable by reason of a dividend, stock split, split-up or other distribution on shares of Common Stock that is covered by Subsection 5(e) or 5(f) below;

(IV)	up to 1,683,333 shares (appropriately adjusted to take account of any stock split, stock dividend, combination of shares or the like) of Common Stock (or Options with respect thereto) issued or issuable to employees or directors of, or consultants

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to, the Corporation pursuant to a plan or arrangement in effect prior to the issuance of any Preferred Stock or a plan or arrangement approved by the Board of Directors of the Corporation or any combination of such plans; or

(V)	shares of Common Stock (including Options or Convertible Securities) (a) issued solely in consideration for the acquisition (whether by merger or otherwise) by the Corporation of all or substantially all of the capital stock or assets of any other corporation or entity, or (b) issued in connection with an equipment financing, line of credit or other lending arrangement; provided, however, the issuance of such shares pursuant to (a) or (b) above is approved by holders of at least a majority of the then outstanding shares of Preferred Stock voting together as a single class on an as-converted to Common Stock basis.

(ii) No Adjustment of Conversion Prices. No adjustment in the number of shares of Common Stock into which Series A-1 Preferred Stock is convertible shall be made, by adjustment in the Series A-1 Conversion Price unless the consideration per share (determined pursuant to Subsection 5(d)(v)) for an Additional Share of Common Stock issued or deemed to be issued by the Corporation is less than the Series A-1 Conversion Price in effect immediately prior to the issue of such Additional Shares of Common Stock. No adjustment in the number of shares of Common Stock into which Series A-2 Preferred Stock is convertible shall be made, by adjustment in the Series A-2 Conversion Price unless the consideration per share (determined pursuant to Subsection 5(d)(v)) for an Additional Share of Common Stock issued or deemed to be issued by the Corporation is less than the Series A-2 Conversion Price in effect immediately prior to the issue of such Additional Shares of Common Stock. Further no adjustment shall be made to either of the Conversion Prices, if prior to, or after, such issuance, the Corporation receives written notice from the holders of at least a majority of the then outstanding shares of Preferred Stock voting together as a single class on an as-converted to Common Stock basis agreeing that no such adjustment shall be made as the result of the issuance of Additional Shares of Common Stock.

(iii) Issue of Securities Deemed Issue of Additional Shares of Common Stock. If the Corporation at any time or from time to time hereafter shall issue any Options or Convertible Securities (excluding Options or Convertible Securities covered by Subsection 5(d)(i)(C)(IV) and (V) above) or shall fix a record date for the determination of holders of any class of securities entitled to receive any such Options or Convertible Securities, then the maximum number of shares of Common Stock (as set forth in the instrument relating thereto without regard to any provision contained therein for a subsequent adjustment of such number) issuable upon the exercise of such Options or, in the case of Convertible Securities and Options therefor, the conversion or exchange

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of such Convertible Securities, shall be deemed to be Additional Shares of Common Stock issued as of the time of such issue or, in case such a record date shall have been fixed, as of the close of business on such record date, provided that Additional Shares of Common Stock shall not be deemed to have been issued unless the consideration per share (determined pursuant to Subsection 5(d)(v) hereof) of such Additional Shares of Common Stock would be less than the Series A-1 Conversion Price or Series A-2 Conversion Price, as applicable, in effect on the date of and immediately prior to such issue, or such record date, as the case may be, and provided further that in any such case in which Additional Shares of Common Stock are deemed to be issued:

(A) No further adjustment in either of the Conversion Prices shall be made upon the subsequent issue of Convertible Securities or shares of Common Stock upon the exercise of such Options or conversion or exchange of such Convertible Securities;

(B) If such Options or Convertible Securities by their terms provide, with the passage of time or otherwise, for any increase or decrease in the consideration payable to the Corporation, then upon the exercise, conversion or exchange thereof, the Conversion Prices computed upon the original issue thereof (or upon the occurrence of a record date with respect thereto), and any subsequent adjustments based thereon, shall, upon any such increase or decrease becoming effective, be recomputed to reflect such increase or decrease insofar as it affects such Options or the rights of conversion or exchange under such Convertible Securities;

(C) Upon the termination of any Option or any right to convert or exchange any Convertible Securities as to which an adjustment in either of the Conversion Price pursuant to Section 5(d)(iv) has previously been made upon the grant or issuance thereof, the Conversion Price(s) then in effect hereunder shall forthwith be increased to the Conversion Price(s) which would have been in effect at the time of such termination had such Option or Convertible Securities, to the extent outstanding immediately prior to such termination, never been issued;

(D) In the event of any change in the number of shares of Common Stock issuable upon the exercise, conversion or exchange of any such Option or Convertible Security, including, but not limited to, a change resulting from the anti-dilution provisions thereof, the Conversion Price(s) then in effect shall forthwith be readjusted to such Conversion Price(s) as would have obtained had the adjustment which was made upon the issuance of such Option or Convertible Security not exercised, converted or exchanged prior to such change been made upon the basis of such change; and

(E) No readjustment pursuant to clause (B), (C) or (D) above shall have the effect of increasing either of the Conversion Prices to an amount which exceeds the lower of (i) the Conversion Price(s) immediately preceding adjustment on the original adjustment date, or (ii) the Conversion Price(s) that would have resulted from any issuances of Additional Shares of Common Stock between the original adjustment date and such readjustment date.

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In the event the Corporation amends the terms of any such Options or Convertible Securities so as to change the number of securities for which they are exercisable, convertible or exchangeable or the consideration payable thereunder, then such Options or Convertible Securities, as so amended, shall be deemed to have been issued after the date hereof and the provisions of this Subsection 5(d)(iii) shall apply.

(iv) Adjustment of Conversion Prices Upon Issuance of Additional Shares of Common Stock. In the event the Corporation shall at any time hereafter issue Additional Shares of Common Stock (including Additional Shares of Common Stock deemed to be issued pursuant to Subsection 5(d)(iii)), without consideration or for a consideration per share less than the applicable Conversion Prices in effect immediately prior to such issue, then and in such event, the applicable Conversion Prices shall be reduced, concurrently with such issue, to a price (calculated to the nearest cent) determined by multiplying such applicable Conversion Price by a fraction, (A) the numerator of which shall be (1) the number of shares of Common Stock outstanding immediately prior to such issue plus (2) the number of shares of Common Stock which the aggregate consideration received or to be received by the Corporation for the total number of Additional Shares of Common Stock so issued would purchase at such applicable Conversion Price; and (B) the denominator of which shall be the number of shares of Common Stock outstanding immediately prior to such issue plus the number of such Additional Shares of Common Stock so issued; provided that, (i) for the purpose of this Subsection 5(d)(iv), all shares of Common Stock issuable upon conversion or exchange of Convertible Securities or Options outstanding immediately prior to such issue shall be deemed to be outstanding, and (ii) the number of shares of Common Stock deemed issuable upon conversion or exchange of such outstanding Convertible Securities shall not give effect to any adjustments to the conversion or exchange price or conversion or exchange rate of such Convertible Securities resulting from the issuance of Additional Shares of Common Stock that is the subject of this calculation.

(v) Determination of Consideration. For purposes of this Subsection 5( d), the consideration received by the Corporation for the issue of any Additional Shares of Common Stock shall be computed as follows:

(A) Cash and Property: Such consideration shall:

(I)	insofar as it consists of cash, be computed at the aggregate of cash received by the Corporation, excluding amounts paid or payable for accrued interest;

(II)	insofar as it consists of property other than cash, be computed at the fair market value thereof at the time of such issue, as determined in good faith by the Board of Directors; and

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(III)	in the event Additional Shares of Common Stock are issued together with other shares or securities or other assets of the Corporation for consideration which covers both, be the proportion of such consideration so received, computed as provided in clauses (I) and (II) above, as determined in good faith by the Board of Directors.

(B) Options and Convertible Securities. The consideration per share received by the Corporation for Additional Shares of Common Stock deemed to have been issued pursuant to Subsection 5(d)(iii), relating to Options and Convertible Securities, shall be determined by dividing

(x) the total amount, if any, received or receivable by the Corporation as consideration for the issue of such Options or Convertible Securities, plus the minimum aggregate amount of additional consideration (as set forth in the instruments relating thereto, without regard to any provision contained therein for a subsequent adjustment of such consideration) payable to the Corporation upon the exercise of such Options or the conversion or exchange of such Convertible Securities, or in the case of Options for Convertible Securities, the exercise of such Options for Convertible Securities and the conversion or exchange of such Convertible Securities, by

(y) the maximum number of shares of Common Stock (as set forth in the instruments relating thereto, without regard to any provision contained therein for a subsequent adjustment of such number) issuable upon the exercise of such Options or the conversion or exchange of such Convertible Securities.

(vi) Multiple Closing Dates. In the event the Corporation shall issue on more than one date Additional Shares of Common Stock which are comprised of shares of the same series of Preferred Stock, and such issuance dates occur within a period of no more than 120 days, then, upon the final such issuance, the applicable Conversion Prices shall be adjusted to give effect to all such issuances as if they occurred on the date of the final such issuance (and without giving effect to any adjustments as a result of such prior issuances within such period).

(e) Adjustment for Stock Splits and Combinations. If the Corporation shall at any time or from time to time after the date hereof effect a subdivision of the outstanding Common Stock, the Conversion Prices then in effect immediately before that subdivision shall be proportionately decreased. If the Corporation shall at any time or from time to time after the date hereof combine the outstanding shares of Common Stock, the Conversion Prices then in effect immediately before the combination shall be proportionately increased. Any adjustment under this paragraph shall become effective at the close of business on the date the subdivision or combination becomes effective.

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(f) Adjustment for Certain Dividends and Distributions. In the event the Corporation at any time, or from time to time after the date hereof shall make or issue, or fix a record date for the determination of holders of Common Stock entitled to receive, a dividend or other distribution payable in additional shares of Common Stock, then and in each such event each Conversion Price then in effect immediately before such event shall be decreased as of the time of such issuance or, in the event such a record date shall have been fixed, as of the close of business on such record date, by multiplying the applicable Conversion Price then in effect by a fraction:

(1) the numerator of which shall be the total number of shares of Common Stock issued and outstanding immediately prior to the time of such issuance or the close of business on such record date, and

(2) the denominator of which shall be the total number of shares of Common Stock issued and outstanding immediately prior to the time of such issuance or the close of business on such record date plus the number of shares of Common Stock issuable in payment of such dividend or distribution;

provided, however, if such record date shall have been fixed and such dividend is not fully paid or if such distribution is not fully made on the date fixed therefor, the Conversion Prices shall be recomputed accordingly as of the close of business on such record date and thereafter the Conversion Prices shall be adjusted pursuant to this paragraph as of the time of actual payment of such dividends or distributions; and provided further, however, that no such adjustment shall be made if the holders of Preferred Stock simultaneously receive (i) a dividend or other distribution of shares of Common Stock in a number equal to the number of shares of Common Stock as they would have received if all outstanding shares of Preferred Stock had been converted into Common Stock on the date of such event or (ii) a dividend or other distribution of shares of Preferred Stock which are convertible, as of the date of such event, into such number of shares of Common Stock as is equal to the number of additional shares of Common Stock being issued with respect to each share of Common Stock in such dividend or distribution.

(g) Adjustments for Other Dividends and Distributions. In the event the Corporation at any time or from time to time after the date hereof shall make or issue, or fix a record date for the determination of holders of Common Stock entitled to receive, a dividend or other distribution payable in securities of the Corporation (other than shares of Common Stock) or in cash or other property (other than cash out of earnings or earned surplus, determined in accordance with generally accepted accounting principles), then and in each such event provision shall be made so that the holders of the Preferred Stock shall receive upon conversion thereof in addition to the number of shares of Common Stock receivable thereupon, the amount of securities of the Corporation that they would have received had the Preferred Stock been converted into Common Stock on the date of such event and had they thereafter, during the period from the date of such event to and including the conversion date, retained such securities receivable by them as aforesaid during such period, giving application to all adjustments called for during such period under this paragraph with respect to the rights of the holders of the Preferred Stock; and provided further, however, that no such adjustment shall be made if the holders of Preferred Stock simultaneously receive a dividend or other distribution of such securities in an amount equal to the amount of such securities as they would have received if all outstanding shares of Preferred Stock had been converted into Common Stock on the date of such event.

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(h) Adjustment for Merger or Reorganization, etc. Subject to the provisions of Subsection 3(c), if there shall occur any reorganization, recapitalization, consolidation or merger involving the Corporation in which the Common Stock is converted into or exchanged for securities, cash or other property (other than a transaction covered by paragraphs (e), (f) or (g) of this Section 5), then, following any such reorganization, recapitalization, consolidation or merger, each share of each series of Preferred Stock shall be convertible into the kind and amount of securities, cash or other property which a holder of the number of shares of Common Stock of the Corporation issuable upon conversion of one share of such series of Preferred Stock immediately prior to such reorganization, recapitalization, consolidation or merger would have been entitled to receive pursuant to such transaction; and, in such case, appropriate adjustment (as determined in good faith by the Board of Directors) shall be made in the application of the provisions in this Section 5 set forth with respect to the rights and interest thereafter of the holders of the Preferred Stock, to the end that the provisions set forth in this Section 5 (including provisions with respect to changes in and other adjustments of the Conversion Prices) shall thereafter be applicable, as nearly as reasonably may be, in relation to any shares of stock or other property thereafter deliverable upon the conversion of the Preferred Stock.

(i) No Impairment. Unless approved by a majority of the then outstanding shares of Preferred Stock voting together as a single class on an as-converted to Common Stock basis as provided in Section 4(b) above, the Corporation will not, by amendment of its Certificate of Incorporation or through any reorganization, transfer of assets, consolidation, merger, dissolution, issue or sale of securities or any other voluntary action, avoid or seek to avoid the observance or performance of any of the terms to be observed or performed hereunder by the Corporation, but will at all times in good faith assist in the carrying out of all the provisions of this Section 5 and in the taking of all such action as may be necessary or appropriate in order to protect the Conversion Rights of the holders of the Preferred Stock against impairment.

(j) Certificate as to Adjustments. Upon the occurrence of each adjustment or readjustment of either of the Conversion Prices pursuant to this Section 5, the Corporation at its expense shall promptly compute such adjustment or readjustment in accordance with the terms hereof and furnish to each holder of any applicable series of Preferred Stock a certificate setting forth such adjustment or readjustment and showing in detail the facts upon which such adjustment or readjustment is based. The Corporation shall, upon the written request at any time of any holder of Preferred Stock, furnish or cause to be furnished to such holder a certificate setting forth (i) the Conversion Prices then in effect, and (ii) the number of shares of Common Stock and the amount, if any, of other securities, cash or property which then would be received upon the conversion of each such series of Preferred Stock.

(k) Notice of Record Date. In the event:

(i) the Corporation shall take a record of the holders of its Common Stock (or other stock or securities at the time issuable upon conversion of the Preferred Stock) for the purpose of entitling or enabling them to receive any dividend or other distribution, or to receive any right to subscribe for or purchase any shares of stock of any class or any other securities, or to receive any other right; or

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(ii) of any capital reorganization of the Corporation, any reclassification of the Common Stock of the Corporation, any consolidation or merger of the Corporation with or into another corporation (other than a consolidation or merger in which the Corporation is the surviving entity and its Common Stock is not converted into or exchanged for any other securities or property), or any transfer of all or substantially all of the assets of the Corporation; or

(iii) of the voluntary or involuntary dissolution, liquidation or winding-up of the Corporation or any Event,

then, and in each such case, the Corporation will mail or cause to be mailed to the holders of the Preferred Stock a notice specifying, as the case may be, (i) the record date for such dividend, distribution or right, and the amount and character of such dividend, distribution or right, or (ii) the effective date on which such reorganization, reclassification, consolidation, merger, transfer, dissolution, liquidation, winding-up or Event is to take place, and the time, if any is to be fixed, as of which the holders of record of Common Stock (or such other stock or securities at the time issuable upon the conversion of the Preferred Stock) shall be entitled to exchange their shares of Common Stock (or such other stock or securities) for securities or other property deliverable upon such reorganization, reclassification, consolidation, merger, transfer, dissolution, liquidation or winding-up. Such notice shall be mailed at least 10 days prior to the record date or effective date for the event specified in such notice.

6. Mandatory Conversion.

(a) Upon the closing of the sale of shares of Common Stock in an underwritten firm commitment public offering pursuant to an effective registration statement under the Securities Act of 1933, as amended, in which (i) the price to the public per share is at least $22.70 (subject to equitable adjustment for any stock dividend, stock split, stock split-up, combination of shares or the like) and (ii) the aggregate offering price is at least $50,000,000 (based on the market price or fair value at the time of such offering) (the “IPO Mandatory Conversion Date”), (i) all outstanding shares of Series A-1 Preferred Stock shall automatically be converted into shares of Common Stock, at the then effective applicable conversion rate for Series A-1 Preferred Stock, (ii) all outstanding shares of Series A-2 Preferred Stock shall automatically be converted into shares of Common Stock, at the then effective applicable conversion rate for Series A-2 Preferred Stock and (iii) all provisions included under the caption “Preferred Stock”, and all references to the Preferred Stock, shall be deleted and shall be of no further force or effect.

(b) All outstanding shares of Series A-1 Preferred Stock shall automatically be converted into shares of Common Stock, at the then effective applicable conversion rate for Series A-1 Preferred Stock and all outstanding shares of Series A-2 Preferred Stock shall automatically be converted into shares of Common Stock, at the then effective applicable conversion rate for Series A-2 Preferred Stock upon the conversion of more than 75% in voting power of the aggregate number of shares of Preferred Stock at any time issued by the

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Corporation (other than any shares of Preferred Stock that have been redeemed or, if a Redemption Election has been made pursuant to Section 7 below, that the Corporation is required to redeem pursuant to such Section 7). Such conversion shall be deemed to have occurred on the date (the “Special Conversion Date” and collectively with the IPO Mandatory Conversion Date, “Mandatory Conversion Dates”) upon which the aggregate number of shares of Preferred Stock which have been converted to Common Stock exceeds such 75%.

(c) All holders of record of shares of Preferred Stock shall be given written notice of the relevant Mandatory Conversion Date and the place designated for mandatory conversion of all such Preferred Stock pursuant to this Section 6. Such notice need not be given in advance of the occurrence of the Mandatory Conversion Date. Such notice shall be sent by first class or registered mail, postage prepaid, to each record holder of Preferred Stock at such holder’s address last shown on the records of the transfer agent for the Preferred Stock (or the records of the Corporation, if it serves as its own transfer agent). Upon receipt of such notice, each holder of shares of Preferred Stock shall surrender his, her or its certificate or certificates for all such shares (or, if such holder alleges that such certificate has been lost, stolen or destroyed, a lost certificate affidavit and agreement reasonably acceptable to the Corporation to indemnify the Corporation against any claim that may be made against the Corporation on account of the alleged loss, theft or destruction of such certificate) to the Corporation at the place designated in such notice, and shall thereafter receive certificates for the number of shares of Common Stock to which such holder is entitled pursuant to this Section 6. On the Mandatory Conversion Date, all outstanding shares of Preferred Stock shall be deemed to have been converted into shares of Common Stock, which shall be deemed to be outstanding of record, and all rights with respect to the Preferred Stock so converted, including the rights, if any, to receive notices and vote (other than as a holder of Common Stock) will terminate, except for the rights of the holders thereof, upon surrender of their certificate or certificates (or lost certificate affidavit and agreement) therefor, to receive certificates for the number of shares of Common Stock into which such Preferred Stock has been converted, and payment of any declared but unpaid dividends thereon. If so required by the Corporation, certificates surrendered for conversion shall be endorsed or accompanied by a written instrument or instruments of transfer, in form satisfactory to the Corporation, duly executed by the registered holder or by his, her or its attorney duly authorized in writing. As soon as practicable after the Mandatory Conversion Date and the surrender of the certificate or certificates for such Preferred Stock (or lost certificate affidavit and agreement), the Corporation shall cause to be issued and delivered to such holder, or on his, her or its written order, a certificate or certificates for the number of full shares of Common Stock issuable on such conversion in accordance with the provisions hereof and cash as provided in Subsection 5(b) in respect of any fraction of a share of Common Stock otherwise issuable upon such conversion.

(d) All certificates evidencing shares of Preferred Stock which are required to be surrendered for conversion in accordance with the provisions hereof shall, from and after the Mandatory Conversion Date, be deemed to have been retired and cancelled and the shares of Preferred Stock represented thereby converted into Common Stock for all purposes, notwithstanding the failure of the holder or holders thereof to surrender such certificates on or prior to such date. Such converted Preferred Stock may not be reissued, and the Corporation may thereafter take such appropriate action (without the need for stockholder action) as may be necessary to reduce the authorized number of shares of Preferred Stock accordingly.

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7. Redemption.

(a) At the written election of holders of at least a majority of the outstanding shares of Preferred Stock voting together as a single class on an as-converted to Common Stock basis made at any time on or after the fifth anniversary of the first date of issuance of a share of Preferred Stock (the “Redemption Election”), the Corporation shall be required to redeem all, but not less than all, of the outstanding shares of Preferred Stock in three equal annual installments, upon the terms set forth in this Section 7. The first installment of such redemption (the “First Redemption Date”) shall occur on the date specified in the Redemption Election, which shall be not less than ninety days after the date of the Redemption Election, and the second and third installments of such redemption shall occur on the first and second anniversaries, respectively, of the First Redemption Date. The Corporation shall redeem one-third of the outstanding shares of Preferred Stock held by each holder on the First Redemption Date, one half of the outstanding shares of Preferred Stock held by each holder on the first anniversary thereof and the remaining shares on the second anniversary thereof. On each such redemption date, the holders shall surrender the certificate or certificates for the shares to be redeemed (or, if such registered holder alleges that such certificate has been lost, stolen or destroyed, a lost certificate affidavit and agreement reasonably acceptable to the Corporation to indemnify the Corporation against any claim that may be made against the Corporation on account of the alleged loss, theft or destruction of such certificate), duly endorsed for transfer or with duly executed stock transfer powers sufficient to permit transfer attached, at the offices of the Corporation or of any transfer agent for the Preferred Stock. The Corporation shall, as soon as practicable thereafter, issue and deliver to each holder a certificate or certificates for the balance of the shares not being redeemed. The redemption price per share of Preferred Stock shall be equal to $2.00 (in the case of the Series A-1 Preferred Stock) or $4.54 (in the case of the Series A-2 Preferred Stock), in each case subject to equitable adjustment for any stock dividend, stock split, stock split-up, combination of shares or the like, plus all dividends declared but unpaid on such share on the redemption date.

(b) Notice of redemption shall be sent by first class mail, postage prepaid, to each holder of record of the Preferred Stock, not less than thirty days nor more than sixty days prior to the First Redemption Date, at the address of such holder as it appears on the books of the Corporation. Such notice shall set forth (i) the First Redemption Date, the dates of the second and third installments of such redemption, and the place of redemption; and (ii) the number of shares to be redeemed on each date of redemption and the redemption price on each such date. The Corporation shall be obligated to redeem the Preferred Stock on the dates and in the amounts set forth in the notice; provided, however, that any holder of Preferred Stock who is not party to a Redemption Election may convert any or all of the shares owned by such holder into Common Stock in accordance with Section 5 at any time prior to the First Redemption Date. The Corporation, if advised before the First Redemption Date by written notice from any holder of record of Preferred Stock to be redeemed who is not a party to a Redemption Election, shall credit against the number of shares of Preferred Stock required to be redeemed from such holder, and shall not redeem, the number of shares of Preferred Stock which had been converted by such holder on or before such date and which had not previously been credited against any redemption.

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(c) If, on or before a redemption date, the funds necessary for such redemption shall have been set aside by the Corporation and deposited with a bank or trust company, in trust for the pro rata benefit of the holders of the Preferred Stock that has been called for redemption, then, notwithstanding that any certificates for shares that have been called for redemption shall not have been surrendered for cancellation, the shares represented thereby shall no longer be deemed outstanding from and after such redemption date, and all rights of holders of such shares so called for redemption shall forthwith, after such redemption date, cease and terminate with respect to such shares, excepting only the right to receive the redemption funds therefor to which they are entitled. Any interest accrued on funds so deposited and unclaimed by stockholders entitled thereto shall be paid to such stockholders at the time their respective shares are redeemed or to the Corporation at the time unclaimed amounts are paid to it. In case the holders of Preferred Stock which shall have been called for redemption shall not, within six years after the final redemption date, claim the amounts so deposited with respect to the redemption thereof, any such bank or trust company shall, upon demand, pay over to the Corporation such unclaimed amounts and thereupon such bank or trust company shall be relieved of all responsibility in respect thereof to such holder and such holder shall look only to the Corporation for the payment thereof. Any funds so deposited with a bank or trust company which shall not be required for such redemption by reason of the exercise subsequent to the date of such deposit of the right of conversion of any shares or otherwise shall be returned to the Corporation forthwith.

(d) If the Corporation for any reason fails to redeem any of the shares of Preferred Stock in accordance with Section 7(a) on or prior to the redemption dates determined in accordance with this Section 7, then, the Corporation shall become obligated to pay, in addition to the redemption price specified in Section 7(a), interest on the unpaid balance of such price, which shall accrue at a rate of one percent (1%) per month until such price is paid in full. (For the purposes of this Section 7(d), shares of Preferred Stock for which funds have been set aside and deposited as provided in Section 7(c) shall be deemed to be redeemed.)

(e) If the funds of the Corporation legally available for redemption of shares of Preferred Stock on a redemption date are insufficient to redeem the total number of shares of Preferred Stock submitted for redemption, those funds which are legally available will be used to redeem the maximum possible number of whole shares ratably among the holders of such shares. The shares of Preferred Stock not redeemed shall remain outstanding and entitled to all rights and preferences provided herein. At any time thereafter when additional funds of the Corporation are legally available for the redemption of such shares of Preferred Stock, such funds will be used, at the end of the next succeeding fiscal quarter, to redeem the balance of such shares, or such portion thereof for which funds are then legally available.

8. Waiver. Any of the rights of the holders of Preferred Stock set forth herein may be waived by the affirmative vote of the holders of at least majority of the shares of Preferred Stock then outstanding voting together as a single class on an as-converted to Common Stock basis.

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AMENDMENT NUMBER ONE

TO THE

COLLABORATION AGREEMENT

THIS AMENDMENT NUMBER ONE (the “Amendment”) dated February 11, 2013 (the “Amendment Effective Date”) amends the COLLABORATION AGREEMENT (the “Agreement”) dated as of May 1, 2011 (the “Original Effective Date”), by and between ADIMAB, LLC, a Delaware limited liability company having an address at 7 Lucent Drive, Lebanon, NH 03766 (“Adimab”) and ARSANIS, INC., a Delaware corporation having an address at 7 Lucent Drive, Lebanon, NH 03766 (together with Arsanis Biosciences GmbH, an Austrian entity having an address at Helmut-Qualtinger-Gasse 2, Vienna, A-1030, Austria, collectively “Arsanis”) Capitalized terms used herein and not otherwise defined shall have the meanings ascribed to such words in the Agreement.

BACKGROUND

1. The Parties wish to extend the Target Nomination Period for [**] additional years.

2. The Parties wish to explicitly acknowledge that Research Plans may include optimization of antibodies discovered by Arsanis or Third Parties, and that the Parties wish to provide for different economics with respect to such optimized antibodies.

NOW, THEREFORE, in consideration of the foregoing premises and the mutual covenants set forth below, and for other good and valuable consideration, the receipt of which is hereby acknowledged. Adimab and Arsanis hereby agree as follows:

1.	Section 1.30 of the Agreement is hereby deleted in its entirety and replaced with the following language:

“FTE Rate” means [**] dollars ($[**]) per FTE (or [**] dollars ($[**]) on a quarterly basis).

The FTE Rate will be reduced by [**] percent ([**]%) for any Research Program under or in connection with a Research Plan concerning a Pilot Target.

2.	The following new Section 1.46A shall be added to the Agreement:

“Optimized Antibody” means an antibody with proven binding activity against a Target that is (a) provided by Arsanis to Adimab for optimization and/or humanization pursuant to a Research Plan; (b) not a Program Antibody or a Program Benefited Antibody at the time it is provided to Adimab by Arsanis; and (c) optimized and/or humanized by Adimab for use against such Target pursuant to such Research Plan. For clarity, following optimization by Adimab an Optimized Antibody becomes a Program Antibody, and if Arsanis exercises its option in Section 3.2 with respect to an Optimized Antibody, then such Optimized Antibody shall also be a Licensed Antibody.

3.	Section 1.63 of the Agreement is hereby deleted in its entirety and replaced with the following language:

“Research Plan” means the research plan set forth in Exhibit C, or any research plan providing for a program of research that the Research Committee may finalize and the Parties approve in writing as provided for in Section 2.2. It is anticipated that there may ultimately be [**] Research Plans under the Collaboration, but the final number of Research Plans is not currently known. The Research Plan of Exhibit C is “Research Plan 1.” All subsequent Research Plans will be numbered consecutively. All Research Plans shall comply with the applicable requirements stated in Section 2.2. For the avoidance of doubt, a Research Plan may include the optimization and/or humanization by Adimab of antibodies that were not discovered by Adimab in order to develop Optimized Antibodies.

4.	Section 1.73 of the Agreement is hereby deleted in its entirety and replaced with the following language:

“Tail Period” means the [**] months beginning at the end of the Target Nomination Period.

5.	Section 1.74 of the Agreement is hereby deleted in its entirety and replaced with the following language:

“Target” means the disease-related biological target of interest to Arsanis that is specifically identified in Research Plan 1, or the disease-related biological target of interest to Arsanis that is specifically identified in any subsequent Research Plan. Different epitopes on or serotypes of the same molecule that is a biological target of interest will not be deemed to be different Targets, and Target shall be defined by reference to entire molecules rather than individual serotypes/epitopes (although activities may be focused on specific serotype/epitopes).

A Target shall be deemed a “Pilot Target” if either (i) it is the first Target under the Collaboration, following the Amendment Effective Date as defined in that certain “Amendment Number One To The Collaboration Agreement”, that is a carbohydrate; or (ii) the Parties mutually agree in writing to designate a particular Target as a Pilot Target. In all cases, for a Target to be deemed a Pilot Target, it must be clearly designated as such in the related Research Plan.

6.	Section 1.75 of the Agreement is hereby deleted in its entirety and replaced with the following language:

“Target Nomination Period” means the period beginning on the Start Date and ending on December 31, 2013. At any time within [**] days after the closing of an Arsanis Trade Sale, Adimab may terminate the Target Nomination Period upon [**] days’ prior written notice to Arsanis. Notwithstanding anything in Section 2.4(a) to the contrary, prior to the effective date of termination of the Target Nomination Period by Adimab as set forth above, Arsanis shall notify Adimab in writing of those Research Programs that Arsanis elects (in its sole discretion) to pursue during the Tail Period (or any portion thereof) and Adimab will provide Arsanis with a schedule of the FTE usage required by Adimab to complete such Research Programs.

7.	Section 4.4 of the Agreement is hereby deleted in its entirety and replaced with the following language:

Program Transaction Revenue Payments

(a) With respect to a Program Transaction in which rights are granted to one or more Licensed Antibodies and/or Products, none of which is, or is comprised of, an Optimized Antibody (or a modified or derivative form of an Optimized Antibody): Arsanis shall pay to Adimab: (i) [**] percent ([**]%) of all Program Transaction Revenue in connection with such a Program Transaction for which the Revenue Election is made (other than a Multi-Product Deal or Multi-Target Deal); (ii) [**] percent ([**]%) of Multi-Product Deal Program Transaction Revenue for such a Program Transaction that is a Multi-Product Deal for which the Revenue Election is made; and (iii) [**] percent ([**]%) of Multi-Target Deal Program Transaction Revenue for all Multi-Target Deals for which the Revenue Election is made.

(b) With respect to a Program Transaction in which rights are granted to Incensed Antibodies and/or Products that are, or are comprised of, only Optimized Antibodies (or modified or derivative forms of Optimized Antibodies), Arsanis shall pay to Adimab: (i) [**] percent ([**]%) of all Program Transaction Revenue in connection with such a Program Transaction for which the Revenue Election is made (other than Multi-Product Deals or Multi-Target Deals); (ii) [**] percent ([**]%) of Multi-Product Deal Program Transaction Revenue for such a Program Transaction that is a Multi-Product Deal for which the Revenue Election is made; and (iii) [**]percent ([**]%) of Multi-Target Deal Program Transaction Revenue for such a Program Transaction that is a Multi-Target Deal for which the Revenue Election is made.

(c) With respect to a Program Transactions in which rights are granted to both (i) one or more Licensed Antibodies and/or Products that are not, and are not comprised of, an Optimized Antibody and (ii) one or more Licensed Antibodies and/or Products that are, or are comprised of, Optimized Antibodies, then Arsanis shall pay to Adimab [**] percent ([**]%) of the Program Transaction Revenue allocated to Licensed Antibodies described in clause (c)(i) above and [**] percent ([**]%) of the Program Transaction Revenue allocated to Licensed Antibodies described in clause (c)(ii) above. Adimab and Arsanis will negotiate and endeavor to agree in good faith the allocation of Program Transaction Revenue to each such class of Lincensed Antibody within [**] days after the date of notice from Arsanis of such Program Transaction. If despite good faith efforts the Parties are unable to agree upon such allocation within such [**] day period, and Adimab has undergone an Adimab Change of Control prior to the Program Transaction, then Arsanis may request that a Third Party determine such allocation by baseball arbitration pursuant to Section 10.2(b). If despite good faith efforts the Parties are unable to agree upon such allocation within such [**] day period, and Adimab has not undergone an Adimab Change of Control prior to the Program Transaction, then Arsanis shall not have any right to refer the matter for dispute resolution or baseball arbitration under Section 10.2(b), and there shall be no reduction or adjustment to Program Transaction Revenue in the applicable Program Transaction for Licensed Antibodies and Products that are, or are comprised of, Optimized Antibodies.

(d) Each of the foregoing shall be subject to adjustment (if any) under Section 4.3(e) in the Combination Product circumstances in which it applies. The amounts due under this Section shall be payable on an ongoing basis within [**] days after the calendar month in which Program Transaction Revenue, Multi-Target Deal Program Transaction Revenue or Multi-Product Deal Program Transaction Revenue, as the case may be, is received.

8.	Section 4.5(a) of the Agreement is hereby deleted in its entirety and replaced with the following language:

(a) Royalty Rate for Products. Arsanis shall pay Adimab royalties at the rate of [**]percent ([**]%) of Net Sales of each Product that is not comprised of any Optimized Antibodies. Arsanis shall pay Adimab royalties at the rate of [**] percent ([**]%) of Net Sales of each Product, the Licensed Antibodies of which are all Optimized Antibodies. In each case such royalties are payable during the applicable Royalty Term, determined on a country-by-country and Product-by-Product basis in accordance with Section 4.5(b). In the case of a Product comprised of one or more Licensed Antibodies that are Optimized Antibodies and one or more Licensed Antibodies that are not Optimized Antibodies, the Parties will mutually agree on the applicable blended royalty rate (not to exceed [**] percent ([**]%)) in advance of First Commercial Sale of such Product, and if the Parties have failed to agree on such percentage in writing within [**] days after Arsanis in writing requests discussions, and Adimab has prior to such time undergone an Adimab Change of Control, then the percentage of Net Sales determined in baseball arbitration under Section 10.2(b). Arsanis shall have no right to refer the matter for dispute resolution or baseball arbitration under Section 10.2(b) unless Adimab has undergone an Adimab Change of Control prior to the First Commercial Sale of the applicable Product in the applicable country,

9.	Section 3.3(c)(i) of the Agreement is hereby amended by deleting the words “of [**] percent ([**]%)” and replacing them with “based on”.

10.	All other terms and conditions of the Agreement shall remain in full force and effect.

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IN WITNESS WHEREOF, the parties have by duly authorized persons executed this Agreement as of the date first written above.

ARSANIS, INC.:		ADIMAB, LLC:

Sign:	/s/ Jonathan Sheller	Sign:	/s/ Errick Anderson
Print Name: Jonathan Sheller		Print Name: Errik Anderson
Title: Director of Operations & Finance		Title: Chief Operating Officer
Dated: 02/11/2013		Date: 02/11/2013

AMENDMENT NUMBER TWO

TO THE

COLLABORATION AGREEMENT

THIS AMENDMENT NUMBER TWO (the “Amendment”) dated January 16, 2014 (the “Amendment Effective Date”) amends the COLLABORATION AGREEMENT (the “Agreement”) dated as of May 1, 2011 (the “Original Effective Date”), as amended, by and between ADIMAB, LLC, a Delaware limited liability company having an address at 7 Lucent Drive, Lebanon, NH 03766 (“Adimab”) and ARSANIS, INC., a Delaware corporation having an address at 7 Lucent Drive, Lebanon, NH 03766 (together with Arsanis Biosciences GmbH, an Austrian entity having an address at Helmut-Qualtinger-Gasse 2, Vienna, A-1030, Austria, collectively “Arsanis”). Capitalized terms used herein and not otherwise defined shall have the meanings ascribed to such words in the Agreement.

BACKGROUND

1.	The Parties wish to extend the Target Nomination Period for three months.

NOW, THEREFORE, in consideration of the foregoing premises and the mutual covenants set forth below, and for other good and valuable consideration, the receipt of which is hereby acknowledged, Adimab and Arsanis hereby agree as follows:

1.	Section 1.75 of the Agreement is hereby deleted in its entirety and replaced with the following language:

“Target Nomination Period” means the period beginning on the Start Date and ending on March 31, 2014. At any time within [**] days after the closing of an Arsanis Trade Sale, Adimab may terminate the Target Nomination Period upon [**] days’ prior written notice to Arsanis. Notwithstanding anything in Section 2.4(a) to the contrary, prior to the effective date of termination of the Target Nomination Period by Adimab as set forth above, Arsanis shall notify Adimab in writing of those Research Programs that Arsanis elects (in its sole discretion) to pursue during the Tail Period (or any portion thereof) and Adimab will provide Arsanis with a schedule of the FTE usage required by Adimab to complete such Research Programs.

2.	All other terms and conditions of the Agreement shall remain in full force and effect.

[remainder of page intentionally blank]

IN WITNESS WHEREOF, the Parties have by duly authorized persons executed this Agreement as of the date first written above.

ARSANIS, INC.:		ADIMAB, LLC:

Sign:	/s/ Eszter Nagy	Sign:	/s/ Errik Anderson
Print Name: Eszter Nagy		Print Name:	Errik Anderson
Title: CSO		Title:	COO
Dated: 01.16.2014		Date:	1-17-14

AMENDMENT NUMBER THREE

TO THE

COLLABORATION AGREEMENT

THIS AMENDMENT NUMBER THREE (the “Amendment”) dated January 22 2015 (the “Amendment Effective Date”) amends the COLLABORATION AGREEMENT (the “Agreement”) dated as of May 1, 2011 (the “Original Effective Date”), as amended, by and between Adimab, LLC, a Delaware limited liability company having an address at 7 Lucent Drive, Lebanon, NH 03766 (“Adimab”) and ARSANIS, INC., a Delaware corporation having an address at 7 Lucent Drive, Lebanon, NH 03766 (together with Arsanis Biosciences GmbH, an Austrian entity having an address at Helmut-Qualtinger-Gasse 2, Vienna, A-1030, Austria, collectively “Arsanis”). Capitalized terms used herein and not otherwise defined shall have the meanings ascribed to such words in the Agreement.

BACKGROUND

1. The Parties wish to open a new Target Nomination Period for the three months beginning January 1, 2015 and ending on March 31, 2015 (the “2015 Target Nomination Period”).

NOW, THEREFORE, in consideration of the foregoing premises and the mutual covenants set forth below, and for other good and valuable consideration, the receipt of which is hereby acknowledged, Adimab and Arsanis hereby agree as follows:

1.	The following new Section 1,75A is hereby added to the Agreement:

“2015 Target Nomination Period” means the period beginning on the January 1, 2015 and ending on March 31, 2015. At any gtime within [**] days after the closing of an Arsanis Trade Sale, Adimab may terminate the 2015 Target Nomination Period upon [**] days’ prior written notice to Arsanis. The 2015 Target Nomination Period shall be a Target Nomination for all purposes under this Agreement other than Section 2.4(a), which shall not apply to the 2015 Target Nomination Period. For clarity, the 2015 Target Nomination Period shall be followed by a Tail Period. No later than [**] prior to the expiration of the 2015 Target Nomination Period, Arsanis shall notify Adimab in writing of those Research Programs that Arsanis elects (in its sole discretion) to pursue during the Tail Period (or any portion thereof) and Adimab will provide Arsanis with a schedule of the FTE usage required by Adimab to complete such Research Programs. During the 2015 Target Nomination Period and the Tail Period Adimab will devote the number of FTEs required to complete such Research Programs, however, Adimab’s aggregate FTE commitment during the Tail Period shall not exceed [**] FTEs per year over such period taken as a whole unless agreed by the Parties in writing. Adimab shall not be required during the Target Nomination Period or during the Tail Period to devote any FTEs to performing Research Programs, other than FTEs funded by Arsanis under Section 4.2. In addition, the last sentence of Section 4.2(a) shall not apply to the 2015 Target Nomination Period,

2.	All other terms and conditions of the Agreement shall remain in full force and effect.

[remainder of page intentionally blank]

IN WITNESS WHEREOF, the Parties have by duly authorized persons executed this Agreement as of the date first written above.

ARSANIS, INC.:		ADIMAB, LLC:

Sign:	/s/ Eszter Nagy	Sign:	/s/ Tillman Gerngross
Print Name: Eszter Nagy		Print Name: Tillman Gerngross
Title: CSO		Title: CEO
Dated: 21.01.2015		Date: 1/22/2015

EXECUTION VERSION

AMENDMENT NUMBER FOUR

TO THE

COLLABORATION AGREEMENT

This Amendment Number Four to the Collaboration Agreement (the “Fourth Amendment”) is entered into on April 21, 2017 (the “Fourth Amendment Effective Date”) by and between Adimab, LLC, a Delaware limited liability company having an address at 7 Lucent Drive, Lebanon, NH 03766 (“Adimab”) and Arsanis, Inc., a Delaware corporation having an address at 890 Winter Street, Suite 230, Waltham, MA 02451 (together with Arsanis Biosciences GmbH, an Austrian entity having an address at Helmut-Qualtinger-Gasse 2, Vienna, A-1030, Austria, collectively, “Arsanis”).

BACKGROUND

A.	Arsanis and Adimab are the parties to a Collaboration Agreement dated as of May 1, 2011, as previously amended (as so amended, the “Original Agreement”);

B.	Substantially concurrently with the execution of this Fourth Amendment, Arsanis and the Bill & Melinda Gates Foundation (the “Foundation”) are entering into a letter agreement (the “Letter Agreement”) under which the Foundation obtains certain rights to the antibodies ASN-1, ASN-2 and ASN-3 (the “Antibodies”);

C.	The Antibodies are Program-Benefitted Antibodies for which Arsanis has timely exercised an Option under the Original Agreement; and

D.	Arsanis wishes to amend the Original Agreement as it applies to the Antibodies in order to permit Arsanis to enter into and perform under the Letter Agreement and other related agreements with the Foundation as contemplated thereunder (the “Foundation Program Transaction” as further defined below, which, for clarity, is a Program Transaction), and Adimab is willing to so amend the Original Agreement, all as set forth in this Fourth Amendment.

AGREEMENT

NOW, THEREFORE, in consideration of the foregoing premises and the mutual covenants set forth below, and for other good and valuable consideration, the receipt and sufficiency of which is hereby acknowledged, Adimab and Arsanis agree as follows:

1.	Effect of Amendment.

(a) Application to the Antibodies. Upon execution of this Fourth Amendment, the Original Agreement as amended by this Fourth Amendment will apply to the use of the Antibodies in connection with the Foundation Program Transaction but, for all other purposes, except as expressly stated in this Fourth Amendment, the Original Agreement will remain unchanged and in full force and effect. For avoidance of doubt, nothing in this Fourth Amendment affects (i) the application of the Original Agreement to any antibodies other than the Antibodies or (ii) the use of the Antibodies by Arsanis outside of the Foundation Program Transaction.

CONFIDENTIAL	Page 1 of 8

(b) Royalty Election. Arsanis hereby exercises the Royalty Election with respect to the Foundation Program Transaction.

2. Additional Definitions. The following additional definitions are added to the Original Agreement:

“1.81 Developing Countries” has the meaning given to it in the Letter Agreement. The Letter Agreement provides that Adimab’s consent is required for any change to the Developing Countries, such consent not to be unreasonably withheld.

1.82 “Foundation” means the Bill & Melinda Gates Foundation.

1.83 “Foundation Program Transaction” means the transactions contemplated by the Letter Agreement and the financing and other documents entered into by Arsanis and the Foundation substantially concurrently with the Letter Agreement.

1.84 “Foundation Selling Party” means Arsanis, its Affiliates, or their counterparties in the Foundation Program Transaction (including the Foundation, its designee(s), sublicensees, and Foundation-supported Entities and their respective Affiliates).

1.85 “Foundation-supported Entity” has the meaning given to it in the Letter Agreement.

1.86 “Global Access Commitment” means the rights, licenses and obligations of Arsanis and the Foundation under Section 3 of the Letter Agreement (including the rights, licenses and obligations of Arsanis and the Foundation under the grant and other agreements specifically contemplated thereby) with respect to the neonatal sepsis programs described therein. For clarity, the Global Access Commitment does not include any commitment for Adimab to provide services or to grant a license or transfer of Adimab Platform/Core Technology beyond what is contained in Article 3 of the Original Agreement prior the Fourth Amendment Effective Date set forth the Fourth Amendment to this Agreement.

1.87 “Letter Agreement” means the letter agreement between Arsanis and the Foundation dated April 24, 2017.

CONFIDENTIAL	Page 2 of 8

1.88 “NGO Sales” means sales and dispositions of Products by or on behalf of the Foundation Selling Parties in fulfillment of the Global Access Commitments to the extent that the gross amounts invoiced and the fair market value of non-cash consideration received by the Foundation Selling Parties for such sales and dispositions of Products does not exceed the Foundation Selling Party’s recognized cost of goods sold as calculated in accordance with the Foundation Selling Party’s usual and customary accounting methods, which are in accordance with GAAP. For clarity, to the extent that the gross amounts invoiced and the fair market value of non-cash consideration received by the Foundation Selling Parties for sales and dispositions of Products in fulfillment of the Global Access Commitment exceed such recognized cost of goods in the foregoing sentence, the amount of such excess shall be included in the calculation of “Foundation Program Transaction Net Sales” (and shall not be considered “NGO Sales”).

3. New Foundation Program Transaction Net Sales Definition. The following new Section 1.43A is added to the Original Agreement:

1.43A “Foundation Program Transaction Net Sales means the gross amount invoiced by a Foundation Selling Party for the sale, transfer or other disposition of Product to Third Parties other than a Foundation Selling Party (in final form for end use or in whatever form is sold to Third Parties who are not Program Transaction counterparties, Foundation Selling Parties, or their respective Affiliates, to the extent such sales are not NGO Sales, less any of the following applicable deductions to the extent actually granted and included in the invoiced amounts:

(a) normal, customary trade discounts (including volume discounts), credits, chargebacks, rebates, and allowances and adjustments for rejections, recalls, outdated products, and returns, in each case whether voluntary or required;

(b) freight, shipping, and insurance;

(c) sales, use, excise, value-added and similar customs, taxes, tariffs or duties and other governmental charges imposed on such sale, transfer, or other disposition (but in no case taxes on income);

(d) credits actually given or allowances actually made for wastage replacement, Medicare/Medicaid rebates, indigent patient and similar programs to provide Product for free; or

(e) amounts written off by reason of uncollectible debt solely with respect to payments payable for Product to the extent consistent with Accounting Standards, as determined on a country-by-country basis, but such deduction for uncollectible debt shall not to exceed [**] percent ([**]%) of gross amounts invoiced country-by-country in any twelve (12) month period.

CONFIDENTIAL	Page 3 of 8

Even if there is overlap between any of deductions (a)—(i), each individual item shall only be deducted once in each Foundation Program Transaction Net Sales calculation.

Foundation Program Transaction Net Sales calculated as described above shall be adjusted for Combination Products, as provided in Section 4.5(c). The same adjustment shall be applied to product bundles (in the countries where bundling is permitted under anti-trust law, if any).

Foundation Program Transaction Net Sales excludes amounts from sales or other dispositions of Product between Arsanis and any of its Affiliates, and other Foundation Selling Parties, solely to the extent that such entity purchasing a Product either (a) resells such Product to another Third Party not Affiliated with any of them and such resale is included in Foundation Program Transaction Net Sales, or (b) the quantities are for use to be provided free to patients in a Product clinical trial.

NGO Sales are not (except to the extent set forth in Section 1.88 (NGO Sales)) sales or other dispositions of Products for purposes of this definition of “Foundation Program Transaction Net Sales” or for purposes of Article 4 (Financial Terms) hereof. For clarity, sale of a Product by a Foundation Selling Party to another Foundation Selling Party at a price that does not exceed the Foundation Selling Party’s recognized cost of goods sold as calculated in accordance with the Foundation Selling Party’s usual and customary accounting methods, which are in accordance with GAAP, for resale by such entity to a Third Party (other than a Foundation Selling Party) shall not be deemed a sale for purposes of this definition of “Foundation Program Transaction Net Sales”; provided, however, that the first sale thereafter by a Foundation Selling Party to a Third Party (other than a Foundation Selling Party) shall be included in the computation of Foundation Program Transaction Net Sales. If a Foundation Selling Party sells or disposes of a Product to a Third Party (other than a Foundation Selling Party) in a country in a transaction that is not an arm’s-length sale (defined below), the gross amount invoiced for such Product for purposes of calculating Foundation Program Transaction Net Sales for such transaction shall be deemed to equal the weighted (by sales volume) average sale price of such Product in such country to arm’s-length purchasers during the calendar quarter in which such sale or disposition occurs. For purposes of the foregoing, an “arm’s-length sale” is a sale of Product solely for cash consideration to a Third Party that is unaffiliated with the Foundation Selling Party.”

CONFIDENTIAL	Page 4 of 8

4. New Section 4.5(f). The following new Section 4.5(f) is added to the Original Agreement:

(f) Application to Foundation Program Transaction. Notwithstanding anything to the contrary in this Section 4.5 and elsewhere in this Agreement, (i) any royalties due to Adimab resulting from sales and dispositions of Products in the course of the Foundation Program Transaction will be calculated using Section 1.43A (Foundation Program Transaction Net Sales) instead of Section 1.43 (Net Sales), and (ii) with regard to such sales and dispositions of Products only, all references in this Agreement to “Net Sales” shall be deemed to refer to “Foundation Program Transaction Net Sales”. In addition, for the sake of convenience and efficiency, if requested by the Foundation and Arsanis, Adimab may allow the Foundation, its designee(s), sublicensees or Foundation-supported entities or their respective Affiliates to pay directly to Adimab any royalty owed to Adimab as a result of sales made by a Foundation Selling Party; provided, however, that in the event such payment is less than what would be due to Adimab under this Agreement, then Arsanis shall promptly pay the difference directly to Adimab.

5. Pass-Through Obligations.

(a) Notwithstanding anything to the contrary in the Original Agreement, (including, without limitation, Sections 3.3, 4.10, 4.11 and 8.2 of the Original Agreement), and except as provided in Section 5(b), Arsanis will not be required to (x) impose on the Foundation, or (y) impose on, or require the Foundation or any Foundation-supported Entity to impose on, any Third Party to which the Foundation grants a sublicense under the rights to the Antibodies granted by Arsanis to the Foundation under the Letter Agreement to conduct activities in furtherance of the sale or other distribution of Products in the Developing Countries (each, a “Qualified Sublicensee,” and any sublicense described in this Section 5(a), a “Qualified Sublicense”) any:

(i) restriction or limit the identity or form of the sublicensee;

(ii) any royalty or financial obligations other than the [**]% royalty specified in the Original Agreement as amended by this Fourth Amendment (to the extent such royalty is applicable);

(iii) obligation on the Foundation to be responsible for the acts or omissions of any sublicensee of any tier, including for breach of the sublicense agreement or otherwise;

CONFIDENTIAL	Page 5 of 8

(iv) requirement that a sublicensee grant intellectual property rights or licenses to Adimab or Arsanis (except with respect to improvements to the Adimab platform intellectual property);

(v) obligation on the Foundation to indemnify or defend Adimab or Arsanis for its own acts or for acts or omissions of sublicensees of any tier; or

(vi) obligation to permit an audit of the Foundation’s records.

(b) Notwithstanding anything to the contrary in Section 5(a) of this Fourth Amendment, if in any Qualified Sublicense or any other sublicense the Foundation grants to its sublicensee rights to conduct activities in furtherance of the sale or other distribution of Products for the benefit of patients outside the Developing Countries, Arsanis will require that all applicable obligations of the Original Agreement as amended by this Fourth Amendment (including, without limitation, Sections 3.3, 4.10, 4.11 and 8.2 of the Original Agreement) that are required to be imposed on sublicensees under the Original Agreement apply to the extent that such sublicensee is exercising its rights in furtherance of the sale or other distribution of Products outside the Developing Countries, but only to the extent required under the Original Agreement as amended by this Fourth Amendment without regard to Section 5(a) of this Fourth Amendment.

(c) Notwithstanding anything to the contrary in Section 5(a) of this Fourth Amendment, Arsanis will ensure that any sublicense granted by the Foundation will (i) provide the Foundation with the right to terminate the sublicensee’s rights to any rights covered by the Adimab Agreement granted under the sublicense for uncured material breach of the sublicense agreement as it pertains to those rights, and (ii) state that both Adimab and Arsanis are intended third party beneficiaries of the relevant terms of the sublicense agreement that affect or relate to any rights or obligations under the Adimab Agreement, as the case may be, including without limitation with respect to indemnification, with the right to enforce those terms, and including without limitation the right to enforce the termination of the sublicense; provided that, to the extent the sublicense includes rights other than rights covered by the Adimab Agreement, such termination will not apply to such other rights and neither Adimab nor Arsanis will be entitled to enforce any termination of such rights. Further, and notwithstanding anything to the contrary in Section 5(a), Arsanis will require the Foundation to impose on Qualified Sublicensees the indemnification and audit obligations required under the Original Agreement as amended by this Fourth Amendment without regard to Sections 5(a) or 5(b) of this Fourth Amendment, to which Arsanis and Adimab will be third party beneficiaries.

(d) At the request of Arsanis, Adimab will use good faith and reasonable efforts to work with Arsanis and the Foundation to help ensure that the sublicenses can be used for the achievement of the Charitable Purpose (as that term is defined in the Letter Agreement) without undue restrictions, including considering in good faith waivers or consents to under the Original Agreement as amend by this Fourth Amendment.

(e) For clarity, none of the foregoing modifies or waives Arsanis’ obligation to indemnify Adimab pursuant to Section 8.2 of the Original Agreement with respect to the acts and omissions of the Foundation and the Foundation’s sublicensees.

CONFIDENTIAL	Page 6 of 8

6. Publication. Section 6.8 (Publication) of the Original Agreement is deleted in its entirety and replaced with the following:

“6.8 Publication. Arsanis may publish or present the results of the Collaboration and/or the results of evaluation of Licensed Antibodies (including during the applicable Option Terms), in each case solely with respect to Licensed Antibodies and/or their Target(s). If such publication or presentation contains Adimab’s Confidential Information, Arsanis shall submit such publication or presentation for prior review and approval by Adimab for patentability and protection of Adimab’s Confidential Information as provided in this Section 6.8 (and subject to Section 6.2). Arsanis may not proceed with such publications or presentations containing Adimab’s Confidential Information unless approved of in advance in writing by Adimab in its sole discretion. Arsanis will provide to Adimab the opportunity to review any proposed abstracts, manuscripts or summaries of presentations that contain Adimab’s Confidential Information. Adimab will designate a person or persons who will be responsible for reviewing such publications. Such designated person will respond in writing promptly and in no event later than [**] days after receipt of the proposed material with either approval of the proposed material or a specific statement of concern, based upon either the need to seek patent protection or delete Adimab Confidential Information or concern regarding competitive disadvantage arising from the proposal. In the event of concern, Arsanis agrees not to submit such publication or to make such presentation that contains Adimab’s Confidential Information until Adimab is given a reasonable period of time (not to exceed [**] days) to seek patent protection for any material in such publication or presentation that it believes is patentable and that it has the right to patent, or to resolve any other issues, and Arsanis will remove from such proposed publication any Confidential Information of Adimab as requested by Adimab.”

7. Non-Terminable License to Foundation. Notwithstanding anything to the contrary in the Original Agreement, Arsanis may grant to the Foundation a non-terminable, perpetual, irrevocable license or sublicense under the rights covered by the Original Agreement; provided that, (a) neither the Foundation nor any Foundation-supported Entity has the right to grant a non-terminable sublicense of such rights to any third party, and (b) each such sublicense meets the requirements set forth in Section 5 of this Fourth Amendment including, but not limited to, terms meeting the requirements of Section 5(c) of this Fourth Amendment.

8. Capitalized Terms. Capitalized terms used in this Fourth Amendment and not otherwise defined in this Fourth Amendment have the meanings ascribed to them in the Original Agreement.

CONFIDENTIAL	Page 7 of 8

IN WITNESS WHEREOF, the Parties have by duly authorized persons executed this Fourth Amendment to be effective as of the Fourth Amendment Effective Date.

“Arsanis” Arsanis, Inc.		“Adimab” Adimab, LLC

By:	/s/ Michael P. Gray	By:	/s/ Tillman Gerngross
Name:	Michael P. Gray	Name:	Tillman Gerngross
Title:	CFO/CBO	Title:	CEO

CONFIDENTIAL	Page 8 of 8

Arsanis Biosciences GmbH, Helmut-Qualtinger-Gasse 2, 1-1030 Vienna, Austria

Adimab, Inc

16 Cavendish Court

Lebanon, NH 03766

Att:	CEO

28 May 2013

Dear Dr Gerngross,

Re: Adimab LLC / Arsanis Inc Agreement dated 1st May 2011: Trigger of license option for the antibodies developed by Adimab for the Arsanis Staphylococcus aureus program, first antigen.

As provided for in section 3.2 of the above Collaboration Agreement, Arsanis requests to trigger the exclusive option to obtain the licenses and assignment of corresponding Antibody Sequences for antibodies delivered to Arsanis by Adimab under the Staphylococcus aureus program. These antibodies are listed according to target antigen in the following appended tables.

Yours sincerely,

/s/ Eszter Nagy

Dr Eszter Nagy Co-founder and CSO, Arsanis Biosciences Inc Managing Director, Arsanis Biosciences GmbH

Read and confirmed by:

/s/ Tillman Gerngross

Dr Tillman Gerngross CEO Adimab Inc

Arsanis Biosciences GmbH, Marxbox, Helmut-Qualtinger-Gasse 2, A-1030 Vienna, Austria

FB-Nr. 354305 M - HG Wien; ATU66221625

Tel.:+43 1 799 0117; E-mail: office@arsanis.com; Internet: www.arsanis.com

Page | 1 of 5

Confidential Materials omitted and filed separately with the Securities and Exchange Commission. A total of 4 pages were omitted. [**]

Page | 5 of 5

Arsanis Biosciences GmbH, Helmut-Qualtinger-Gasse 2, A-1030 Vienna, Austria

Adimab, Inc

7 Lucent Drive

Lebanon, NH 03766

Att:	CEO

29 January 2014

Dear Dr Gerngross,

Re: Adimab LLC / Arsanis Inc Agreement dated 1st May 2011: Trigger of license option for the antibodies developed by Adimab for the Arsanis Staphylococcus aureus program, second antigen: [**].

As provided for in section 3.2 of the above Collaboration Agreement, Arsanis requests to trigger the exclusive option to obtain the licenses and assignment of corresponding Antibody Sequences for antibodies delivered to Arsanis by Adimab under the Staphylococcus aureus program for [**]. These antibodies are listed according to target antigen in the following appended tables.

Yours sincerely,

/s/ Eszter Nagy

Dr Eszter Nagy Co-founder and CSO, Arsanis Inc Managing Director, Arsanis Biosciences GmbH

Read and confirmed by:

/s/ Tillman Gerngross

Dr Tillman Gerngross CEO Adimab Inc

Arsanis Biosciences GmbH, Marxbox, Helmut-Qualtinger-Gasse 2, A-1030 Vienna, Austria

FB-Nr. 354305 M - HG Wien; ATU66221625

Tel.:+43 1 799 0117; E-mail: office@arsanis.com; Internet: www.arsanis.com

Page | 1 of 3

Confidential Materials omitted and filed separately with the Securities and Exchange Commission. A total of 2 pages were omitted. [**]

Page | 2 of 3

Arsanis Biosciences GmbH, Helmut-Qualtinger-Gasse 2, 1-1030 Vienna, Austria

Adimab, Inc

16 Cavendish Court

Lebanon, NH 03766

Att:	CEO

24rd April 2014

Dear Dr Gerngross,

Re: Adimab LLC / Arsanis Inc Agreement dated 1st May 2011: Trigger of license option for the antibodies developed by Adimab for the Arsanis Staphylococcus aureus program, third antigen: [**].

As provided for in section 3.2 of the above Collaboration Agreement, Arsanis requests to trigger the exclusive option to obtain the licenses and assignment of corresponding Antibody Sequences for antibodies delivered to Arsanis by Adimab under the Staphylococcus aureus program for [**]. These antibodies are listed according to target antigen in the following appended tables.

Yours sincerely,

/s/ Eszter Nagy

Dr Eszter Nagy Co-founder and CSO, Arsanis Inc Managing Director, Arsanis Biosciences GmbH

Read and confirmed by:

/s/ Tillman Gerngross

Dr Tillman Gerngross CEO Adimab Inc

Arsanis Biosciences GmbH, Marxbox, Helmut-Qualtinger-Gasse 2, A-1030 Vienna, Austria

FB-Nr. 354305 M - HG Wien; ATU66221625

Tel.:+43 1 799 0117; E-mail: office@arsanis.com; Internet: www.arsanis.com

Page | 1 of 3

Confidential Materials omitted and filed separately with the Securities and Exchange Commission. A total of 2 pages were omitted. [**]

Page | 3 of 3